As filed with the Securities and Exchange Commission on November 17, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FBR CAPITAL MARKETS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Virginia	6211	20-5164223
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1001 Nineteenth Street North, 18th Floor

Arlington, Virginia 22209

(703) 312-9500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William J. Ginivan

Senior Vice President and General Counsel

FBR Capital Markets Corporation

1001 Nineteenth Street North, 18th Floor

Arlington, Virginia 22209

(703) 469-1140

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Daniel M. LeBey, Esq.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

(804) 788-8200

(804) 788-8218 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $.001 par value per share	$309,000,000	$33,063

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Although our common stock is eligible for reporting in The PORTAL MarketSM, as of the date of this registration statement, no sales have been reported in The PORTAL MarketSM. The last sale of our common stock of which we are aware occurred on July 20, 2006, at a price of $15.00 per share.
(2)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell the securities described in this document until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED NOVEMBER 17, 2006

PROSPECTUS

FBR Capital Markets Corporation

20,600,000 Shares of Common Stock

We are a full-service investment banking, institutional brokerage and asset management firm with a customer-focused and innovative approach to our clients’ needs. We are a taxable REIT subsidiary of Friedman, Billings, Ramsey Group, Inc. We were formed in June 2006 to be the holding company for Friedman, Billings, Ramsey & Co., Inc. and certain of its affiliates. Friedman, Billings, Ramsey Group, Inc. is a real estate investment trust, or REIT, listed on the New York Stock Exchange, or NYSE, under the ticker symbol “FBR.” As of the date of this prospectus, Friedman, Billings, Ramsey Group, Inc. beneficially owns approximately 71.9% of the outstanding shares of our common stock.

This prospectus covers the resale of up to 20,600,000 shares of our common stock, including up to 2,600,000 shares that are issuable upon exercise of outstanding options previously granted to two affiliates of Crestview Partners, a New York-based private equity firm, that the selling shareholders named in this prospectus may offer for sale from time to time following the effective date of the registration statement of which this prospectus is a part. We are registering these shares of common stock to provide the selling shareholders with freely tradable shares. However, registration of the shares of common stock does not necessarily mean that the selling shareholders will offer or sell any of the shares. We are not offering for sale any shares of our common stock in the registration statement of which this prospectus is a part. We are filing the registration statement pursuant to contractual obligations that exist with the selling shareholders.

The selling shareholders from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the name of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement that will accompany this prospectus. A prospectus supplement also may add, update or change information contained in this prospectus.

No public market currently exists for our common stock. Our common stock is not currently listed on any national securities exchange or market system. However, in connection with our private offering in July 2006, our common stock became eligible for reporting on The PORTAL MarketSM, or PORTAL, a subsidiary of the NASDAQ Stock Market, Inc., or Nasdaq. As of the date of this prospectus, no sales of our common stock have been reported on The PORTAL Market.

We will not receive any proceeds from sales of our shares of common stock by the selling shareholders, but we will incur expenses in connection with the registration of these shares.

We intend to apply to have our common stock listed on the NASDAQ Global Market, or Nasdaq, under the symbol “            .”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 14 of this prospectus for a discussion of those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2006.

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us, the selling shareholders or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the information set forth in this prospectus or in the affairs of our company since the date hereof.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before making an investment in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, “we,” “us” and “our” refer to FBR Capital Markets Corporation and its subsidiaries, including Friedman, Billings, Ramsey & Co., Inc., which we sometimes refer to as “FBR & Co.,” Friedman, Billings, Ramsey Investment Management, Inc., which we sometimes refer to as “FBRIM,” FBR Fund Advisers, Inc., which we sometimes refer to as “FBR Fund Advisers,” and Friedman, Billings, Ramsey International, Ltd., which we sometimes refer to as “FBRIL.” Except where the context suggests otherwise, “FBR Group” refers to Friedman, Billings, Ramsey Group, Inc. and its subsidiaries, including us, FBR & Co., FBRIM, FBR Fund Advisers and FBRIL. Unless indicated otherwise, the data in this prospectus with respect to rankings within the investment banking industry have been obtained from Dealogic, an independent information provider to the investment banking industry.

Overview

We are a full-service investment banking, institutional brokerage and asset management firm with a customer-focused and innovative approach to our clients’ needs. In addition, we make merchant banking investments with our own capital. In the 17 years since our founding, we have grown from a boutique investment bank with primary expertise in financial institutions into a leading U.S. investment bank with broad industry coverage which includes consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and technology, media and telecommunications, or TMT.

For the year ended December 31, 2005, we were ranked the number one book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings on a combined basis. During 2005, we also were ranked as the number one book-running manager for U.S. issuers of common stock with market capitalizations of less than $1 billion. Additionally, for the one-, two- and three-year periods ending December 31, 2005, we ranked as the number one book-running manager on a gross fee per capital raising transaction basis and on a net revenue per capital raising transaction basis. We are currently a leading underwriter in the financial services, real estate, insurance and energy sectors. Using the same expertise and discipline that led to our successes in these sectors, we believe we will grow our existing equity underwriting franchises in consumer, diversified industrials, healthcare and TMT, to develop leading positions in those core sectors as well.

We believe two fundamental characteristics of our firm have contributed meaningfully to our success:

•	Our highly effective, differentiated distribution capability based on long-standing relationships with a broad cross-section of institutional capital markets clients; and

•	Adherence to a highly disciplined analytical underwriting process that is the basis for the investment banking advice we provide our corporate clients.

For the five-year period ending September 30, 2006, we raised approximately $51.8 billion in equity for our clients and completed approximately $5.2 billion of merger and acquisition, or M&A, transactions. Our eight core sectors represented approximately 87% of all U.S. equity capital raised and equity securities traded in the United States in 2005.

We are committed to the success of our clients and shareholders, and have focused our business on providing:

•	Capital raising services, including underwriting and placement of public and private equity and debt;

•	Strategic advisory services, including M&A advisory services, restructuring and strategic alternative assessment and implementation services;

•	Institutional sales and trading services, where we seek to bring significant value to institutional investors as a result of our detailed understanding of the market for securities of our corporate clients in our core sectors;

•	Research coverage through which we communicate our unique perspectives and in-depth knowledge to our clients;

•	Asset management services through a group of proprietary mutual funds, private equity funds, hedge funds and funds of funds, and private wealth management services to high net worth individuals, families, foundations, pension funds, endowments and other private entities; and

•	Proprietary investment returns to our shareholders through merchant banking and other strategic direct investments that we make utilizing our own capital.

In July 2006, we completed a private offering of our common stock and a concurrent private placement of our common stock to two affiliates of Crestview Partners, a New York-based private equity firm, which we refer to as Crestview. We collectively refer to these two concurrent transactions as our 2006 private offering. The net proceeds to us from our 2006 private offering, after deducting the placement fee payable to an affiliate of Crestview with respect to the shares purchased by the Crestview affiliates and offering expenses payable by us, was approximately $259.7 million. We have invested the net proceeds resulting from our 2006 private offering in short-term marketable securities, including mortgage securities, pending implementation of the long-term growth strategy of our investment banking and asset management businesses.

Our Strategy and Growth Opportunities

Our strategy is to foster and maintain relationships with our corporate clients by serving their capital and advisory needs, beginning with their initial access to the institutional capital markets and continuing through their existence as a public company, and to provide insight from our knowledgeable institutional brokerage team to investors active in our core sectors.

We believe that we are positioned to expand our business by pursuing a number of the following initiatives:

•	Undertake new merchant banking activities to capitalize on our proprietary investment opportunities, enabling our shareholders to participate in the potential growth and value creation of our corporate clients;

•	Further build out key investment banking industry groups and expand our investment banking team in our London subsidiary;

•	Opportunistically invest in or acquire businesses with strengths in identified strategic sectors such as M&A advisory, fixed income capital markets and private wealth management;

•	Invest seed capital in new and existing alternative investment vehicles in order to grow our alternative assets under management; and

•	Add new institutional brokers and additional capital to our sales and trading businesses in order to further expand our secondary trading market share.

Our Competitive Strengths

We believe the following factors favorably differentiate us from our competitors and position us for future growth:

•	Detailed industry knowledge in our core sectors combined with capital markets expertise and in-depth research coverage;

•	Creative problem solving capability combined with the capacity to react quickly when needed in order to meet the demands of the rapidly changing marketplace;

•	Significant senior level involvement with corporate and investor clients;

•	An investment banking business focused on middle market companies but with lead-managing capital markets capabilities typically associated with much larger firms; and

•	Strong relationships with both investment banking clients and institutional investors and a solid track record of success that has been developed over a period of nearly two decades.

We believe that an important new strength of our company will be our relationship with Crestview, a New York-based private equity firm, whose senior members have extensive experience and relationships in the investment banking and private equity industries. Crestview brings an independent perspective and strategic insight to our board of directors which we believe will add significant value to our business.

Our Principal Businesses

Our business comprises the following four business lines: (i) investment banking, (ii) research and institutional brokerage, (iii) asset management and private wealth and (iv) merchant banking.

Investment Banking

Our investment banking professionals, backed by their industry knowledge and our strong distribution platform, seek to establish and maintain relationships with our corporate clients and to provide them with capital raising and strategic advisory services across our core sectors.

Capital Raising. We have developed a strong market presence, primarily in a lead-managing role, as a top-tier underwriter of equity securities in the United States. We maintain dominant market share in the Rule 144A equity market as a function of our distribution capability and experienced, client-focused investment bankers. During 2005, we were the lead or sole book-running manager of 40 equity offerings and co-managed 33 other equity offerings, raising proceeds of approximately $18.6 billion. During the first nine months of 2006, we lead-managed 20 equity offerings and co-managed 9 other equity offerings, raising aggregate proceeds of approximately $7.4 billion.

Strategic Advisory Services. Our strategic advisory practice builds on our capital markets expertise and focuses on assisting clients to assess strategic alternatives, including advice on M&A, mutual conversions, financial restructuring, and strategic partnering transactions. In addition, we provide valuation advice, fairness opinions, market comparable valuation analysis, advice on dividend policies, evaluations of stock repurchase programs, and other advice and services as appropriate.

Research and Institutional Brokerage

We focus on providing research and institutional sales and trading services to equity and high-yield investors in the United States, Europe and elsewhere. We execute securities transactions for institutional investors such as banks, mutual funds, insurance companies, hedge funds, money managers and pension and profit-sharing plans. Institutional investors normally purchase and sell securities in large quantities, which requires the special market making and trading expertise that we provide.

Institutional Brokerage. Our institutional brokerage professionals are distinguished by their in-depth understanding of the companies and industries in which we focus. Our traders and salespeople are required to develop detailed knowledge and relationships and strive to consistently provide exceptional trade execution and sales and trading services to our client base of more than 700 institutional investor accounts. Many of our institutional clients have been long-standing investors in transactions that we have brought to the capital markets and have continued a close relationship with us as they have grown in size and assets under management.

Research. Our dedication to research dates from our formation in 1989 as a research and trading firm. We understand the importance of research and the role quality research plays in the institutional brokerage process, particularly for accounts that do not maintain a large in-house research team. Our research analysts perform independent research on approximately 600 companies to help our clients understand the dynamics that drive the sectors and companies they cover. We seek to differentiate ourselves through originality of perspective, depth of insight and our ability to uncover industry trends. Our unique viewpoint has helped us develop relationships with investor clients in both our primary distribution and secondary trading businesses.

Asset Management

Our asset management services include private wealth advisory services, private investment partnerships and mutual funds. We seek to leverage our firm’s intellectual capital and the expertise of our portfolio managers to develop and implement investment strategies on behalf of institutional and high net worth investors who have entrusted us with the management of their assets.

We provide private wealth advisory services, including access to our proprietary asset management products, institutional research and new securities issuances, to high net worth individuals and families through FBRIM, an SEC registered adviser. Total gross assets under management were $2.4 billion as of September 30, 2006.

Merchant Banking

We believe our ability to invest alongside our investor clients enables us to build significant value for our shareholders. Historically, merchant banking investments have been made by our parent company, FBR Group. Upon completion of our 2006 private offering, we began evaluating merchant banking investments alongside FBR Group in potential or existing investment banking clients of our company. These investments will be made through a wholly-owned merchant banking subsidiary that we intend to form. We intend to allocate each merchant banking investment opportunity 50% to FBR Group and 50% to us, subject to the approval of each of our investment committees and, in the case of FBR Group, maintaining its REIT qualification, and in the case of both FBR Group and our company, maintaining our respective exemptions from the registration requirements of the Investment Company Act of 1940, as amended, or the 1940 Act. Potential investment types include preferred or common equity, senior secured and mezzanine loans and interests in proprietary funds. The availability of our deep industry knowledge and research combined with our capability to provide expedited execution utilizing flexible structures has historically enabled us to provide substantial returns on our invested capital. For the five years ended September 30, 2006, FBR Group’s merchant banking investment strategy has generated an internal rate of return of more than 15% on invested capital. We intend to be long-term investors but typically do not intend to control the companies in which we invest. In most cases, we intend to hold our merchant banking investments for greater than 12 months. FBR Group’s merchant banking group has invested approximately $535 million in 36 investment banking client companies since January 1, 2001. Investment banking fees associated with the offerings in which FBR Group invested its own capital totaled approximately $490 million during this period.

Our Formation Transactions and Structure

We were formed as a Virginia corporation in June 2006. On June 9, 2006, FBR TRS Holdings purchased 1,000 shares of our common stock for $0.10 per share. Prior to completion of our 2006 private offering, we entered into a contribution agreement with FBR TRS Holdings pursuant to which FBR TRS Holdings contributed to us 100% of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. in exchange for the issuance of 45,999,000 shares of our common stock. Prior to the contribution transactions and the completion of our 2006 private offering, FBR & Co. and certain of its affiliates paid dividends of approximately $20.0 million in the aggregate, consisting of approximately $14.0 million in cash and approximately $6.0 million in investment securities, to FBR TRS Holdings. On July 20, 2006, we completed our 2006 private offering and sold an aggregate of 18,000,000 shares of our common stock to investors in our 2006 private offering, including the shares sold to Crestview. The following chart illustrates the structure and ownership of our company as of September 30, 2006.

(1)	Does not include 2,600,000 shares of common stock issuable upon exercise of outstanding options granted to Crestview upon completion of our 2006 private offering.
(2)	Our merchant banking subsidiary will be formed prior to the effective date of the registration statement of which this prospectus is a part.

Our Relationship with Friedman, Billings, Ramsey Group, Inc.

As of the date of this prospectus, FBR Group beneficially owns approximately 71.9% of the outstanding shares of our common stock. All of our executive officers, three of whom also serve on our board of directors, are also executive officers of FBR Group.

As part of our 2006 private offering, we entered into the inter-company agreements and other arrangements with FBR Group discussed below.

•	Corporate Agreement. We entered into a corporate agreement with FBR Group pursuant to which, among other things, we granted to FBR Group a continuing option to purchase, through FBR TRS Holdings, additional shares of our common stock. Any exercise of this option must occur simultaneously with the issuance by us of any additional shares of our common stock on the same terms as such issuance, but only to the extent necessary to permit FBR Group to maintain its then-existing beneficial ownership percentage of our common stock. This option is not exercisable upon the issuance of stock in connection with employee compensation. FBR Group has agreed in the corporate agreement to indemnify us against any and all liabilities and claims relating to the businesses that were contributed to us prior to completion of our 2006 private offering and that arise out of actions or events that occurred prior to such contribution. FBR Group’s agreement to indemnify us includes indemnification for claims related to existing litigation to which we are a party. The corporate agreement will terminate in the event FBR Group beneficially owns less than 40% of our then-outstanding common stock, except that the indemnification and contribution provisions will survive the termination.

•	Management Services Agreement. We entered into a management services agreement with FBR Group pursuant to which FBR Group has agreed to provide us with our executive management team. Pursuant to this agreement, we have agreed to pay FBR Group an annual amount equal to 8.0% of the pre-tax earnings of our company, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. All amounts payable to FBR Group will be allocated to FBR Group’s executive bonus pool under its Key Employee Incentive Plan and represent our share of the executives’ bonus pool. FBR Group pays annual bonuses out of this pool to certain key employees of FBR Group, including all of the members of our executive management team, three of whom are members of our board of directors. The initial term of the management services agreement will expire on December 31, 2007. The term of this agreement, however, automatically extends for an additional one-year period on each December 31, unless we or FBR Group give the other party to the management services agreement 90 days’ prior written notice that its term will not be extended. We and FBR Group may, from time to time, agree to modify the terms of the management services agreement. We have the right to terminate the management services agreement, subject to certain conditions, upon our execution of a definitive agreement and plan of merger, stock purchase agreement, asset purchase agreement or similar definitive agreement providing for the merger, share exchange, consolidation, sale of all or substantially all of our issued and outstanding capital stock or assets or other business combination transaction that results in a change in control of our company or our business.

•	Services Agreement. We entered into a services agreement with FBR Group pursuant to which we have agreed to provide, or cause one or more of our subsidiaries to provide, to FBR Group the following services:

•	government and corporate affairs services;

•	human resources services;

•	treasury services, including insurance services;

•	financial communications and investor relations services;

•	marketing and media communication services;

•	financial, reporting, research and ledger services;

•	corporate planning and analysis services;

•	risk management services;

•	internal auditing services;

•	information technology services;

•	legal and corporate secretary services;

•	travel, building and conference services; and

•	tax services.

In addition, we also agreed to perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group, certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees. Under the same services agreement, FBR Group has agreed to provide, or causes to be provided, to us the following services:

•	corporate business development services; and

•	asset management services for merchant banking and other principal investments.

Our company and FBR Group each has the right to terminate any or all of the services under the services agreement by giving the other party written notice at least 12 months in advance of termination. FBR Group has agreed to provide us with reasonable assistance to make an orderly transition to other service providers upon the termination of the services agreement.

•	Trademark License Agreement. We entered into a trademark license agreement with FBR Group, pursuant to which FBR Group granted to us a non-exclusive, royalty-free license to use the names “Friedman Billings Ramsey” and “FBR” and the related trademarks in the operation of our business. Under this agreement, we have the right to use on a royalty-free basis the “Friedman Billings Ramsey” and “FBR” names and related trademarks for so long as FBR Group beneficially owns at least 5% of our outstanding capital stock.

•	Tax Sharing Agreement. We entered into a tax sharing agreement with FBR TRS Holdings, Inc., which we refer to as FBR TRS Holdings, with respect to tax periods ending prior to the completion of our 2006 private offering, or a prior tax period, pursuant to which we and FBR TRS Holdings will be responsible for our respective portions of the tax liability, and will be entitled to receive the benefit of our respective portions of any tax benefit or refund, that relates to such prior tax periods. Under the tax sharing agreement, FBR TRS Holdings has sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods. This arrangement may result in conflicts of interest between our company and FBR TRS Holdings with respect to prior tax periods. The tax sharing agreement terminates upon the expiration of the statute of limitations for all prior tax periods (or, if later, the expiration of any extension of any such statute of limitations).

We expect that FBR Group will provide debt financing to FBR & Co. from time to time on market terms through the $500.0 million uncommitted, unsecured revolving credit agreement that FBR & Co. has with FBR Group. FBR & Co. may provide debt financing to FBR Group from time to time on market terms through the $200.0 million uncommitted line of credit that FBR & Co. provides to FBR Group.

We expect that FBR Group, as part of its merchant banking activities, will continue to invest, directly or indirectly, from time to time in companies for which FBR & Co. serves as underwriter, initial purchaser or placement agent in connection with capital raising transactions by such companies.

We expect that we and FBR Group will co-invest from time to time in most merchant banking investment opportunities. Accordingly, the corporate agreement described above gives each of FBR Group and us the right to invest in merchant banking investments that either of us identifies, based on a 50/50 allocation to FBR Group and us, respectively, subject to FBR Group maintaining its status as a REIT and FBR Group and our company maintaining our respective exemptions from the registration requirements of the 1940 Act. Our decision to invest in merchant banking investment opportunities will be made by our investment committee. Our investment committee will be comprised, at least in part, of members of our senior management team who are also officers of FBR Group and members of its investment committee.

In connection with our 2006 private offering, our board of directors approved the grant to our executive officers, directors and certain key employees of options to purchase a total of 4,109,500 shares of our common stock, which represents approximately 6.4% of the outstanding shares of our common stock. All of these option grants vest on the third anniversary of the closing date of the 2006 private offering and have an exercise price of $15 per share, which was the offering price of our common stock in our 2006 private offering. In addition to the $15 per share exercise price and the three year vesting requirement, vesting of the options approved for grant to our executive officers is subject to our company achieving certain performance goals to be determined by our full board of directors once at least three of the existing four vacancies on our board of directors are filled.

Because FBR Group is our affiliate, any agreement or arrangement between us and FBR Group or transaction that involves us and FBR Group will be a related party arrangement and may give rise to conflicts of interest. Prior to the effective date of the registration statement of which this prospectus forms a part, we and FBR Group intend to adopt policies to govern such agreements, arrangements and investments and to address such conflicts of interest, including a policy that requires that all agreements between us and FBR Group be approved by a majority of the board of directors other than directors who are affiliates of FBR Group.

In addition, the board of directors of FBR Group may adopt policies that require that the independent members of the FBR Group board of directors or a committee of such independent directors approve certain inter-company agreements or arrangements between FBR Group and us.

Our Relationship With Crestview

As part of our 2006 private offering, Crestview purchased directly from us, in a private placement, 5,172,813 shares of our common stock, which represents approximately 8.1% of the outstanding shares of our common stock. In connection with our 2006 private offering, we granted Crestview an option, exercisable for up to six years following the closing of our 2006 private offering, to purchase directly from us an additional 2,600,000 shares of our common stock with an exercise price equal to $17.14 per share, subject to adjustment under certain circumstances. The exercise price of this option will also be subject to reduction from time to time to the extent we pay dividends to our shareholders (unless dividends are paid on the shares subject to the option and held in trust pending exercise). Additionally, the option will be subject to customary anti-dilution adjustments. Based on the number of shares of our common stock purchased by Crestview in our 2006 private offering and the number of shares of our common stock that Crestview has the right to purchase as of the date of this prospectus pursuant to the option described above, Crestview beneficially owns approximately 11.7% of the outstanding shares of our common stock when including shares issuable upon exercise of the option described above (but not including shares of common stock issuable upon exercise of options granted or approved for grant under our 2006 Long-Term Incentive Plan).

In connection with our 2006 private offering, we entered into the agreements described below with Crestview.

Investment Agreement. Pursuant to the investment agreement, we granted Crestview a contractual right to purchase additional shares of our common stock in order to maintain its then-existing beneficial ownership percentage of our common stock based on the number of shares acquired in our 2006 private offering and upon the exercise of Crestview’s option described above. Any exercise of the right must occur simultaneously with the issuance by us of any additional shares of our common stock and on the same terms as such issuance. This right is not exercisable in connection with employee compensation. This right will remain exercisable for so long as Crestview beneficially owns any shares purchased in our 2006 private offering.

Voting Agreement. Our company, FBR Group and FBR TRS Holdings entered into a voting agreement with Crestview, the material terms of which are summarized below:

•	Board Composition. The voting agreement gives Crestview the right to designate two of its representatives for election to our board of directors. The voting agreement also provides FBR Group with the right to designate three of its representatives for election to our board of directors and the right to select all of our initial independent directors, so long as each of them is reasonably acceptable to Crestview. Accordingly, Crestview designated for election, and FBR Group elected, Thomas S. Murphy, Jr. and Richard M. DeMartini to our board of directors upon completion of our 2006 private offering. FBR Group expects to designate four nominees to serve as independent directors on our board of directors prior to the effective date of the registration statement of which this prospectus forms a part. Crestview’s right to designate two representatives to serve on our board of directors will terminate with respect to one director when Crestview sells or otherwise transfers one-third or more of the shares purchased by Crestview in our 2006 private offering, and will terminate with respect to the other director when it sells or otherwise transfers a total of two-thirds of the shares purchased. If FBR Group sells or otherwise transfers more than 50% of the shares of our common stock that it beneficially owns as of the closing of our 2006 private offering, FBR Group will no longer have any contractual right to select independent director nominees or appointees, but FBR Group will retain its right to designate three of its representatives for election to our board of directors as long as any one of Messrs. Billings, Hendrix or Tonkel remains with our company as an executive officer.

•	Removal and Replacement of Directors. Each of Crestview and FBR Group has the right to remove any of its designated directors and designate his or her replacement for appointment to our board of directors. Each Crestview director will be removable from our board of directors only for cause (as defined in the voting agreement), and, upon such removal, Crestview will have the right to nominate his or her replacement. For so long as Crestview has the right to designate one of our directors, if a vacancy is created on our board of directors as a result of an independent director’s departure for any reason, any replacement selected by FBR Group must be reasonably acceptable to Crestview. If FBR Group and Crestview cannot reach agreement as to the acceptability of the permanent replacement director within 45 days of the former director’s departure, the remaining independent directors have the right to select the replacement director to fill the vacancy after consulting with FBR Group and Crestview.

•	Continuing Committee Representation. For so long as Crestview has the right to designate one of our directors, each committee of our board of directors will have as a member at least one Crestview director and at least one FBR Group director. To the extent that applicable law and the applicable standards established by the Nasdaq prevent such director from serving as a member of a committee of our board of directors, the Crestview director or the FBR Group directors, as the case may be, will have certain observation rights.

•	Composition of Subsidiary Boards. For so long as Crestview has the right to designate one of our directors, Crestview also has the right to designate a representative for election or appointment to the board of directors of each of our subsidiaries, other than our direct and indirect subsidiaries that are registered as investment advisers under the Investment Advisers Act of 1940.

•	Transfers by FBR Group. If FBR Group sells or otherwise transfers more than 10% of the shares of our common stock that it beneficially owns to any person or group, FBR Group has agreed to cause such person or group to vote in accordance with the terms of the voting agreement.

Governance Agreement. FBR Group and FBR TRS Holdings entered into a governance agreement with Crestview. The governance agreement provides Crestview with, among other things, customary tag-along sale rights after the expiration of a one-year lock-up period beginning on the date that our 2006 private offering was completed. During the lock-up period, neither Crestview nor FBR TRS Holdings may transfer any shares of our common stock it owns except in certain specified circumstances. Crestview has also agreed in the governance agreement that upon the expiration of Crestview’s lock-up period, FBR Group and its affiliates will have a right of first offer with respect to any shares of our common stock that Crestview intends to sell, other than sales in a public offering, pursuant to Rule 144 under the Securities Act (except in a privately negotiated sale to a known counter-party) or to certain permitted transferees, and a right of first refusal with respect to sales by Crestview of any shares of our common stock it holds to certain entities that we have identified.

Professional Services Agreement. In exchange for Crestview’s ongoing strategic advice and assistance, we entered into a professional services agreement with an affiliate of Crestview pursuant to which we have agreed to pay an affiliate of Crestview a $1 million annual strategic advisory fee plus reimbursement of reasonable out-of-pocket expenses as long as Crestview continues to own at least 50% of the shares purchased in our 2006 private offering.

Registration Rights Agreement. Pursuant to a registration rights agreement between our company and Crestview, Crestview has customary demand and piggyback registration rights, including demand rights for two underwritten offerings after the expiration of the 365-day lock-up period described above. In no event will Crestview’s registration rights be less favorable than the registration rights granted to the investors in this offering. For a discussion of the registration rights granted to holders of our common stock in our 2006 private offering, see the section entitled “Description of Capital Stock—Registration Rights.”

Our Principal Office

Our principal executive offices are located at 1001 Nineteenth Street North, Arlington, Virginia 22209. Our telephone number is (703) 312-9500. Our Internet address is                         . The information on or connected to our Internet web site does not and will not constitute a part of, or be deemed to be incorporated into, this prospectus or the registration statement of which it forms a part.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary audited and unaudited consolidated financial and other data should be read in conjunction with, and are qualified by reference to, the disclosures in the registration statement set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements of FBR Capital Markets Corporation and the notes thereto beginning on page F-1.

The summary consolidated statements of operations data for the years ended December 31, 2003, 2004 and 2005 and the summary consolidated balance sheet data as of December 31, 2004 and 2005 are derived from the audited consolidated financial statements of FBR Capital Markets Corporation included elsewhere in this registration statement and should be read in conjunction with those audited consolidated financial statements and notes thereto. The summary consolidated statements of operations data for the nine months ended September 30, 2005 and 2006 and the summary consolidated balance sheet data as of September 30, 2006, are derived from the unaudited consolidated financial statements of FBR Capital Markets Corporation included elsewhere in this registration statement and should be read in conjunction with those unaudited consolidated financial statements and notes thereto. The summary consolidated statements of operations data for the years ended December 31, 2001 and 2002 and the summary consolidated balance sheet data as of December 31, 2001, 2002, and 2003, are derived from the unaudited consolidated financial statements of FBR Capital Markets Corporation not included in this registration statement.

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
Consolidated Statements of Operations (in thousands):
Revenues:
Investment banking:
Capital raising	$66,509	$115,306	$256,498	$397,940	$374,658	$277,602	$118,697
Advisory	9,753	19,746	14,815	30,115	17,759	10,344	14,976
Institutional brokerage:
Agency commissions and principal transactions	53,298	63,096	74,012	109,937	98,531	76,067	81,995
Mortgage trading interest income	—	—	—	—	30,859	11,304	48,639
Mortgage trading net investment loss	—	—	—	—	(3,820)	(2,401)	(2,989)
Asset management:
Base management fees	4,892	4,169	11,554	19,045	22,080	16,976	14,820
Incentive allocations and fees	—	—	8,380	10,940	1,929	1,187	924
Net investment income	5,989	8,255	21,880	6,116	4,611	3,432	83
Interest income	3,165	2,086	4,431	6,691	26,006	19,229	15,699
Other revenues	1,920	760	835	1,613	2,826	1,693	2,613

Total revenues	145,526	213,418	392,405	582,397	575,439	415,433	295,457
Interest expense	327	471	452	988	42,630	21,043	51,407

Revenue, net of interest expense	145,199	212,947	391,953	581,409	532,809	394,390	244,050

Non-interest expenses:
Compensation and benefits	100,270	120,878	206,952	304,984	277,698	205,281	164,386
Professional services	11,161	10,927	18,685	40,021	53,834	40,748	29,903
Business development	12,400	12,728	20,531	43,456	39,335	30,739	24,314
Clearance and brokerage fees	6,836	5,175	6,816	8,894	8,690	6,281	8,211
Occupancy and equipment	7,427	7,241	8,651	13,743	23,379	16,902	22,121
Communications	4,810	6,376	8,264	13,044	17,354	12,665	15,015
Other operating expenses	5,314	5,345	6,156	7,997	18,500	15,401	10,785
Restructuring charges	2,237	—	—	—	—	—	—

Total non-interest expenses	150,455	168,670	276,055	432,139	438,790	328,017	274,735

Net (loss) income before taxes	(5,256)	44,277	115,898	149,270	94,019	66,373	(30,685)
Income tax provision (benefit)	357	17,027	44,474	59,516	45,934	34,266	(13,885)

Net (loss) income	$(5,613)	$27,250	$71,424	$89,754	$48,085	$32,107	$(16,800)

Basic and diluted (loss) earnings per share (1)	$(0.12)	$0.59	$1.55	$1.95	$1.05	$0.70	$(0.33)
Other Data:
Annualized pre-tax return on average equity	(9)%	63%	89%	71%	38%	38%	(11)%
Compensation and benefits expense as a percentage of net revenues	69%	57%	53%	52%	52%	52%	67%

(1)	The weighted average shares outstanding used in the calculation of earnings per share is presented assuming the issuance of 46,000,000 shares associated with our formation transactions for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, and the nine months ended September 30, 2005.

	As of December 31,					As of September 30, 2006
	2001	2002	2003	2004	2005
Consolidated Balance Sheet Data (in thousands):
Total assets	$141,640	$152,784	$359,468	$686,713	$1,682,987	$1,308,176
Total liabilities	85,275	69,157	181,933	441,648	1,434,019	832,078
Shareholders’ equity	56,365	83,627	177,535	245,065	248,968	476,098

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risks and all of the other information contained in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are currently unaware, or that we currently deem immaterial, may arise in the future or may become material factors that affect us. If any of the risks, uncertainties, events or developments described below occurs, our business, financial condition or results of operation could be negatively impacted. In that case, the price of our shares of common stock could decline significantly, and you could lose some or all of your investment. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements included under the caption “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We depend on relatively few industries to generate a significant percentage of our revenue, which may limit our revenues and net income and may adversely affect our operating results and negatively impact the market price of our common stock.

We are dependent on revenues related to securities issued by companies in specific industry sectors. The consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and TMT sectors account for the majority of our investment banking, asset management, institutional trading and research activities. Therefore, any downturn in the market for the securities of companies in these industry sectors, or factors affecting such companies, could adversely affect our operating results and financial condition. Additionally, the frequency and size of securities offerings can vary significantly from industry to industry due to economic, legislative, regulatory and political factors.

Underwriting and other capital raising transactions, strategic advisory engagements and related trading activities in our core sectors represent a significant portion of our businesses. This concentration of activity exposes us to the risk of substantial declines in revenues in the event of downturns in our core sectors. For example, total public equity capital raised in our core sectors fell from $111.6 billion in 2004 to $103.2 billion in 2005, a decrease of 7.5%. The total number of public equity offerings in our core sectors also fell significantly, from 685 transactions in 2004 to 566 transactions in 2005, a decrease of 17.4%. Any future downturns in our core sectors could result in a decrease in the size or number of transactions we complete, which would reduce our investment banking revenues.

We also derive a significant portion of our revenues from institutional sales and trading transactions related to the securities of companies in these sectors. Our revenues from such institutional sales and trading transactions may decline when underwriting activities in these industry sectors decline, the volume of trading on Nasdaq or the NYSE declines, or when industry sectors or individual companies report results below investors’ expectations.

Our financial results may fluctuate substantially from quarter to quarter, which may impair our stock price.

We have experienced, and expect to experience in the future, significant quarterly variations in our revenues and results of operations. These variations may be attributed in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client’s securities offering may be delayed or terminated because of adverse market conditions, failure to obtain necessary regulatory approvals or unexpected financial or other problems in the client’s business. If the parties fail to complete an offering in which we are participating as an underwriter or placement agent, we will earn little or no revenue from the transaction. This risk may be intensified by our focus on early-stage companies in certain sectors, as the market for securities of these companies may experience significant variations in the number and size of equity offerings as well as the after-market trading volume and prices of newly issued securities. Recently, more companies initiating the process of an initial public offering are simultaneously exploring M&A exit opportunities. Our investment banking revenues would be adversely affected in the event that an initial public offering for which we are acting as an underwriter is preempted by the company’s sale if we are not engaged as a strategic advisor in such sale.

As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect the price of our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Executive Summary.”

We encounter intense competition for qualified professionals from other companies in the investment banking industry as well as from businesses outside the investment banking industry, such as hedge funds, private equity funds and venture capital funds, and our failure to hire and retain our professionals may materially impede the success and growth of our business.

Our people are our most valuable resource. Our ability to secure and maintain investment banking engagements depends upon the reputation, judgment, business generation capabilities and project execution skills of our professionals. Our professionals’ reputations and relationships with our clients are a critical element in obtaining and executing client engagements. We do not currently have employment or non-competition agreements with any of our professionals. We encounter intense competition for qualified professionals from other companies in the investment banking industry as well as from businesses outside the investment banking industry, such as hedge funds, private equity funds and venture capital funds. From time to time, we have experienced losses of investment banking, brokerage, research and other professionals, and losses of our key personnel may occur in the future. In addition, if any of our investment bankers or members of our executive management team were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. We may not be able to prevent our investment bankers or the members of our executive management team from resigning to join our competitors or from forming a competing company.

Our failure to acquire or internally develop the infrastructure needed to offer a complete range of M&A services could negatively affect the growth of our business.

Our ability to expand our M&A business depends upon acquiring a platform from which to offer a complete range of M&A services or by expanding and enhancing the investment banking services we presently offer. We intend to incur increased costs to expand this business. Our failure to acquire or hire additional M&A professionals to offer additional M&A services or our failure to successfully integrate such M&A services into our existing business could have an adverse impact on our business. Furthermore, our failure to expand our M&A services capabilities to satisfy anticipated near-term demand in our core sectors may harm our growth prospects.

Pricing and other competitive pressures may impair the revenues and profitability of our institutional brokerage business.

We derive a significant portion of our revenues from our institutional brokerage business, which accounted for approximately 23.6% of our net revenues in 2005 and 52.3% of our net revenues for the nine months ended September 30, 2006. Along with other firms, we have experienced intense price competition in this business in recent years. In particular, the ability to execute trades electronically and through alternative trading systems has increased the pressure on trading commissions and spreads. We expect pricing pressures in the business to continue. Decimalization in securities trading, introduced in 2000, has also reduced revenues and lowered margins within the equity sales and trading divisions of many firms, including ours. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price or use their own capital to facilitate client trading activities. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to clients in order to win their trading business. If we are unable to compete effectively in these areas, the revenues from our sales and trading business may decline, and our business and results of operations may be adversely affected. Our research and institutional brokerage business may be adversely affected by changes in laws and regulations and industry practices.

The SEC staff has indicated that it is considering rulemaking in the institutional brokerage area, and we cannot predict the effect that such rulemaking may have on our research and institutional brokerage business.

Changes in industry practices may also adversely affect our results of operations. Historically, our clients have paid us for research through commissions on trades. In recent months, the large fund manager Fidelity Investments has entered into arrangements with certain financial institutions of which it is a client, pursuant to which Fidelity Investments agreed to pay separately for trading and research services, a process known as “unbundling.” Previously, Fidelity Investments had, like other fund managers, paid for research from those financial institutions through the commissions that it had paid to those financial institutions for trading services. As a result of unbundling, the financial institutions will charge lower commissions per trade but will receive separate compensation for research that they provide to Fidelity Investments.

We are not a party to any unbundling arrangements. However, we cannot assure you that we will not be a party to any unbundling arrangements in the future. It is uncertain whether unbundling arrangements will become an industry trend, and if so, to what extent. Furthermore, we cannot predict the consequences on our business of these arrangements, nor can we predict the impact on our business if unbundling develops as an industry trend.

If unbundling becomes prevalent, we cannot assure you that our institutional brokerage clients will also pay us separately for our research, or if they do, that our revenues from these clients will remain the same. If our clients wish to purchase sales and trading and research services separately, we cannot assure you that we will be able to market our services on that basis as effectively as some of our competitors, and our business consequently could be adversely affected.

We face strong competition from larger firms, some of which have greater resources and name recognition, which may impede our ability to grow our business.

The brokerage and investment banking industries are intensely competitive and we expect them to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. We have experienced intense price competition in some of our businesses, in particular discounts in large block trades and trading commissions and spreads. In addition, pricing and other competitive pressures in investment banking, including the trends toward multiple book runners, co-managers and multiple financial advisors handling transactions, have continued and could adversely affect our revenues, even as the volume and number of investment banking transactions have started to increase. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price.

Many of our competitors in the brokerage and investment banking industries have a broader range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more senior professionals to serve their clients’ needs, greater global reach and more established relationships with clients than we have. These larger and better capitalized competitors may be better able to respond to changes in the brokerage and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the brokerage and investment banking industries. In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the brokerage and investment banking market.

If we are unable to compete effectively with our competitors, our business, financial condition and results of operations will be adversely affected.

Our capital markets and strategic advisory engagements are singular in nature and our failure to capture repeat business from existing clients may harm our operating results.

Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific capital markets or mergers and acquisitions transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must continuously seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from the successful completion of transactions, our business and results of operations would likely be adversely affected.

Larger and more frequent capital commitments in our trading, underwriting and other businesses increases the potential for us to incur significant losses.

There is a trend toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to win business, investment banks are increasingly committing to purchase large blocks of stock from publicly traded issuers or significant shareholders, instead of the more traditional marketed underwriting process, in which marketing is typically completed before an investment bank commits to purchase securities for resale. With the increased capital available to us from our 2006 private offering, we may undertake more block trades in the future. As a result, we will be subject to increased risk as we commit greater amounts of capital to facilitate primarily client-driven business and, therefore, may suffer losses even when economic and market conditions are generally favorable for others in the industry.

Although we have historically not engaged in proprietary trading, we may engage in proprietary trading in the future to maintain trading positions in the fixed income and equity markets. We may enter into large transactions in which we commit our own capital as part of our client trading activities. The number and size of these large transactions may materially affect our results of operations in a given period. We may also incur significant losses from our trading activities due to market fluctuations and volatility in our results of operations. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market.

Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.

Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business and perceived liquidity issues may affect our clients’ and counterparties’ willingness to engage in brokerage transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

FBR & Co., which is a domestic registered broker-dealer, is subject to the net capital requirements of the SEC and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. FBRIL, which is a registered broker-dealer in the United Kingdom, is also subject to the capital requirements of the United Kingdom Financial Services Authority, or FSA. Any failure to comply with these net capital requirements could impair our ability to conduct our core business as a brokerage firm.

Furthermore, FBR & Co. and FBRIL are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from them to us. As a holding company, we will depend on dividends, distributions and other payments from our subsidiaries to fund our obligations, including debt obligations. As a result, regulatory actions could impede access to funds that we need to make payments on our obligations, including debt obligations.

We are highly dependent on communications, information and other systems and third parties, and any systems failures could significantly disrupt our business, which may, in turn, negatively affect the price of our common stock.

Our business is highly dependent on communications, information and other systems, including systems provided by our clearing broker and by and for other third parties. Any failure or interruption of our systems, the systems of our clearing broker or third-party trading or information systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock. In addition, our clearing broker provides elements of our principal disaster recovery system. We cannot assure you that we or our clearing broker will not suffer any systems failure or interruption, including one caused by a hurricane, earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war, terrorist attack, pandemic or other emergency situation, or that our or our clearing broker’s back-up procedures and capabilities in the event of any such failure or interruption will be adequate. The occurrence of any failures or interruptions could significantly harm our business.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could harm our business.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. Although we regularly review credit exposures to specific clients and counterparties and to specific industries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Strategic investments or acquisitions and joint ventures may result in additional risks and uncertainties in our business.

We intend to grow our core businesses through both internal expansion and through strategic investments, acquisitions or joint ventures. To the extent we make strategic investments or acquisitions or enter into joint ventures, we face numerous risks and uncertainties combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. In the case of joint ventures, we are subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and our joint venture partners may negatively impact our businesses.

To the extent that we pursue business opportunities outside the United States, we will be subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country, including risks of possible nationalization, expropriation, price controls, capital controls, exchange controls and other restrictive governmental actions, as well as the outbreak of hostilities. In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. We are also subject to the enhanced risk that transactions we structure might not be legally enforceable in the relevant jurisdictions.

Our due diligence may not reveal all of a portfolio company’s liabilities and may not reveal other weaknesses in a portfolio company’s business.

Before we make merchant banking investments, we assess the strength and skills of an entity’s management and other factors that we believe will determine the success of the investment. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly-organized entities because there may be little or no information publicly available about the company. We cannot assure you that our due diligence processes will uncover all relevant facts or risks about a company in which we make a merchant banking investment, or that any such investment will be successful. Any unsuccessful merchant banking investments may have a material adverse effect on our financial condition and results of operation.

In any potential merchant banking investment, we depend on management and have limited ability to influence management of portfolio companies.

We generally do not control the management, investment decisions or operations of the enterprises in which we make merchant banking investments. Management of those enterprises may decide to change the nature of their assets or business plan, or management may otherwise change in a manner that is not satisfactory to us. We typically have no ability to affect these management decisions, and as noted below, may have only limited ability to dispose of these investments.

We may make merchant banking investments that have limited liquidity, which may reduce the return on those investments to our shareholders.

The equity securities of a new publicly-held or privately-held entity in which we make a merchant banking investment are likely to be restricted as to resale and may otherwise be highly illiquid. We expect that there will be restrictions on our ability to resell the securities of any private or newly-public company that we acquire for a period of at least one year after we acquire those securities. Thereafter, a public market sale may be subject to volume limitations or dependent upon securing a registration statement for a secondary offering of the securities.

The securities of newly-public entities may trade less frequently and in smaller volume than securities of companies that are more widely held and have more established trading patterns. Sales of these securities may cause their values to fluctuate more sharply. Because we will make merchant banking investments through an affiliate of FBR & Co., a registered broker-dealer in the U.S., and FBRIL, a registered broker-dealer in the United Kingdom, our ability to invest in companies may be constrained by applicable securities laws and regulations and the rules of the NASD and similar self-regulatory organizations. FBR & Co.’s investment and trading activities are regulated by the SEC, the NASD and other governmental authorities, and FBRIL’s investment and trading activities are regulated by similar regulatory authorities in the United Kingdom. As a result, the rules of the SEC, the NASD and other governmental authorities may limit our ability to invest in the securities of companies whose securities are underwritten or privately placed by our broker-dealer affiliates.

Prices of the equity securities of new entities in which we make merchant banking investments may be volatile. We may make merchant banking investments that are significant relative to the portfolio company’s overall capitalization, and resales of significant amounts of these securities might adversely affect the market and the sales price for the securities.

The disposition value of our merchant banking investments is dependent upon general and specific market conditions which could result in a decline of the value of these investments.

Even if we make an appropriate investment decision based on the intrinsic value of an enterprise, we cannot assure you that the market value of the investment will not decline, perhaps materially, as a result of general market conditions. For example, an increase in interest rates, a general decline in the stock markets, or other market conditions adverse to companies of the type in which we invest could result in a decline in the value of our investments.

If we become subject to the registration requirements of the 1940 Act, as a result of our investment as a principal, through a merchant banking subsidiary that we intend to form, in investment securities, our ability to operate our business as contemplated would be impaired, our operating results would be adversely affected and our stock price would likely decline.

If the value of our investment in a merchant banking subsidiary that we intend to form, through which we intend to purchase investment securities as a principal, exceeds 40% of the combined fair value of our investment in all of our subsidiaries and other assets, other than cash items and government securities, then we could be deemed to be an investment company for purposes of the 1940 Act.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under 1940 Act. However, if anything were to happen which would cause us to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates (including FBR Group) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, FBR Group and our subsidiary, FBR & Co., or any combination thereof, and materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Relationship with FBR Group

We will incur substantial costs in connection with becoming a public company separate from FBR Group.

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the other complex rules and regulations associated with being a public company. We will incur additional costs in connection with becoming a public company. For example, we may incur costs associated with adding personnel to such departments as our compliance department, establishing a stand-alone internal audit and risk management department and administering corporate governance protocols, including director fees, employee benefit plans and technology support initiatives. There are also potential increased costs associated with reduced economies of scale and ongoing costs associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

We are dependent on FBR Group to provide us with our executive management team, and we may not be able to execute our business plan in the event that FBR Group terminates our management services agreement or members of our executive management team are no longer available to us and we are unable to find suitable replacements for them.

Pursuant to the management services agreement that we entered into with FBR Group, FBR Group provides us with our executive management team. We are subject to the risk that FBR Group may terminate the management services agreement for any reason. In addition, we have no assurance that, while the agreement is in effect, the services of the executive management team will be available to the full extent of our needs. We believe that our success depends to a significant extent upon the experience of FBR Group’s executive officers, whose continued service is not guaranteed. We and FBR Group may, from time to time, agree to modify the terms of the management services agreement. The management services agreement may be terminated by either our company or FBR Group for any reason by providing written notice of non-renewal at least 90 days prior to the end of each calendar year. If FBR Group terminates the management services agreement or certain members of the executive management team provided to us by FBR Group leave FBR Group or are otherwise no longer available to us or are not available to the full extent of our needs, we may not be able to replace them with suitable management and may be unable to execute our business plan.

The compensation that our executive management team receives from FBR Group, which is based in part on the fees that FBR Group earns under the management services agreement between us and FBR Group, could possibly cause our executive management team to make decisions that are intended to generate short-term profits but that are not in our best interest in the long-term.

Under the management services agreement between us and FBR Group, we pay FBR Group an annual amount equal to 8.0% of the consolidated pre-tax net income of our company, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before payment of such amount, which FBR Group then will allocate to its executive bonus pool. Our executive management team, in their capacities as executive officers of FBR Group, will be paid annual bonuses out of this pool. In evaluating acquisitions, investments and other management strategies, the opportunity to earn higher compensation in the short-term could possibly lead our executive management team to place undue emphasis on the maximization of our company’s pre-tax net income in the short-term at the expense of other criteria, such as our long-term strategic goals. For example, investments with higher yield potential are generally riskier or more speculative and the promise of higher pre-tax earnings in the near-term could possibly induce our executive management team to pursue a speculative strategic acquisition or investment that is not in the best interest of our shareholders or may result in increased risk to our merchant banking portfolio.

We have substantial conflicts of interest in our relationship with FBR Group, its affiliates and our executive officers and directors which may impose certain limitations on our ability to pursue corporate opportunities.

Our chairman and chief executive officer and the members of our board of directors and each of our executive officers also serve as officers and/or directors of FBR Group. At the time of our formation when our contribution, corporate, tax sharing, management services, services and trademark license agreements and our

2006 Long-Term Incentive Plan and other organizational matters were approved for us, FBR Group, through its affiliate, FBR TRS Holdings, was our sole shareholder. These matters were negotiated when Eric F. Billings, our chairman and chief executive officer, and our other senior executive officers, each served as an executive officer of FBR Group and therefore were not negotiated at arm’s length. All of our directors are executive officers of FBR Group. The matters covered by our agreements with FBR Group were not approved by a majority of disinterested directors. Therefore, their terms, including fees payable to FBR Group and the consideration paid by us pursuant to the contribution agreement, may not be as favorable to us as if they had been negotiated with an unaffiliated third party or approved by a majority of disinterested directors. In addition, we may enter into transactions in the future with FBR Group and its affiliates. We have also agreed to indemnify FBR Group and its respective directors, officers, employees and persons controlling FBR Group with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties and performed in good faith.

FBR Group will not be required to offer all potential corporate opportunities to us and there are limitations on our right to pursue investment banking opportunities.

The corporate agreement that we entered into with FBR Group permits FBR Group and our company to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

In addition, we have agreed with FBR Group that if one of our officers or directors who also serves as an officer or director of FBR Group becomes aware of a corporate opportunity for both FBR Group and us which does not relate to our asset management, investment banking, or institutional brokerage businesses, the officer or director will have a duty to present that opportunity to FBR Group, and FBR Group will have the sole right to pursue the transaction if it so determines. Three of our nine directors will also serve as executive officers and/or directors of FBR Group. FBR Group may gain the benefit of corporate opportunities that are presented to these directors. As a result, we may not be able to expand or grow our business.

Because FBR Group controls substantially all the voting power of our common stock, investors will not be able to affect the outcome of any shareholder vote.

As of the date of this prospectus, FBR Group beneficially owns 71.9% of the outstanding shares of our common stock. We have also granted FBR Group an option to purchase, through FBR TRS Holdings, additional shares of our common stock in order to enable FBR Group to maintain its beneficial ownership percentage in our company. Any exercise of the option by FBR Group must occur simultaneously with our issuance of any additional shares of our common stock, but only to the extent necessary to permit FBR Group to maintain its then-existing beneficial ownership percentage of our common stock.

For as long as FBR Group continues to own more than 50% of the outstanding shares of our common stock, it will be able to direct the election of all of the members of our board of directors, other than the two members of our board of directors that Crestview has the right to designate, call a special meeting of shareholders at which our directors may be removed with or without cause and determine the outcome of all matters submitted to a vote of our shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. FBR Group currently has and will have the power to prevent or cause a change in control, and could take other actions that might be favorable to FBR Group but not to our other shareholders.

Because FBR Group beneficially owns a majority of the outstanding shares of our common stock, we will be a “controlled company” within the meaning of the Nasdaq marketplace rules and, as a result, we will not be subject to all of the Nasdaq corporate governance requirements.

As of the date of this prospectus, FBR Group beneficially owns 71.9% of the outstanding shares of our common stock. Therefore, we will be a “controlled company” within the meaning of the Nasdaq marketplace rules. Under the Nasdaq marketplace rules, a controlled company may elect not to comply with certain Nasdaq corporate governance requirements, including requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors. If we elect not to comply with these requirements, you will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

A failure of FBR Group to qualify as a REIT for one or more years may expose us to joint and several liability for FBR Group’s past federal income tax liability.

In the event FBR Group failed to qualify as a REIT for any year or years prior to or including the year in which the closing of our 2006 private offering occurs, FBR Group could have a federal tax liability in respect of its income for such years, and any such liability could be substantial. FBR Group’s failure to qualify as a REIT for a given year could cause certain of our subsidiaries to have been part of a consolidated group with FBR Group and its affiliates for federal income tax purposes for a period of one or more years. As a general matter, corporations that are members of a consolidated group have joint and several liability for the federal income tax liability of the entire consolidated group during any tax year for which it is consolidated. As a result, if FBR Group failed to qualify as a REIT for one or more years prior to or including the years in which the closing of our 2006 private offering occurs, certain of our subsidiaries could potentially be subject to joint and several liability with respect to such tax liability.

Our tax sharing agreement may result in conflicts of interest between our company and FBR TRS Holdings.

Under our tax sharing agreement, FBR TRS Holdings has sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods of the consolidated group of which FBR TRS Holdings is the parent corporation. This arrangement may result in conflicts of interest between our company and FBR TRS Holdings with respect to pre-offering taxable years. For example, under the tax sharing agreement, FBR TRS Holdings may choose to contest, compromise, or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to FBR TRS Holdings and detrimental to one or more of our subsidiaries and our shareholders (other than FBR TRS Holdings).

We do not currently have any independent directors, which may result in conflicts of interest between us and our directors and FBR Group.

Our board of directors currently consist of our three existing directors, each of whom is an executive officer of ours and of FBR Group, and two directors who are designated representatives of Crestview. We also have four vacancies on our board of directors. Until these vacancies are filled with independent directors, our executive management team will not be subject to the oversight of any independent directors other than the oversight of the independent directors serving on FBR Group’s board of directors. This lack of oversight may result in transactions or other actions that are not in your best interest.

Risks Related to Our Relationship with Crestview

We may not be successful in capturing the benefit of our ongoing strategic advisory relationship with an affiliate of Crestview which may impede our growth and negatively impact our operating results.

We have agreed to pay an affiliate of Crestview a $1.0 million annual strategic advisory fee and reimburse this affiliate for reasonable out-of-pocket expenses in exchange for ongoing strategic advice and assistance. This fee is payable for as long as Crestview beneficially owns at least 50% of the shares of our common stock that it purchased in our 2006 private offering. Because this affiliate will not be required to provide specified services to us or our affiliates, we cannot assure you that this agreement will result in increased opportunities for any of our businesses or in the establishment of new relationships with potential clients or investors. To the extent that we do not capture the anticipated benefit of these services, our obligation to pay the $1.0 million annual strategic advisory fee may impede our growth and negatively impact our operating results.

Through certain agreements that FBR Group, FBR TRS Holdings and our company entered into with Crestview, Crestview will have the right to designate two of its representatives to serve on our board of directors and will therefore have the ability to influence any action taken or recommended by our board of directors. If Crestview’s interests are in conflict with the interests of our other shareholders, Crestview’s ability to influence our board of directors could result in a conflict of interest for members of our board.

At the closing of our 2006 private offering, FBR Group, FBR TRS Holdings and our company entered into agreements with Crestview that provide Crestview, among other things, with the right to designate two of its representatives for election to our board of directors. Subject to certain conditions, Crestview also has the right to designate one of its representatives to serve on each of the committees of our board of directors, to the extent permitted by law and the applicable regulations of the Nasdaq (or, if not so permitted, such designee(s) will have certain observation rights). Accordingly, Crestview may have the ability to influence any action taken or recommended by our board of directors. If Crestview’s interests are in conflict with the interests of our other shareholders, Crestview’s ability to influence our board of directors could result in a conflict of interest for members of our board.

Risks Related to Our Industry

Significantly expanded corporate governance and public disclosure requirements may result in fewer initial public offerings and distract existing public companies from engaging in capital market transactions which may reduce the number of investment banking opportunities available to pursue.

Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted Congress, the SEC, the NYSE and Nasdaq to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act of 2002 and the corporate governance rules imposed by self-regulatory organizations have diverted many companies’ attention away from capital market transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that are or are planning to be public are incurring significant expenses in complying with the SEC and accounting standards relating to internal control over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

Firms in the financial services industry have been operating in a difficult regulatory environment. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, the NYSE, the NASD and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Among other things, we could be fined, prohibited from engaging in some of our business activities or subject to limitations or conditions on our business activities. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously harm our business prospects.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation. For example, the research areas of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking personnel at securities firms.

Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things.

As a brokerage and investment banking firm, we depend to a large extent on our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses. Moreover, our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including shareholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

Employee misconduct could harm us and is difficult to detect and deter.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our company. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational harm for any misconduct by our employees.

Risks Related to this Offering and Our Shares

Currently, there is no public market for our common stock and an active trading market may never develop, which could result in our shareholders being unable to monetize their investment.

Currently, there is no public trading market for our common stock. We intend to apply to have our common stock listed on the Nasdaq prior to the effective date of the registration statement of which this prospectus forms a part, but we cannot assure you that an active trading market for our common stock will develop, or if it develops that it will continue. We intend to file the necessary documentation to allow our common stock to be traded in various states in accordance with each state’s securities laws, but an active trading market for our common stock may never develop or be sustained. Our common stock is eligible for reporting on The PORTAL MarketSM, which permits secondary sales of eligible securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. As of the date of this prospectus, no sales of our common stock have been reported on The PORTAL MarketSM. Individuals and institutions that sell our common stock are not obligated to report their sales to the PORTAL Market. Therefore, the last sales price, if any, that was reported on the PORTAL Market may not be reflective of sales of our common stock that have occurred and were not reported and may not be indicative of the prices at which our shares of common stock may trade in the future. Accordingly, no assurance can be given as to:

•	the likelihood that an active trading market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of our shareholders to sell their shares of common stock; or

•	the price that our shareholders may obtain for their shares of common stock.

Even if an active trading market develops, the market price for our common stock may be highly volatile and may decline substantially after this offering. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price include:

•	actual or anticipated variations in our quarterly operating results;

•	publication of research reports about us or the industry in which we operate;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Your interest in our company may be diluted if we issue additional shares of common stock.

In general, selling shareholders and potential investors do not have preemptive rights to any common stock issued by us in the future. Therefore, investors purchasing shares sold pursuant to the resale shelf registration statement of which this prospectus is a part may experience dilution of their equity investment if we issue additional shares of common stock in the future, including shares issuable under our 2006 Long-Term Incentive Plan, or issue securities that are convertible into shares of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt, including commercial paper, medium-term notes, and senior or subordinated notes. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock.

Future sales of our common stock, including sales of shares of our common stock registered pursuant to the registration statement of which this prospectus is a part, could have an adverse effect on our stock price.

As of the date of this prospectus, there were:

•	64,000,000 outstanding shares of common stock (excluding shares issuable upon exercise of outstanding options to purchase 2,600,000 shares of our common stock granted to Crestview in connection with our 2006 private offering);

•	5,985,000 shares of common stock issuable by us upon exercise of outstanding options, including options to purchase 2,600,000 shares granted to Crestview and options to purchase 3,385,000 shares granted to certain of our executive officers, directors and key employees in connection with our 2006 private offering but excluding options to purchase 724,500 shares approved for grant, but not yet granted, to our executive officers in connection with our 2006 private offering; and

•	1,460,485 additional shares of our common stock available for future awards under our 2006 Long-Term Incentive Plan.

We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for shares of our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities. We also may issue from time to time additional common stock in connection with acquisitions or investments and we may grant additional registration rights in connection with such issuances.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Accordingly, you must rely on sales of your shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment. Investors seeking cash dividends should not purchase our common stock.

You should not rely on the lock-up agreements set forth in the governance agreement among FBR Group, FBR TRS Holdings and Crestview to limit the number of shares of common stock sold into the market.

In connection with our 2006 private offering, FBR Group, FBR TRS Holdings and Crestview entered into a governance agreement that provides for, among other things, a one-year lock-up period beginning on the date that our 2006 private offering was completed. During the lock-up period, neither Crestview nor FBR TRS Holdings may transfer any shares of our common stock it owns except in certain specified circumstances. If the restrictions under the governance agreement are waived or terminated, up to 7,772,813 shares of our common stock, including 2,600,000 shares of our common stock subject to outstanding options granted to Crestview, will be available for sale by Crestview, subject only to applicable securities rules and regulations, which could reduce the market price for our common stock.

Certain provisions of Virginia law, our articles of incorporation and bylaws make a takeover by a third party difficult.

Certain provisions of Virginia law, the state in which we are incorporated, and our articles of incorporation and bylaws could prevent or discourage a third party from acquiring us or from attempting to acquire control of us. These provisions include:

•	a provision allowing our board of directors to issue preferred stock with rights senior to those of the common stock without any vote or action by the holders of our common stock. The issuance of the preferred stock could adversely affect the rights and powers, including voting rights, of the holders of the common stock; and

•	the requirement in our bylaws that shareholders provide advance notice when nominating directors for election at annual meetings of our shareholders.

These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Our Business” and other statements included elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information known to us as of the date of this prospectus. These beliefs, assumptions and expectations may change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider these risks before you invest in our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the risks referenced in this prospectus, including those set forth under the section captioned “Risk Factors”;

•	general volatility of the capital markets and the lack of a public market for our common stock prior to the registration pursuant to the registration statement of which this prospectus is a part;

•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;

•	substantial fluctuations in our financial results;

•	our ability to retain our senior professionals;

•	pricing and other competitive pressures;

•	changes in laws and regulations and industry practices that adversely affect our sales and trading business;

•	incurrence of losses in the future;

•	the singular nature of our capital markets and strategic advisory engagements;

•	competition among financial services firms for business and personnel;

•	larger and more frequent capital commitments in our trading and underwriting businesses;

•	limitations on our access to capital;

•	malfunctioning or failure in our operations and infrastructure;

•	strategic investments or acquisitions and joint ventures or our entry into new business areas;

•	failure to achieve and maintain effective internal controls;

•	the overall environment for interest rates;

•	changes in our business strategy; and

•	availability, terms and deployment of capital.

When considering forward-looking statements, you should keep in mind the risks and other cautionary statements set forth in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The risks and other cautionary statements noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders under this prospectus. We have agreed to pay expenses relating to the registration of the shares of our common stock under applicable securities laws.

DIVIDEND POLICY

We do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and growth of our business.

SELLING SHAREHOLDERS

The shareholders named below or their pledgees, donees, transferees or other successors in interest, who we collectively refer to in this prospectus as selling shareholders, may from time to time offer and sell any and all of the common stock registered pursuant to the registration statement of which this prospectus forms a part.

The following table names each shareholder who may sell shares pursuant to this prospectus and presents information with respect to each such shareholder’s beneficial ownership of our shares. We do not know which (if any) of the shareholders named below actually will offer to sell shares pursuant to this prospectus, or the number of shares that each of them will offer. The number of shares, if any, to be offered by each named shareholder and the amount and percentage of common stock to be owned by each selling shareholder following any offering made pursuant to this prospectus will be disclosed in the prospectus supplement issued in respect of that offering.

Any selling shareholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling shareholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling shareholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling shareholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

The selling shareholders may offer all, some or none of the shares of common stock shown in the table. Because the selling shareholders may offer all or some portion of the shares, we have assumed for purposes of completing the last column in the table that all shares offered hereby will have been sold by the selling shareholders upon termination of sales pursuant to this prospectus is a part.

Information concerning the selling shareholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

	Shares of Common Stock Beneficially Owned as of , 2006		Shares Being Registered Hereby	Percentage Beneficial Ownership After Registration
Selling Shareholder	Number	Percent

The selling shareholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares since the date as of which the information is presented in the above table.

PRICE RANGE OF SHARES OF OUR COMMON STOCK

There is no public trading market for our common stock. Shares of our common stock issued to qualified institutional buyers in connection with our 2006 private offering are eligible for the PORTAL Market which facilitates secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The following table shows the high and low sale price for shares of our common stock for each quarterly period that our common stock was eligible for PORTAL:

Quarter	High Sale Price	Low Sale Price
July 20, 2006 to September 30, 2006	$—	$—
September 30, 2006 to , 2006	$—	$—

As of the date of this prospectus, no sales of shares of our common stock have been reported on The PORTAL MarketSM. The information above regarding PORTAL prices may not be complete because we have access only to information regarding trades reported to PORTAL, which may not include all trades because institutions and individuals are not required to report all trades to PORTAL. Therefore, the last sale price that was reported to PORTAL, if any, may not be reflective of the price at which recent sales of our common stock have occurred and were not reported and may not be indicative of the prices at which our shares of common stock will trade after the effective date of the registration statement of which this prospectus is a part. As of the date of this prospectus, we had 64,000,000 shares of our common stock issued and outstanding which were held by                      holders of record.

SELECTED AUDITED AND UNAUDITED CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected audited and unaudited condensed consolidated financial and other data should be read in conjunction with, and are qualified by reference to, the disclosures in the registration statement set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements of FBR Capital Markets Corporation and the notes thereto beginning on page F-1.

The selected consolidated statements of operations data for the years ended December 31, 2003, 2004 and 2005 and the selected consolidated balance sheet data as of December 31, 2004 and 2005 are derived from the audited consolidated financial statements of FBR Capital Markets Corporation included elsewhere in this registration statement and should be read in conjunction with those audited consolidated financial statements and notes thereto. The selected consolidated statements of operations data for the nine months ended September 30, 2005 and 2006 and the selected consolidated balance sheet data as of September 30, 2006, are derived from the unaudited consolidated financial statements of FBR Capital Markets Corporation included elsewhere in this registration statement and should be read in conjunction with those unaudited consolidated financial statements and notes thereto. The selected consolidated statements of operations data for the years ended December 31, 2001 and 2002 and the selected consolidated balance sheet data as of December 31, 2001, 2002, and 2003, are derived from the unaudited consolidated financial statements of FBR Capital Markets Corporation not included in this registration statement.

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
Consolidated Statements of Operations (in thousands):
Revenues:
Investment banking:
Capital raising	$66,509	$115,306	$256,498	$397,940	$374,658	$277,602	$118,697
Advisory	9,753	19,746	14,815	30,115	17,759	10,344	14,976
Institutional brokerage:
Agency commissions and principal transactions	53,298	63,096	74,012	109,937	98,531	76,067	81,995
Mortgage trading interest income	—	—	—	—	30,859	11,304	48,639
Mortgage trading net investment loss	—	—	—	—	(3,820)	(2,401)	(2,989)
Asset management:
Base management fees	4,892	4,169	11,554	19,045	22,080	16,976	14,820
Incentive allocations and fees	—	—	8,380	10,940	1,929	1,187	924
Net investment income	5,989	8,255	21,880	6,116	4,611	3,432	83
Interest income	3,165	2,086	4,431	6,691	26,006	19,229	15,699
Other revenues	1,920	760	835	1,613	2,826	1,693	2,613

Total revenues	145,526	213,418	392,405	582,397	575,439	415,433	295,457
Interest expense	327	471	452	988	42,630	21,043	51,407

Revenue, net of interest expense	145,199	212,947	391,953	581,409	532,809	394,390	244,050

Non-interest expenses:
Compensation and benefits	100,270	120,878	206,952	304,984	277,698	205,281	164,386
Professional services	11,161	10,927	18,685	40,021	53,834	40,748	29,903
Business development	12,400	12,728	20,531	43,456	39,335	30,739	24,314
Clearance and brokerage fees	6,836	5,175	6,816	8,894	8,690	6,281	8,211
Occupancy and equipment	7,427	7,241	8,651	13,743	23,379	16,902	22,121
Communications	4,810	6,376	8,264	13,044	17,354	12,665	15,015
Other operating expenses	5,314	5,345	6,156	7,997	18,500	15,401	10,785
Restructuring charges	2,237	—	—	—	—	—	—

Total non-interest expenses	150,455	168,670	276,055	432,139	438,790	328,017	274,735

Net (loss) income before taxes	(5,256)	44,277	115,898	149,270	94,019	66,373	(30,685)
Income tax provision (benefit)	357	17,027	44,474	59,516	45,934	34,266	(13,885)

Net (loss) income	$(5,613)	$27,250	$71,424	$89,754	$48,085	$32,107	$(16,800)

Basic and diluted (loss) earnings per share (1)	$(0.12)	$0.59	$1.55	$1.95	$1.05	$0.70	$(0.33)

(1)	The weighted average shares outstanding used in the calculation of earnings per share is presented assuming the issuance of 46,000,000 shares associated with our formation transactions for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, and the nine months ended September 30, 2005.

	As of December 31,					As of September 30, 2006
	2001	2002	2003	2004	2005
Consolidated Balance Sheet Data (in thousands):
Assets:
Cash and cash equivalents	$38,436	$65,733	$61,041	$199,111	$162,434	$309,457
Restricted cash	—	—	—	7,156	6,082	4,082
Long-term investments	836	10,206	65,347	50,595	34,456	58,773
Reverse repurchase agreements	—	—	—	183,375	283,825	120,103
Trading securities, at fair value	15,706	8,298	4,932	7,744	1,034,388	488,084
Other	86,662	68,547	228,148	238,732	161,802	327,677

Total assets	$141,640	$152,784	$359,468	$686,713	$1,682,987	$1,308,176

Liabilities:
Trading account securities sold but not yet purchased, at fair value	$13,377	$19,932	$9,525	$17,176	$150,547	$81,484
Commercial paper	—	—	—	183,644	136,016	38,244
Repurchase agreements	—	—	—	—	929,363	579,297
Accounts payable and other liabilities	71,898	49,225	172,408	240,828	218,093	133,053

Total liabilities	85,275	69,157	181,933	441,648	1,434,019	832,078

Shareholders’ equity	56,365	83,627	177,535	245,065	248,968	476,098

Total liabilities and shareholders’ equity	$141,640	$152,784	$359,468	$686,713	$1,682,987	$1,308,176

	Year ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	(unaudited)
Statistical Data:
Total employees (1)	376	418	473	664	761	784	702
Net revenue per employee	$386	$509	$829	$876	$700	$503	$348
Annualized pre-tax return on average equity	(9)%	63%	89%	71%	38%	38%	(11)%
Compensation and benefits expense as a percentage of net revenues	69%	57%	53%	52%	52%	52%	67%

(1)	As of end of the period reported.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Executive Summary

We are a full-service investment banking, institutional brokerage and asset management firm with a customer-focused and innovative approach to our clients’ needs. We are an indirect majority-owned taxable REIT subsidiary of FBR Group. On July 20, 2006, we closed a private offering of 18,000,000 shares of common equity, including a concurrent private placement to two affiliates of Crestview. These transactions in the aggregate resulted in the sale of $270 million in common equity. Cash proceeds to us after deducting a placement fee payable to an affiliate of Crestview with respect to the shares purchased by the Crestview affiliates and other costs were $259.7 million. In connection with these transactions, FBR Group completed the contribution to us of its investment banking, research and institutional brokerage and asset management businesses, including its subsidiaries Friedman, Billings, Ramsey & Co. (FBR & Co.), Friedman, Billings, Ramsey International, Ltd. (FBRIL), FBR Investment Management, Inc. and FBR Fund Advisors, Inc. Subsequent to these transactions, FBR Group retains a 71.9% beneficial ownership interest in FBR Capital Markets.

For the year ended December 31, 2005, our total net revenues were $532.8 million and our net income was $48.1 million, compared to total net revenues of $581.4 million and net income of $89.8 million for the year ended December 31, 2004. For the nine months ended September 30, 2006, our total net revenues were $244.1 million and our net loss was $16.8 million, compared to total net revenues of $394.4 million and net income of $32.1 million in the nine months ended September 30, 2005.

The following is an analysis of our operating results for the year ended December 31, 2005 and the nine months ended September 30, 2006.

Our business is comprised of the following four business lines: (i) investment banking; (ii) institutional brokerage (including institutional research); (iii) asset management and private wealth management and (iv) merchant banking. Prior to the July 2006 private offering, we reported our business in two segments, capital markets and asset management. We have no historical merchant banking operations, therefore that business line is not included in either segment.

Capital Markets

Our capital markets segment includes investment banking and institutional brokerage (including institutional research).

Investment Banking

Our investment banking activities include a broad range of services, such as underwriting and acting as a placement agent for public and private capital raising transactions and financial advisory services in M&A, restructuring and other strategic transactions.

For the Year Ended December 31, 2005. Revenues from our investment banking operations totaled $392.4 million for the year ended December 31, 2005, representing a decrease of approximately 8.3% from the prior year. In 2005, our investment banking teams executed 138 investment banking assignments with a total transaction value of $41.9 billion, including $22.5 billion in lead-managed capital raising transactions. Highlights for lead-managed capital raising transactions include:

•	$ 2.0 billion in eight initial public offerings;

•	$ 3.3 billion in 15 private placements;

•	$ 1.4 billion in 15 follow-on and secondary equity offerings;

•	$ 75.0 million in one non-convertible preferred securities transaction; and

•	$ 15.1 billion in 21 asset-backed securities transactions.

For the year ended December 31, 2005, we were ranked the number one book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings on a combined basis. In addition, we completed 28 advisory assignments, including 11 M&A transactions representing $2.2 billion in aggregate transaction value.

For the Nine Months Ended September 30, 2006. In the nine months ended September 30, 2006, revenues from investment banking totaled $133.7 million, including $118.7 million in revenue from raising $11.7 billion for our clients in 37 capital raising transactions, 24 of which were lead-managed. Investment banking revenues for the nine months of 2005 totaled $277.6 million from 72 capital raising transactions, 39 of which were lead-managed.

The following table shows details of our investment banking revenues for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(dollars in thousands)
Revenues:
Capital raising
Institutional private equity placements	$129,271	$165,163	$225,489	$163,552	$81,730
Initial public offerings	79,169	162,927	69,493	60,683	13,420
Secondary (follow-on) public offerings	39,416	55,819	50,459	37,770	21,055
High yield debt & preferred	8,642	10,673	2,822	141	40
Asset-backed securities	—	3,358	26,395	15,456	2,452

Total Capital raising	256,498	397,940	374,658	277,602	118,697
Advisory services	14,815	30,115	17,759	10,344	14,976

Total Investment Banking	$271,313	$428,055	$392,417	$287,946	$133,673

Institutional Brokerage

For the Year Ended December 31, 2005. In addition to our investment banking activities, we also offer institutional brokerage services to our clients. In a rapidly changing trading environment characterized by continuing downward pressure on commission rates, revenue from institutional brokerage (principal transactions and agency commissions) was down 10.4% on a year-to-year basis, falling from $109.9 million in 2004 to $98.5 million in 2005. Additionally, in May 2005 we initiated certain fixed income sales and trading activities, primarily related to mortgage-backed, asset-backed and other structured securities.

For the Nine Months Ended September 30, 2006. Institutional brokerage revenues, net of related interest expense, rose 11.0% from $76.6 million for the nine months ended September 30, 2005 to $85.4 million for the nine months ended September 30, 2006 as a result of increases in both trading gains and trading volume, as well as the effects of fixed income sales and trading activities.

The following table shows details of our institutional brokerage revenues, net of related interest expense, related to these activities for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(dollars in thousands)
Total principal transactions	$23,964	$20,445	$15,980	$14,444	$5,822
Agency commissions	50,048	89,492	82,551	61,623	76,173
Mortgage trading interest and net investment loss	—	—	27,039	8,903	45,650

	74,012	109,937	125,570	84,970	127,645
Interest expense	—	—	23,743	8,341	42,284

Institutional brokerage revenues, net of interest expense	$74,012	$109,937	$101,827	$76,629	$85,361

Our investment banking and institutional brokerage businesses are focused on the consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and TMT industries. By their nature, our business activities are highly competitive and are not only subject to general market conditions, volatile trading markets, and fluctuations in the volume of market activity, but also to the conditions affecting the companies and markets in our core sectors. As a result, our capital markets revenues and profits can be subject to significant volatility from period to period.

Asset Management

Our asset management segment includes our asset management and private wealth management businesses.

Our asset management activities include the management of a broad range of pooled investment vehicles, including mutual funds, hedge funds, venture capital and private equity funds and separate accounts. Our total net assets under management decreased 22.6% from $3.1 billion at December 31, 2004 to $2.4 billion at December 31, 2005. At September 30, 2006, our total net assets under management were $2.3 billion.

We generate fees from our asset management activity by providing management services for investment vehicles or accounts and for the administration of mutual funds. Base management fees are earned based on the productive assets under management and are determined based on a percentage of actual or committed capital, excluding, in some cases, our own direct investments and certain other affiliated capital. The percentages used to determine our base management fee vary from vehicle to vehicle but range from 0.40% for an equity mutual fund to 2.5% for two of our venture capital funds.

We recorded $22.1 million in base management fees (including mutual fund administrative fees) for the year ended December 31, 2005 and $14.8 million for the nine months ended September 30, 2006. Our annualized effective fee during the fourth quarter of 2005 on the year-end net assets under management was 1.03%.

The incentive allocations and gains(losses) in our managed investment partnerships are determined, in part, by the value of securities held by those partnerships. To the extent that these partnerships hold securities of public companies that are restricted as to resale due to contractual lock-ups, regulatory requirements (including Rule 144 holding periods), or for other reasons, these securities are generally valued by reference to the public market price, subject to discounts to reflect the restrictions on liquidity. As the restriction period decreases, the amount of the discount is generally reduced. We review these valuations and discounts quarterly.

The following provides detail relating to our assets under management:

Assets Under Management

(dollars in millions)

	September 30, 2006
	Gross(1)	Net(2)
Managed accounts	$376.6	$376.6
Hedge and offshore funds	102.1	98.3
Mutual funds
Equity	1,582.2	1,576.0
Fixed income and money market	242.9	241.8
Private equity funds	48.5	46.9

Total	$2,352.3	$2,339.6

	December 31, 2005
	Gross(1)	Net(2)
Managed accounts	$463.4	$329.5
Hedge and offshore funds	154.3	150.5
Mutual funds
Equity	1,585.5	1,576.2
Fixed income and money market	297.8	296.6
Private equity funds	56.2	46.8

Total	$2,557.2	$2,399.6

	December 31, 2004
	Gross(1)	Net(2)
Managed accounts	$196.1	$196.1
Hedge and offshore funds	631.6	589.6
Mutual funds
Equity	1,968.6	1,954.4
Fixed income and money market	351.8	351.1
Private equity funds	52.5	49.7

Total	$3,200.6	$3,140.9

(1)	Gross assets under management represent the amount of actual gross assets of our proprietary investment partnerships and mutual funds, including leverage.
(2)	Net assets under management represent gross assets under management, net of any repurchase agreement debt, margin loans, securities sold but not yet purchased, lines of credit, and any other liabilities.

Our asset management revenues and net income are subject to fluctuations due to a variety of factors that are unpredictable, including the overall condition of the economy and the securities markets as a whole and our core sectors. These conditions can have a material effect on the inflows and outflows of assets under management, and the performance of our asset management funds. For example, a significant portion of the performance-based or incentive revenues that we recognize from our hedge fund, venture capital and private equity activities are based on the value of securities held in the funds we manage. The value of these securities includes unrealized gains or losses that may change from one period to another.

Results of Operations

Revenues

Our revenues consist primarily of capital raising and advisory fees in investment banking, agency commissions, principal transactions and mortgage trading interest and net investment income in institutional brokerage, base management fees and incentive allocations and fees in asset management.

Revenue from capital raising transactions is substantially dependent on the market for public and private offerings of equity and debt securities within our core sectors. Agency commissions are dependent on the level of overall market trading volume and penetration of our institutional client base by our research, sales and trading staff. Principal brokerage transactions are dependent on these same factors and on Nasdaq trading volume and spreads in the securities of such companies; net trading gains and losses are dependent on the market performance of securities held, as well as our decisions as to the level of market exposure we accept in these securities. Asset management revenues are dependent on the level of the productive capital on which our base management fees are calculated and the amount and performance of capital on which we have the potential to generate incentive income. Our asset management vehicles are subject to market risk caused by illiquidity and volatility in the markets in which they seek to sell or buy financial instruments. Revenue earned from these activities, including unrealized gains that are included in the incentive income portion of our asset management revenues and in net investment income, may fluctuate as a result of these risks. Accordingly, our revenues in these areas have fluctuated in the past, and we anticipate that they are likely to continue to fluctuate in the future.

Investment Banking

Capital raising revenue consists of underwriting discounts, selling concessions, management fees and reimbursed expenses associated with underwriting activities and Rule 144A institutional equity placements. We act in varying capacities in our underwriting activities, which, based on the underlying economics of each transaction, determine our ultimate revenues from these activities. When we are engaged as lead-manager of a capital raising transaction, we generally bear more risk and earn higher revenues than if engaged as a co-manager, an underwriter (syndicate member) or a broker-dealer included in the selling group.

Advisory revenue consists primarily of fees related to M&A transactions and reimbursed expenses associated with such activities. Advisory fees are recorded as revenue when the related service has been rendered and the client is contractually obligated to pay. Certain fees received in advance of services rendered and completion of transactions are recognized as revenue over the service period.

Institutional Brokerage

Principal transactions consist of a portion of dealer spreads attributed to the securities trading activities of FBR & Co. as principal in Nasdaq-listed and other securities, and are primarily derived from FBR & Co.’s activities as a market-maker in these securities. Trading gains and losses on equity securities are combined and reported on a net basis as part of principal transactions. Gains and losses result primarily from market price fluctuations that occur while holding positions in FBR & Co.’s trading security inventory.

Agency commissions consist of revenue resulting from the execution of exchange-listed securities and other transactions as agent.

Mortgage trading activities include buying and selling mortgage-backed securities and other structured securities in various financial transactions (which may include forward trades, dollar rolls and reverse repurchase transactions). We manage market risk associated with these securities positions primarily through forward purchases and sales of such securities, as well as sales of securities not yet purchased. These transactions result in interest income and net investment gain(loss).

Asset Management

We receive asset management revenue in our capacity as the investment manager to advisory clients, including our mutual funds, as general partner of several hedge, private equity and venture capital investment partnerships and as administrator to mutual funds. Incentive income will fluctuate with the performance of securities in the hedge, private equity and venture capital funds.

Net Investment Income

Net investment income includes income from investment funds reflecting our allocated earnings/losses from investments in proprietary investment partnerships and other managed investments and gains and losses on marked-to-market investment securities received in connection with capital raising activities.

Other Revenue

Other revenue primarily includes miscellaneous interest, dividends and fees.

Expenses

Compensation and benefits expense includes base salaries as well as incentive compensation. Incentive compensation varies primarily based on revenue production and net income. Salaries, payroll taxes and employee benefits are relatively fixed in nature.

Interest expense includes the costs of our repurchase agreements and commercial paper borrowings, costs of subordinated credit lines, and other financings.

Professional services expenses include legal and consulting fees, recruiting fees, technology services and asset management sub-advisory fees. Many of these expenses, such as legal fees associated with investment banking transactions and asset management sub-advisory fees are, to a large extent, variable with revenue.

Business development expenses include travel and entertainment, expenses related to investment banking transactions, costs of conferences, sponsorships and advertising, including costs associated with the sponsorship of the PGA TOUR’s FBR Open. Certain of these expenses are directly related to investment banking transactions, and as such are, to a large extent, variable with revenue.

Clearing and brokerage fees include trade processing expense that we pay to our clearing brokers, and execution fees that we pay to floor brokers and electronic communication networks. These expenses are almost entirely variable based on our revenue.

Occupancy and equipment includes rental costs for our facilities, depreciation and amortization of equipment, software and leasehold improvements and expenses. These expenses are largely fixed in nature.

Communications expenses include voice, data and Internet service fees, and data processing costs. While variable in nature, these do not tend to vary with revenue.

Other operating expenses include amortization of certain intangible assets, professional liability and property insurance, printing and copying, business licenses and taxes, offices supplies, charitable contributions and other miscellaneous office expenses.

The following table sets forth financial data as a percentage of net revenues for the years presented:

Financial Data as a Percentage of Net Revenue

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2003	2004	2005	2005	2006
Revenues:
Investment banking:
Capital raising	65.5%	68.4%	70.3%	70.4%	48.6%
Advisory	3.8%	5.2%	3.3%	2.6%	6.1%

Subtotal	69.3%	73.6%	73.6%	73.0%	54.7%

Institutional brokerage:
Agency commissions and principal transactions	18.9%	18.9%	18.5%	19.2%	33.6%
Mortgage trading interest	—	—	5.8%	2.9%	19.9%
Mortgage trading net investment loss	—	—	(0.7)%	(0.6)%	(1.2)%

Subtotal	18.9%	18.9%	23.6%	21.5%	52.3%

Asset management:
Base management fees	2.9%	3.3%	4.1%	4.3%	6.1%
Incentive allocations and fees	2.1%	1.9%	0.4%	0.3%	0.4%

Subtotal	5.0%	5.2%	4.5%	4.6%	6.5%

Net investment income	5.6%	1.1%	0.9%	0.9%	—
Interest income	1.1%	1.2%	4.9%	4.9%	6.4%
Other	0.2%	0.2%	0.5%	0.4%	1.1%

Total revenues	100.1%	100.2%	108.0%	105.3%	121.0%
Interest expense	0.1%	0.2%	8.0%	5.3%	21.0%

Revenues, net of interest expense	100.0%	100.0%	100.0%	100.0%	100.0%

Non-interest expenses:
Compensation and benefits	52.8%	52.5%	52.1%	52.1%	67.4%
Professional services	4.8%	6.9%	10.1%	10.3%	12.3%
Business development	5.2%	7.5%	7.4%	7.8%	9.9%
Clearance and brokerage fees	1.7%	1.5%	1.6%	1.6%	3.3%
Occupancy and equipment	2.2%	2.3%	4.4%	4.3%	9.1%
Communications	2.1%	2.2%	3.3%	3.2%	6.2%
Other operating expenses	1.6%	1.4%	3.5%	3.9%	4.4%

Total non-interest expenses	70.4%	74.3%	82.4%	83.2%	112.6%

Net income before income taxes	29.6%	25.7%	17.6%	16.8%	(12.6)%

Comparison of the Nine Months Ended September 30, 2006 to the Nine Months Ended September 30, 2005

Net income decreased from $32.1 million during the nine months of 2005 to a loss of $16.8 million during the nine months of 2006. This decrease reflects a significant reduction in capital raising revenues in 2006 as compared to 2005. The Company’s 2005 results include $7.5 million of expenses relating to proposed settlements with the SEC and the NASD relating to a transaction we completed in 2001 (see Note 10 to our consolidated financial statements). In addition, effective January 1, 2006, FBR Group adopted SFAS No. 123(R), “Share-Based Payment” (SFAS 123R). Pursuant to the provisions of SFAS 123R, we recorded $2.4 million of compensation relating to certain share-based payments. The 2006 net loss also includes a $13.9 million income tax benefit as compared to a $34.3 million income tax provision recorded in 2005.

Our company’s net revenues decreased 38.1% from $394.4 million in 2005 to $244.1 million in 2006 due to the following changes in revenues and interest expense.

Capital raising revenue decreased 57.2% from $277.6 million in 2005 to $118.7 million in 2006. The decrease is attributable to fewer lead- or co-lead-managed transactions completed in 2006 as compared to 2005. During 2006, we were lead-or co-lead-manager on 11 public equity offerings raising $1.4 billion. During 2005, we were lead-or co-lead-manager on 16 public equity offerings raising $3.4 billion. In addition, we completed nine private equity placements during 2006 generating $81.7 million in revenues compared to 10 private equity placements in 2005 generating $163.6 million in revenues.

Advisory revenue increased 45.6% from $10.3 million in 2005 to $15.0 million in 2006 due primarily to an increase in the number of advisory engagements.

Institutional brokerage revenue from agency commissions and principal transactions increased 7.8% from $76.1 million in 2005 to $82.0 million in 2006, as a result of increases in both trading gains and trading volume.

In addition, in 2006, our mortgage sales and trading activities contributed revenues net of interest expense of $3.4 million, reflecting $48.7 million in interest income, a net investment loss of ($3.0) million and $42.3 million of interest expense.

Asset management base management fees decreased 12.9% from $17.0 million in 2005 to $14.8 million in 2006. The decrease is primarily attributable to the decrease in average net assets under management in 2006 as compared to 2005, as well as a decrease in mutual fund administrative fees. Asset management incentive allocations and fees decreased from a gain of $1.2 million in 2005 to a gain of $0.9 million in 2006 primarily as a result of fund performance during the period.

Net investment income includes income from investment funds reflecting our allocated earnings/losses from investments in proprietary investment partnerships and other managed investments and gains and losses on marked-to-market investment securities received in connection with capital raising activities. The decrease in net investment income from $3.4 million in 2005 to $0.1 million in 2006 is due to losses on investment securities and investment funds.

Arlington Funding, LLC, or Arlington Funding, is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to mortgage originators with which we have a relationship. We serve as administrator and provide collateral for Arlington Funding’s commercial paper program. Through these arrangements, we are the primary beneficiary of Arlington Funding and consolidate this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. During 2006, we earned $8.9 million of interest income from our reverse repurchase agreement assets and incurred $8.4 million of interest expense from the related commercial paper liabilities. During 2005, we earned $13.2 million of interest income from our reverse repurchase agreement assets and incurred $11.6 million of interest expense from the related commercial paper liabilities.

Interest income unrelated to our brokerage activities and Arlington Funding primarily relates to borrowing arrangements with affiliates and interest earned on interest-bearing bank accounts. This interest income increased 13.3% from $6.0 million in 2005 to $6.8 million in 2006 due to the increase in the average cash balance as a result of the private offering offset by a lower average balance of funds loaned to affiliates.

Other revenues increased 52.9% from $1.7 million in 2005 to $2.6 million in 2006 primarily due to the increase in dividends related to certain investments.

Total non-interest expenses decreased 16.3% from $328.0 million in 2005 to $274.7 million in 2006. This decrease reflects the $7.5 million of expenses recognized in 2005 relating to proposed settlements with the SEC and NASD discussed above and a decrease in variable compensation as a result of decreased investment banking revenues.

Compensation and benefits expense decreased 19.9% from $205.3 million in 2005 to $164.4 million in 2006. This decrease is primarily due to a $46.3 million decrease in variable compensation associated primarily with decreased investment banking revenues offset by the $2.4 million of compensation expense recorded pursuant to SFAS 123R.

Professional services expenses decreased 26.5% from $40.7 million in 2005 to $29.9 million in 2006 primarily due to decreased investment banking activities.

Business development expenses decreased 20.8% from $30.7 million in 2005 to $24.3 million in 2006. This decrease is primarily due to a decrease in advertising costs and other costs associated with our sponsorship of the PGA TOUR’s FBR Open, as well as costs associated with investor conferences. In addition, the change reflects decreased costs associated with capital raising activities consistent with the decrease in investment banking revenue.

Clearing and brokerage fees increased 30.2% from $6.3 million in 2005 to $8.2 million in 2006. The increase is due to increased equity trading volumes as well as mortgage sales and trading activity.

Occupancy and equipment expense increased 30.8% from $16.9 million in 2005 to $22.1 million in 2006. This overall increase is primarily the result of cost associated with the expansion and upgrade of our Arlington headquarters and the result of costs associated with various technology upgrades. This increase includes an increase of $1.4 million in depreciation expense from $4.4 million in 2005 to $5.8 million in 2006.

Communications expense increased 18.1% from $12.7 million in 2005 to $15.0 million in 2006 primarily due to increased costs related to market data and customer trading services in support of capital raising activities, as well as costs incurred relating to mortgage sales and trading activities.

Other operating expenses decreased 29.9% from $15.4 million in 2005 to $10.8 million in 2006. This change reflects the $7.5 million incurred in 2005 relating to the proposed settlements with the SEC and the NASD discussed above offset by costs incurred in 2006 in settlement of certain claims and disputes associated with the Company’s operating activities.

The total income tax provision changed from a $34.3 million tax expense in 2005 to a tax benefit of $13.9 million in 2006 due to current year losses. Our annualized effective tax rate was 45.3% for the nine months ended September 30, 2006 compared to 51.6% in 2005. The disparity between the effective tax rates is due primarily to the non-deductible nature of the $7.5 million incurred in 2005 relating to our proposed settlements with the SEC and the NASD discussed above and the effects of changes in state apportionment.

Comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2004

Net income decreased from $89.8 million in 2004 to $48.1 million in 2005. This decrease is primarily due to decreased net revenues, including lower investment banking revenues in our capital markets segment and incentive allocations in our asset management segment. In addition, the decrease reflects $7.5 million of expenses recognized in the first quarter of 2005 relating to proposed settlements with the SEC and the NASD relating to a transaction we completed in 2001 (see Note 10 to our consolidated financial statements). Our 2005 results reflect a $45.9 million income tax provision as compared to a $59.5 million tax provision recorded in 2004.

Our gross revenues decreased 1.2% from $582.4 million in 2004 to $575.4 million in 2005 due primarily to lower capital market revenues offset by interest revenues associated with mortgage trading activities initiated in 2005 and interest revenues associated with our commercial paper conduit Arlington Funding. Within capital markets, our investment banking revenue decreased $35.6 million, or 8.3%, and institutional brokerage revenue, including gross revenue from mortgage trading activities, increased $15.6 million, or 14.2%, in 2005 as compared to 2004.

Capital raising revenue decreased 5.8% from $397.9 million in 2004 to $374.7 million in 2005. The decrease is attributable to a fewer number of transactions in 2005. During 2005, we managed 89 public offerings, of which we lead-managed 45, raising $36.2 billion and generating $149.2 million in revenues. During 2004, we managed 93 public offerings, of which we lead-managed 51, raising $22.7 billion and generating $232.8 million in revenues. This decrease was offset by an increase in revenues from private equity placements of $60.3 million.

Advisory revenue decreased 40.9% from $30.1 million in 2004 to $17.8 million in 2005 due primarily to the completion of fewer M&A transactions. We completed 13 M&A transactions in 2004, of which four transactions accounted for $17.8 million of our total fees, compared to 11 in 2005.

Institutional brokerage revenue from principal transactions decreased 21.6% from $20.4 million in 2004 to $16.0 million in 2005 and agency commissions decreased 7.7% from $89.5 million in 2004 to $82.6 million in 2005 primarily due to lower trading volume.

In addition, during 2005 we initiated mortgage sales and trading activity. These activities contributed revenues net of interest expense of $3.4 million, reflecting $30.9 million of interest income, a net investment loss of $3.8 million and $23.7 million of interest expense.

Asset management base management fees increased 16.3% from $19.0 million in 2004 to $22.1 million in 2005 due to the increase in mutual fund administrative fees as a result of increased average assets under management. Asset management incentive allocations and fees decreased 82.6% from $10.9 million in 2004 to $1.9 million in 2005 primarily a result of fund performance and the reversal of incentive allocations from certain investment partnerships during 2005.

Net investment income includes income from investment funds reflecting our allocated earnings/losses from investments in proprietary investment partnerships and other managed investments and gains and losses on marked-to-market investment securities received in connection with capital raising activities. The decrease in net investment income from $6.1 million in 2004 to $4.6 million in 2005 is due to lower gains on investment securities and investment funds.

Arlington Funding is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to mortgage originators with which we have a relationship. We serve as administrator and provide collateral for Arlington Funding’s commercial paper program. Through these arrangements, we are the primary beneficiary of Arlington Funding and consolidate this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. During 2005, we earned $18.5 million of interest income from its reverse repurchase agreement assets and incurred $16.5 million of interest expense from the related commercial paper liabilities. Arlington Funding was formed during the fourth quarter of 2004, and its activity during 2004 was limited.

Interest income unrelated to our brokerage activities and Arlington Funding primarily relates to borrowing arrangements with affiliates and interest earned on interest-bearing bank accounts. This interest income increased from $6.7 million in 2004 to $7.5 million in 2005 due to increased cash and securities held in interest-bearing accounts offset by a lower average balance of funds loaned to affiliates.

Other revenues increased from $1.6 million in 2004 to $2.8 million in 2005 primarily due to the increase in dividends related to investments.

Interest expense unrelated to our brokerage activities and Arlington Funding primarily relates to borrowing arrangements with affiliates. These costs increased from $1.0 million in 2004 to $2.4 million in 2005 due to increased borrowings under such arrangements.

Total non-interest expenses increased 1.6% from $432.1 million in 2004 to $438.8 million in 2005 due primarily to the $7.5 million of expenses recorded in 2005 based on the proposed settlements with the SEC and the NASD discussed above that is included in other operating expenses and increased legal costs related to these matters that are included in professional services in 2005 that are not comparable to 2004, offset by decreased compensation and benefits costs.

Compensation and benefits expense decreased 9.0% from $305.0 million in 2004 to $277.7 million in 2005. This decrease is primarily due to decreased variable compensation in 2005 as compared to 2004 as a result of lower investment banking revenues and a reduction in executive bonuses. As a percentage of net revenues, compensation and benefits expense decreased slightly from 52.5% in 2004 to 52.1% in 2005.

Professional services expense increased 34.5% from $40.0 million in 2004 to $53.8 million in 2005. This increase is primarily due to, legal costs associated with the proposed settlements with the SEC and NASD discussed above, sub-advisory fees, as well as costs associated with technology enhancements.

Business development expenses decreased 9.7% from $43.5 million in 2004 to $39.3 million in 2005. This decrease reflects a reduction in travel costs relating to capital raising activities due to fewer transactions and lower revenues in 2005 as compared to 2004.

Clearing and brokerage fees decreased 2.2% from $8.9 million in 2004 to $8.7 million in 2005 primarily due to lower equity trading volume. As a percentage of institutional brokerage net revenue, clearing and brokerage fees increased from 8.1% in 2004 to 8.5% in 2005.

Occupancy and equipment expense increased 70.8% from $13.7 million in 2004 to $23.4 million in 2005. The increase is attributable primarily to investments made in upgrading technology and expansions at our Arlington, New York and Boston facilities. Office and equipment rental and depreciation expense increased $4.4 million and $2.4 million, respectively, associated with these activities. Total employees were 761 as of December 31, 2005 as compared to 664 as of December 31, 2004.

Communications expense increased 33.8% from $13.0 million in 2004 to $17.4 million in 2005. The increase is primarily due to increased market data costs in support of capital raising activities and increased costs related to mortgage sales and trading activities, as well as costs associated with the increase in employees.

Other operating expenses increased 131.3% from $8.0 million in 2004 to $18.5 million in 2005. This change is due primarily to costs associated with the proposed settlements with the SEC and the NASD of $7.5 million discussed above and an increase in various office operations and administrative expense items.

The total income tax provision decreased from $59.5 million in 2004 to $45.9 million in 2005 due to decreased taxable income in 2005 as compared to 2004. Our effective tax rate was 49% in 2005 as compared to 40% in 2004. The increase in the effective tax rate is due to an increase in our state taxes due to changes in state apportionment and due to the non-deductible nature of the $7.5 million charge recorded in the first quarter 2005 relating to our proposed settlements with the SEC and the NASD (see Note 10 to our audited consolidated financial statements).

Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003

Net income increased from $71.4 million in 2003 to $89.8 million in 2004. This increase is primarily due to increased revenues, primarily increased capital raising and agency commission revenues in 2004 as compared to 2003. Our 2004 net income also reflects $59.5 million of income tax expenses as compared to $44.5 million of income tax expense recorded in 2003.

Our gross revenues increased 48.4% from $392.4 million in 2003 to $582.4 million in 2004 due primarily to increases in revenues from investment banking and institutional brokerage activities. Within our capital market segment investment banking revenue increased $156.7 million, or 57.8%, and institutional brokerage revenue increased $36.0 million, or 49%, in 2004 as compared to 2003.

Capital raising revenue increased 55.1% from $256.5 million in 2003 to $397.9 million in 2004 due primarily to larger fees earned on public offerings and on institutional private placements. The increase is also attributable to a greater number of transactions in 2004, including lead-managed transactions resulting in higher fees per transaction. During 2004, we managed 93 public offerings, of which we lead-managed 51, raising $22.7 billion and generating $233.0 million in revenues. During 2003, we managed 40 public offerings, of which we lead-managed 26, raising $5.9 billion and generating $127.2 million in revenues. The average size of underwritten transactions for which we were a lead or co-manager increased from $147.5 million in 2003 to $244.5 million in 2004. In 2003, we completed nine private placements generating $129.3 million in revenues, compared to ten completed transactions in 2004 generating $165.2 million in revenues. The average size of private placements, including Rule 144A institutional equity placements, increased from $279.7 million in 2003 to $342.1 million in 2004.

Advisory revenue increased 103.4% from $14.8 million in 2003 to $30.1 million in 2004. The increase is attributable to a greater number of advisory transactions, and certain larger transactions in 2004 as compared to 2003. We completed eight M&A transactions in 2003 as compared to 13 in 2004, of which four transactions accounted for $17.8 million of our total fees.

Institutional brokerage revenue from principal transactions decreased 15% from $24.0 million in 2003 to $20.4 million in 2004 due to the shift of revenue mix from principal to agency and lower trading gains. We recorded trading losses of $3.9 million in 2004 compared to a trading gain of $0.1 million in 2003. Institutional brokerage agency commissions increased 79% from $50.0 million in 2003 to $89.5 million in 2004 primarily due to increased customer trading attributed to, among other things, greater penetration of institutional accounts through broader research coverage and sales and trading services.

Asset management base management fees increased 63.8% from $11.6 million in 2003 to $19.0 million in 2004 due to the increase in assets under management during 2004. Asset management incentive allocations and fees increased 29.8% from $8.4 million in 2003 to $10.9 million in 2004, reflecting an increase in incentive allocations from investment partnerships resulting from fund performance during the period.

Net investment income includes income from investment funds reflecting our allocated earnings/losses from investments in proprietary investment partnerships and other managed investments and gains and losses on marked-to-market investment securities received in connection with capital raising activities. Net investment income decreased 72% from $21.9 million in 2003 to $6.1 million in 2004 due to lower gains on investment securities, particularly investment securities marked to market.

Interest income unrelated to our brokerage activities increased from $4.4 million in 2003 to $6.7 million in 2004 due to increased cash and securities held in interest-bearing accounts and a higher average balance of funds loaned to affiliates.

Other revenues increased from $0.8 million in 2003 to $1.6 million in 2004 primarily due to the increase in dividends related to investments.

Interest expense primarily relates to borrowing arrangements with affiliates. These costs increased from $0.5 million in 2003 to $1.0 million in 2004 due to increased borrowings under such arrangements.

Total non-interest expenses increased 56.5% from $276.1 million in 2003 to $432.1 million in 2004 due primarily to increases in variable compensation, business development and professional services and clearing and brokerage fees, all consistent with increased revenue in 2004 as compared to 2003.

Compensation and benefits expense increased 47.3% from $207.0 million in 2003 to $305.0 million in 2004. This increase was primarily due to an increase in variable compensation associated with investment banking and institutional brokerage as a result of increased revenues. As a percentage of net revenues, compensation and benefits expense decreased slightly from 52.8% in 2003 to 52.4% in 2004.

Professional services expenses increased 113.9% from $18.7 million in 2003 to $40.0 million in 2004. This increase is due primarily to costs associated with the higher level of investment banking activity in 2004 as compared to 2003, as well as costs associated with corporate initiatives, including increased accounting, legal and recruiting expenses.

Business development expenses increased 112.2% from $20.5 million in 2003 to $43.5 million in 2004. This increase is due primarily to costs associated with the higher level of investment banking activity in 2004 as compared to 2003, as well as costs associated with our branding initiatives, including sponsorship of the PGA TOUR’s FBR Open and related advertising.

Clearing and brokerage fees increased 30.9% from $6.8 million in 2003 to $8.9 million in 2004. As a percentage of institutional brokerage revenue, clearing and brokerage fees decreased from 9.2% in 2003 to 8.1% in 2004. This percentage decrease was driven by changes in the terms of our clearing agreement during 2004.

Occupancy and equipment expense increased 57.5% from $8.7 million in 2003 to $13.7 million in 2004. The increase is attributable primarily to investments made in upgrading technology and expansions at our Arlington, New York and Boston facilities. Total employees were 664 as of December 31, 2004, as compared to 473 as of December 31, 2003.

Communications expense increased 56.6% from $8.3 million in 2003 to $13.0 million primarily due to increased market data costs in support of capital raising activities and increased costs related to equity sales and trading activities, as well as the costs associated with the increase in employees.

Other operating expenses increased 29% from $6.2 million in 2003 to $8.0 million in 2004. This change reflects increased fund distribution fees of $0.2 million related to increased mutual fund assets under management, increased D&O and E&O insurance premiums of $0.3 million, and an increase in various office operations expense items related to the increase in headcount.

The total income tax provision increased from $44.5 million in 2003 to $59.5 million in 2004 due to increased taxable income in 2004 as compared to 2003. Our tax provision for 2004 reflects an effective tax rate of 40%. Our 2003 tax provision reflects an effective tax rate of 38%. The increase in the effective tax rate in 2004 is due to the utilization in 2003 of the remaining foreign net operating loss carry forwards.

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund investments and for other general business purposes. In addition, regulatory requirements applicable to our broker-dealer subsidiaries require minimum capital levels for these entities. The primary sources of funds for liquidity consist of borrowings under repurchase agreements, commercial paper borrowings, dividends on equity securities, proceeds from sales of securities, internally generated funds, equity capital contributions, and credit provided by banks, clearing brokers, and affiliates of our principal clearing broker. Our potential future sources of liquidity include existing cash balances, internally generated funds, borrowing capacity through margin accounts and corporate lines of credit, and future issuances of common stock, preferred stock, or debt securities.

Sources of Funding

We believe that our existing cash balances, cash flows from operations, borrowing capacity, other sources of liquidity and execution of our financing strategies should be sufficient to meet our cash requirements for the foreseeable future. We have obtained, and believe we will be able to continue to obtain, short-term financing in amounts and at interest rates consistent with our financing objectives. We may, however, seek debt or equity financings, in public or private transactions, to provide capital for corporate purposes and/or strategic business opportunities, including possible acquisitions, joint ventures, alliances, or other business arrangements which could require substantial capital outlays. Our policy is to evaluate strategic business opportunities, including acquisitions and divestitures, as they arise. There can be no assurance that we will be able to raise sufficient debt or equity on acceptable terms, to take advantage of investment opportunities that become available. Should our needs ever exceed these sources of liquidity, we believe that most of our investments could be sold, in most circumstances, to provide cash.

As of December 31, 2005 and September 30, 2006, our indebtedness totaled $1.4 billion and $0.8 billion, respectively, which resulted in a leverage ratio of 5.8 to 1 and 1.7 to 1, respectively. In addition to trading account securities sold short and other payables and accrued expenses, our indebtedness consisted of repurchase agreements with several financial institutions and commercial paper issued through Arlington Funding.

As of December 31, 2005, we had an unsecured revolving subordinated loan agreement with FBR Group with a $500 million available credit line and an expiration date of March 31, 2007. As of December 31, 2004 and 2005, and September 30, 2006 there were no outstanding balances under this line of credit. Proceeds from these borrowings would be allowable in computing net capital under the SEC’s Uniform Net Capital Rule.

As of December 31, 2005, we had $75 million outstanding under a temporary subordinated loan from a subsidiary of our clearing broker. Proceeds of this borrowing are available for net capital purposes and in connection with regulatory capital requirements to support underwriting activity. Interest on this loan accrued at an annual rate of three-month LIBOR plus 4% (8.37% as of December 31, 2005). This temporary subordinated loan has a maximum term of 45 days. We initiated this borrowing on December 14, 2005 and it was repaid in full on January 6, 2006.

Arlington Funding is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset-backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to us and its affiliates and to mortgage originators with which we have a relationship. We serve as administrator and provide collateral for Arlington Funding’s commercial paper program. Through these arrangements, we are the primary beneficiary of Arlington Funding and consolidate this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. The extendable commercial paper notes issued by Arlington Funding are rated A1+/P1 by Standard & Poor’s and Moody’s Investors Service, respectively. Our financing capacity through Arlington Funding is $5 billion.

We have short-term financing facilities that are structured as repurchase agreements with various financial institutions that are used in conjunction with our mortgage trading activities. The interest rates under these agreements are based on LIBOR plus a spread that ranges between 0.60% & 1.50% based on the nature of the mortgage collateral.

Our mortgage financing repurchase agreements include provisions contained in the standard master repurchase agreement as published by the Bond Market Association and may be amended and supplemented in accordance with industry standards for repurchase facilities. Our mortgage financing repurchase agreements include financial covenants, with which the failure to comply would represent an event of default under the applicable repurchase agreement. Similarly, each repurchase agreement includes events of default for events of insolvency and events of default on other indebtedness. As provided in the standard master repurchase agreement as typically amended, upon the occurrence of an event of default or termination event the applicable counterparty has the option to terminate all repurchase transactions under such counterparty’s repurchase agreement and to demand immediate payment of any amount due from us to the counterparty.

Under our repurchase agreements, we may be required to pledge additional assets to our repurchase agreement counterparties in the event the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral (i.e., margin call), which may take the form of additional securities or cash. Margin calls on repurchase agreements collateralized by our mortgage trading investments primarily result from events such as declines in the value of the underlying mortgage collateral caused by factors such as rising interest rates or prepayments.

To date, we have not had any margin calls on our repurchase agreements that we were not able to satisfy with either cash or additional pledged collateral.

The following table provides information regarding our outstanding commercial paper and repurchase agreement borrowings as of December 31, 2004 and 2005 and as of September 30, 2006.

	December 31, 2004		December 31, 2005		September 30, 2006
	Commercial Paper	Repurchase Agreements	Commercial Paper	Repurchase Agreements	Commercial Paper	Repurchase Agreements
	(dollars in thousands)
Outstanding balance	$183,644	$—	$136,016	$929,363	$38,244	$579,297
Weighted-average rate	2.46%	—	4.41%	4.40%	5.36%	5.31%
Weighted-average term to maturity	20.0 days	—	20.0 days	20.4 days	21.6 days	12.5 days

Assets

Our principal assets consist of cash and cash equivalents, receivables, securities held for trading purposes and investments. As of December 31, 2005 and September 30, 2006, liquid assets consisted primarily of cash and cash equivalents of $162.4 million and $309.5 million, respectively. In addition, we held $1.0 billion and $0.5 billion in trading securities and receivables due from our clearing broker of $70.9 million and $154.3 million at December 31, 2005 and September 30, 2006, respectively.

Investments primarily consist of investments in marketable equity and non-public equity securities, managed partnerships (including hedge, private equity, and venture capital funds), in which we serve as managing partner and our investment in RNR II (QP), LP and RNR II (FBR Employees), LP (partnerships we do not manage). Although our investments in hedge, private equity and venture capital funds are mostly illiquid, the underlying investments of such entities are, in the aggregate, mostly publicly-traded, liquid equity and debt securities, some of which may be restricted due to contractual “lock-up” requirements.

Our investment portfolio is exposed to potential future downturns in the markets and private equity securities are exposed to deterioration of credit quality, defaults, and downward valuations. On a quarterly basis, we review the valuations of our private equity investments. If and when we determine that the net realizable value of these investments is less than our carrying value, we will reflect the reduction as an investment loss. Similarly, we review our portfolio of marketable equity securities on a quarterly basis. If we determine that a decline in value of an investment in a marketable equity security accounted for as available-for-sale below our cost basis is “other than temporary,” the loss will be recognized in the statement of operations during the period in which the liquidation or determination is made.

Regulatory Capital

FBR & Co., a U.S. broker-dealer, is registered with the SEC and is a member of the NASD. Additionally, FBRIL, our U.K. broker-dealer, is registered with the FSA. As such, they are subject to the minimum net capital requirements promulgated by the SEC and FSA, respectively. As of December 31, 2005, FBR & Co. had total regulatory net capital of $128.4 million, which exceeded its required net capital of $8.4 million by $120 million. As of September 30, 2006, FBR & Co. had total regulatory net capital of $53.3 million, which exceeded its required net capital of $4.3 million by $49.0 million. In addition, FBRIL had regulatory capital as defined in excess of required amounts at both December 31, 2005 and September 30, 2006. Regulatory net capital requirements increase when the broker-dealers are involved in underwriting activities based upon a percentage of the amount being underwritten.

Distributions and Contributions

In March 2003, FBR Group contributed certain general partner, managing member and limited partnership interests in various hedge and private equity funds, as well as certain other assets and liabilities, with a total value of $17.5 million to us. Through these contributions we established FBRIM, a registered investment advisor. FBRIM is the successor to an entity previously owned by FBR Group that engaged in similar investment advisory activities, including management of FBR Asset Investment Corporation.

During the year ended December 31, 2005 we distributed cash and equity securities valued at $50.5 million to FBR Group. During the year ended December 31, 2005, FBR TRS Holdings contributed $9.4 million of management contract intangibles and certain other related assets to us. During the year ended December 31, 2004, we distributed equity securities and warrants valued at $27.6 million to FBR Group, and received equity securities valued at $1.9 million from FBR Group.

In June 2006, FBRIM distributed $6.0 million of investment securities to FBR TRS Holdings. In July 2006, FBR & Co. and FBR Fund Advisors distributed cash of $8.9 and $5.0 million, respectively, to FBR TRS Holdings.

Contractual Obligations

We have contractual obligations to make future payments in connection with long-term debt and non-cancelable lease agreements and other contractual commitments as well as uncalled capital commitments to various investment partnerships that may be called over the next ten years. The following table sets forth these contractual obligations by fiscal year:

	October 1, 2006 through December 31, 2006	2007	2008	2009	2010	Thereafter	Total
	(dollars in thousands)
Minimum rental and other contractual commitments	$645	$8,911	$8,606	$2,595	$2,559	$14,158	$37,474
Capital commitments(1)	—	—	—	—	—	—	—

Total Contractual Obligations	$645	$8,911	$8,606	$2,595	$2,559	$14,158	$37,474

(1)	The table above excludes $6.5 million of uncalled capital commitments to various investment partnerships that may be called over the next ten years. This amount was excluded because we cannot currently determine when, if ever, the commitments will be called.

We also had short-term repurchase agreement and commercial paper liabilities of $579.2 million and $38.2 million, respectively, as of September 30, 2006. See Note 7 to our consolidated financial statements for further information.

We maintain multiple facilities that are leased by FBR Group. The future minimum aggregate annual payments under these arrangements with FBR Group are as follows (dollars in thousands):

October 1, 2006 through December 31, 2006	$1,675
2007	6,662
2008	7,043
2009	7,393
2010	7,613
Thereafter	29,813

$60,199

Market Risk and Credit Risk

Market risk generally represents the risk of loss through a change in realizable value that can result from a change in the prices of equity securities, a change in the value of financial instruments as a result of changes in interest rates, a change in the volatility of interest rates or a change in the credit rating of an issuer. Except for trading securities held by FBR & Co., none of our investments are held for trading purposes.

We monitor market and business risk, including credit risk, operations, liquidity, compliance, legal, reputational and equity ownership risk through a number of control procedures designed to identify and evaluate the various risks to which our businesses and investments are exposed. We have established various committees to assess and to manage risk associated with our investment banking, merchant banking and other activities. We review, among other things, business and transactional risks associated with investment banking potential clients and engagements. We seek to manage the risks associated with our investment banking and merchant banking activities by review and approval of transactions by the relevant committee, prior to accepting an engagement or pursuing a material investment transaction.

We believe that our primary risk exposure is to equity and debt price changes and the resulting impact on our marketable trading and long-term investments and unrealized incentive income. Direct market risk exposure to changes in foreign exchange rates is not currently material to our business. Equity and debt price risk is managed primarily through the monitoring and reporting of capital exposure to various issuers.

We generally attempt to limit exposure to market risk on securities held as a result of our daily trading activities by limiting our intra-day and overnight inventory of equity trading securities to that needed to provide the appropriate level of liquidity in the securities for which we are a market maker.

Our broker-dealer subsidiaries clear all of their securities transactions through a clearing broker on a fully disclosed basis. Pursuant to the terms of the agreements between our broker-dealer subsidiaries and the clearing broker, the clearing broker has the right to charge us for losses that result from a counterparty’s failure to fulfill its contractual obligations.

As the right to charge us has no maximum amount and applies to all trades executed through the clearing broker, we believe there is no maximum amount assignable to this right. At September 30, 2006, December 31, 2005 and 2004, we have recorded no liabilities with regard to the right. During the nine months ended September 30, 2006 and years ended December 31, 2005, 2004 and 2003 we paid the clearing broker a total less than twenty thousand dollars related to these guarantees.

In addition, we have the right to pursue collection of performance from the counterparties who do not perform under their contractual obligations. We monitor the credit standing of the clearing broker and all counterparties with which we conduct business.

The securities industry is subject to numerous risks, including the risk of loss associated with the underwriting, ownership, and trading of securities, and the risk of reduced revenues in periods of reduced demand for security offerings and activity in secondary trading markets. Changing economic and market trends may negatively impact the liquidity and value of our investments and the level of security offerings underwritten by us, which may adversely affect our revenues and profitability.

Off-Balance Sheet Arrangements

Through indemnification provisions in agreements with clearing organizations, customer activities may expose us to off-balance-sheet credit risk. Financial instruments may have to be purchased or sold at prevailing market prices in the event a customer fails to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer obligations. We seek to manage the risks associated with customer activities through customer screening and selection procedures as well as through requirements on customers to maintain margin collateral in compliance with various regulations and clearing organization policies.

High Yield and Non-Investment Grade Debt and Preferred Securities

We underwrite, trade, invest in, and make markets in high-yield corporate debt securities and preferred stock of below investment grade-rated companies. For purposes of this discussion, non-investment grade securities are defined as preferred securities or debt rated BB+ or lower, or equivalent ratings, by recognized credit rating agencies, as well as non-rated securities or debt. Investments in non-investment grade securities generally involve greater risks than investment grade securities due to the issuer’s creditworthiness and the comparative illiquidity of the market for such securities.

General Partner and Managing Member Interests

The hedge funds and other partnerships that we manage through subsidiaries as general partner or managing member had $13.3 million of liabilities as of December 31, 2005, primarily margin debt, not reflected on our balance sheet. We believe that our maximum potential exposure to a catastrophic loss (defined for these purposes as a 40% decline in the asset value of each partnership) would not exceed the value of our investment in these entities.

Critical Accounting Policies

Our financial statements are prepared in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and follow general practices within the industries in which it operates. The preparation of our financial statements requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although we base our estimates and assumptions on historical experience, when available, and on various other factors that we believe to be reasonable under the circumstances, management exercises significant judgment in the final determination of our estimates. Actual results may differ from these estimates.

Our significant accounting policies are presented in Note 2 to our consolidated financial statements. Our most critical policies that are both very important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective or complex judgments or estimates are discussed below.

Valuation of Private and Restricted Public Company Investments and Trading Securities

The private investment funds that we manage record their investments in securities at fair value. Certain investments consist of equity investments in securities of development-stage and early-stage privately and publicly held companies. The disposition of these investments may be restricted due to the lack of a ready market (in the case of privately held companies) or due to contractual or regulatory restrictions on disposition (in the case of publicly held companies). In addition, these securities may represent significant portions of the issuer’s equity and carry special contractual privileges not available to other security holders. As a result of these factors, precise valuation for the restricted public securities and private company securities is a matter of judgment, and the determination of fair value must be considered only an approximation and may vary significantly from the amounts that could be realized if the investment were sold. The Company’s total investment in these private investment funds totaled $18.8 million as of December 31, 2005. Prospectively, this investment value will be adjusted to reflect our proportionate share of the funds’ income or loss, including realized and unrealized gains and losses on the funds’ underlying investments.

Substantially all financial instruments used in our trading and investing activities are carried at fair value or amounts that approximate fair value. Fair value is based generally on listed market prices or broker-dealer price quotations. The fair values reported reflect estimates and may not necessarily be indicative of the amounts we could realize in a current market transaction. To the extent that prices are not readily available, fair value is based on internal valuation models and estimates made by management.

Long Term Investments

We account for our long-term investments in marketable equity securities under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” SFAS 115 requires that investments in debt securities be designated at the time of acquisition as “held-to-maturity,” “available-for-sale” or “trading,” and investments in equity securities be designated as either “available-for-sale” or “trading.” Nearly all of our long-term marketable equity securities are designated as available-for-sale and are carried at their estimated fair values with unrealized gains and losses excluded from earnings and reported in other comprehensive income or loss, a component of shareholders’ equity.

We evaluate available-for-sale securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. The value of our long-term investments in marketable equity securities can fluctuate significantly. In evaluating these investments for other than temporary impairment, consideration is given to (1) the length of time and the extent to which the fair value has been lower than carrying value, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and our ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. If it is determined that an investment impairment is other than temporary then the amount that the fair value is below its current basis is recorded as an impairment charge and recorded through earnings as opposed to through other comprehensive income, as other temporary changes in fair value would be.

For unrealized losses that are determined to be temporary, we continue to evaluate these at each reporting date. If we determine at a future date that an impairment is other than temporary, the applicable unrealized loss will be reclassified from accumulated other comprehensive income and recorded as a realized loss at the time the determination is made.

To date, we have not maintained a significant portfolio of long term investments accounted for under SFAS 115. However, subsequent to our July 2006 private offering, we initiated a principal investing business segment where we expect to conduct such investing activities in the future.

Intangible Assets

We account for our intangible assets consisting of acquired mutual fund management contracts (see Note 6 to our consolidated financial statements) in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, the values of the acquired management contracts are amortized in proportion to their expected economic benefit of 15 years and tested for impairment by comparing expected future gross cash flows to the asset’s carrying amount. If the expected gross cash flows are less than the carrying amount, the asset is impaired and is written-down to its fair value. The net value of these intangible assets was $12.9 million as of December 31, 2005. To date, there have been no significant indicators of impairment relating to the mutual fund management contracts underlying this value.

Incentive Allocations

We receive incentive allocations based on the operating results of our managed partnerships. Incentive allocations represent a share of the gains in the partnerships, and are based on our partnership capital account, assuming the partnership was terminated on the balance sheet date. Incentive allocations may be based on unrealized and realized gains and losses, and could vary significantly in the future based upon the ultimate realization of the gains or losses. We may, therefore, reverse previously recognized incentive allocations in future periods. As of December 31, 2005, $2.2 million of incentive allocations was subject to such potential future reversal.

Accounting for Taxes

Deferred tax assets and liabilities represent the differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates. The measurement of net deferred tax assets is adjusted by a valuation allowance if, based on our evaluation, it is more likely than not that they will not be realized. As of December 31, 2005, our net deferred tax asset was $5.6 million, and consisted primarily of accrued compensation. Based on our evaluation, considering the Company’s history of taxable earnings, the Company did not maintain a valuation allowance for its deferred tax assets as of December 31, 2005.

Recently Issued Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140” (SFAS 155). This Statement will be effective beginning in the first quarter of 2007. Earlier adoption is permitted. The statement permits interests in hybrid financial assets that contain an embedded derivative that would require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. We are currently assessing the impact and timing of adoption of SFAS 155.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). This statement clarifies the definition of fair value, establishes a framework and hierarchy of fair value measurements, and expands disclosures about fair value measurements. This statement emphasizes that companies should use a market-based approach using similar assumptions that market participants would use in their assessment of the fair value of an asset or liability. These assumptions should include, but are not limited to, risks associated with the asset or liability and restrictions on the sale or use of the asset. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of adoption of SFAS 157.

In June 2005, the FASB ratified the consensus reached by the EITF on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (EITF 04-5). EITF 04-5 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. We adopted EITF 04-5 effective January 1, 2006. Adoption of this guidance did not have an impact on the consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108). Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The Company does not believe SAB 108 will have a material impact on its results from operations or financial position.

Accounting For Related Party Contractual Arrangements Between Us, FBR Group and Crestview

We entered into various inter-company and other contractual arrangements with FBR Group and Crestview, including a services agreement and a management services agreement and other related party contractual arrangements.

Management Services Agreement

Under the management services agreement with FBR Group, FBR Group will provide us with our executive management team, each member of which will be responsible for performing, subject to the oversight of our board of directors, the services and activities customarily performed by persons holding the positions that each such member of our executive management team will hold with us or as otherwise requested by our board of directors from time to time. Pursuant to this agreement, we will pay FBR Group an amount equal to 8.0% of our consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. This amount will represent our share of the executives’ bonus pool, and all amounts payable to FBR Group will be allocated to its executive bonus pool under its Key Employee Incentive Plan. FBR Group pays annual bonuses out of this pool to the members of its executive management team, all of whom are also members of our executive management team and three of whom are members of our board of directors. We and FBR Group may, from time to time, agree to modify the terms of the management services agreement.

Historically, each of our subsidiaries has paid a portion of its pre-tax earnings to FBR Group in order to fund its pro rata portion of FBR Group’s executive bonus pool under FBR Group’s Key Employee Incentive Plan. These payments are included in compensation and benefits in our consolidated statements of operations. The percentage of pre-tax earnings paid by our subsidiaries to fund FBR Group’s executive bonus pool has varied from year to year. During the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006, the Company was allocated $15.7 million, $23.6 million, $0.9 million, $2.1 million and $-0-, respectively, in compensation and benefits expense related to executive compensation for officers of FBR Group.

Going forward, under the terms of the management services agreement, the percentage we pay to FBR Group will be 8.0% of our consolidated pre-tax earnings, plus 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. This payment will appear as an expense in our statements of operations as a management fee. The following presents consolidated results for the years ended December 31, 2003, 2004 and 2005, as though the terms of this management services agreement were effective as of January 1, 2003.

	For the year ended December 31,
	2003	2004	2005
Net revenues, as reported	$391,953	$581,409	$532,809
Compensation and benefits, as reported	206,952	304,984	277,698
Total non-interest expenses, as reported	276,055	432,139	438,790
Net income before taxes, as reported	115,898	149,270	94,019
Net income, as reported	71,424	89,754	48,085

Net revenues, pro forma	$391,953	$581,409	$532,809
Compensation and benefits, pro forma	201,767	295,229	284,356
Total non-interest expenses, pro forma	270,870	422,384	445,448
Net income before taxes, pro forma	121,083	159,025	87,361
Net income, pro forma	74,619	95,619	44,680

Services Agreement

Under the services agreement with FBR Group, we will provide, or cause one or more of our subsidiaries to provide, to FBR Group certain services for fees based on costs incurred by us and our subsidiaries in providing the services. Similarly, FBR Group will agree to provide to us and our subsidiaries under the same services agreement certain services for fees based on costs incurred by FBR Group in providing the services.

The services that we will provide, or cause one or more of our subsidiaries to provide, to FBR Group include the following:

•	government and corporate affairs services;

•	human resources services;

•	treasury services, including insurance services;

•	financial communications and investor relations services;

•	marketing and media communications services;

•	financial, reporting, research and ledger services;

•	corporate planning and analysis services;

•	risk management services;

•	internal auditing services;

•	information technology services;

•	legal and corporate secretary services;

•	travel, building and conference services; and

•	tax services.

In addition, we will perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees.

FBR Group will agree to provide, or cause to be provided, to us under the same services agreement the following services:

•	corporate business development services; and

•	asset management services for merchant banking and other principal investments.

We will recognize fees we receive for the services we provided or caused to be provided to FBR Group and its subsidiaries as revenue, and we will recognize expenses equal to the costs we incurred in providing these services. Because the fees we charge for the services will be based on our cost, we do not expect these fees and expenses to have any material impact on our pre-tax earnings.

Line of Credit from FBR Group to FBR & Co.

FBR & Co., our wholly-owned subsidiary, has an uncommitted, unsecured revolving subordinated loan agreement with FBR Group. Under this loan agreement, FBR Group provides FBR & Co. with a $500.0 million line of credit. The line of credit expires on March 31, 2007. As of September 30, 2006, there was no outstanding principal balance under this line of credit. Advances bear interest at a rate equal to the broker call rate as published daily in the Wall Street Journal plus 0.2%. Any future borrowings by FBR & Co. under this loan agreement will appear as a liability on our consolidated balance sheet.

Line of Credit from FBR & Co. to FBR Group.

FBR & Co. also has an uncommitted revolving credit agreement with FBR Group. Under this loan agreement, FBR & Co. provides FBR Group with a $200.0 million line of credit. From time to time, FBR Group borrows funds from FBR & Co. under this agreement in order to provide for its working capital needs. This line of credit is collateralized and as of September 30, 2006 had an outstanding principal balance of approximately $33.7 million. The interest rate was 8.25% as of September 30, 2006. Any future borrowings by FBR Group under this loan agreement will appear as an asset on our consolidated balance sheet.

Strategic Advisory Fee Payable to Crestview Affiliate

In exchange for Crestview’s ongoing strategic advice and assistance, we will pay an affiliate of Crestview a $1 million annual strategic advisory fee plus reasonable out-of-pocket expenses as long as Crestview continues to own at least 50% of the shares purchased in the concurrent private placement.

OUR BUSINESS

Overview

We are a full-service investment banking, institutional brokerage and asset management firm with a customer-focused and innovative approach to our clients’ needs. In addition, we make merchant banking investments with our own capital. In the 17 years since our founding, we have grown from a boutique investment bank with primary expertise in financial institutions into a leading U.S. investment bank with broad industry coverage.

For the year ended December 31, 2005, we were ranked the number one book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings on a combined basis. During 2005, we also were ranked the number one book-running manager for common stock offerings of U.S. issuers with market capitalizations of less than $1 billion. Additionally, for the one-, two- and three-year periods ending on December 31, 2005, we ranked number one on a gross fee per capital raising transaction basis and on a net revenue per capital raising transaction basis.

Over the last 17 years, we have broadened our industry focus to include consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and TMT. We are currently a leading underwriter in the financial services, real estate, insurance and energy sectors. Using the same expertise and discipline that led to our successes in those sectors, we believe we will grow our existing equity underwriting franchises in consumer, diversified industrials, healthcare and TMT, to develop leading positions in those core sectors as well. We believe our position as a leading equity underwriter provides us with a significant opportunity to further develop our complementary product offerings in areas such as fixed income and advisory services and enhance our sales and trading capability. In addition, we believe our asset management track record provides us with an opportunity to increase our assets under management. We believe that the capital raised in this offering will enable us to more rapidly achieve these objectives, further strengthening our relationships with existing clients while enhancing our ability to attract new clients.

We believe two fundamental characteristics of our firm have contributed meaningfully to our success:

•	Our highly effective, differentiated distribution capability based on long-standing relationships with a broad cross-section of institutional capital markets clients; and

•	Adherence to a highly disciplined analytical underwriting process that is the basis for the investment banking advice we provide our corporate clients.

Nearly two decades of substantial growth with a stable base of senior professionals have enabled us to successfully build long-term partnerships with the companies and investors that we serve. Our investor and corporate clients have come to expect that we will bring a distinctive level of insight and senior attention to the transactions in which we participate.

For the five-year period ending September 30, 2006, we raised approximately $51.8 billion in equity for our clients and completed approximately $5.2 billion in mergers and acquisitions. Our eight core sectors represented approximately 87% of all U.S. equity capital raised and equity securities traded in the United States in 2005.

We are committed to the success of our clients and shareholders, and have focused our business on providing:

•	Capital raising services, including underwriting and placement of public and private equity and debt;

•	Strategic advisory services, including M&A advisory services, restructuring and strategic alternative assessment and implementation services;

•	Institutional sales and trading services, where we seek to bring significant value to institutional investors as a result of our detailed understanding of the market for securities of our corporate clients in our core sectors;

•	Research coverage, through which we communicate our unique perspectives and in-depth knowledge to our clients;

•	Asset management services through a group of proprietary mutual funds, private equity funds, hedge funds and funds of funds, and private wealth management services to high net worth individuals, families, foundations, pension funds, endowments and other private entities; and

•	Proprietary investment returns to our shareholders through merchant banking and other strategic direct investments that we make utilizing our own capital.

During 2005, our investment banking group raised approximately $18.6 billion of equity for corporate clients and participated in 28 advisory assignments. Our institutional sales and trading group makes markets in more than 850 securities and provides sales and trading services to more than 700 institutional clients in the Unites States, Canada and Europe. Currently, our research team provides coverage of approximately 600 companies, including approximately 27% of the Standard & Poor’s 500 by number, or approximately 36% of the Standard & Poor’s 500 by market capitalization.

Our asset management division offers clients a broad array of managed investment products and services, as well as the management of institutional, individual and partnership assets on a separate account basis. We also manage alternative investment products and had $1.8 billion in mutual fund assets under management as of September 30, 2006. In addition, we provide comprehensive wealth management services to high net worth individuals, families and institutions through our registered investment adviser, FBRIM. We provide our clients with customized financial solutions and access to select investment management and brokerage products and services.

Historically merchant banking investments have been made by our parent company, FBR Group. We intend to invest our own capital alongside that of our parent and our investor clients. By doing so, we will enable our shareholders to participate in the potential growth and value creation of our corporate clients.

Our core sector focus and knowledge enable us to identify rapidly changing or misunderstood industries along with solid businesses or management teams that may be insufficiently capitalized. We believe that by enabling our clients to capitalize on our expertise, we have and will continue to position our company for significant growth.

In July 2006, we completed our 2006 private offering. The net proceeds to us from our 2006 private offering, after deducting the placement fee payable to an affiliate of Crestview with respect to the shares purchased by the Crestview affiliates and offering expenses payable by us, was approximately $259.7 million. We have invested the net proceeds resulting from our 2006 private offering in short-term marketable securities, including mortgage securities, pending implementation of the long-term growth strategy of our investment banking and asset management businesses.

Our Strategy and Growth Opportunities

Our strategy is to foster and maintain relationships with our corporate clients by serving their capital and advisory needs, beginning with their initial access to the institutional capital markets and continuing through their existence as a public company, and to provide insight from our knowledgeable institutional brokerage team to investors active in our core sectors. We believe that the “bulge bracket” investment banks focus primarily on companies with larger market capitalizations and lack our innovative approach, while most regional investment banks lack our track-record and our focus on lead-managing complex equity issuances. Our success in completing capital raising transactions, our approach to understanding our core industry sectors, the knowledgeable advice we offer, and the access to the capital markets that we are able to provide have helped us to consistently grow our client base and transaction volumes.

As a result of our leadership position in initial equity capital raises, many opportunities exist for us to expand the services we provide to our existing base of clients. We believe that by doing so, we can capture more repeat business as these corporate clients develop and their demand for broader investment banking services grows. At the same time, broadening the product reach of our firm should enable us to attract new clients who may be at different points along the corporate lifecycle than many of our first time issuers.

We believe that we are positioned to expand our business by pursuing a number of the following initiatives:

•	Undertake new merchant banking activities to capitalize on our proprietary investment opportunities, enabling our shareholders to participate in the potential growth and value creation of our corporate clients;

•	Further build out key investment banking industry groups and expand our investment banking team in our London subsidiary;

•	Opportunistically invest in or acquire businesses with strengths in identified strategic sectors such as M&A advisory, fixed income capital markets and private wealth management;

•	Invest seed capital in new and existing alternative investment vehicles in order to grow our alternative assets under management; and

•	Add new institutional brokers and additional capital to our sales and trading businesses in order to further expand our secondary trading market share.

In addition, we intend to continue to prudently expand our research coverage. Research has been and continues to be an important part of the service that we offer to our clients, and while some competitors have reduced the number of companies that they cover, it is our intention to maintain the quality of our research coverage in order to continue to add significant value for our clients within the investment banking and institutional brokerage businesses.

Our Competitive Strengths

We believe the following factors favorably differentiate us from our competitors and position us for future growth:

•	Detailed industry knowledge in our core sectors combined with capital markets expertise and in-depth research coverage;

•	Creative problem solving capability combined with the capacity to react quickly when needed in order to meet the demands of the rapidly changing marketplace;

•	Significant senior level involvement with corporate and investor clients;

•	An investment banking business focused on middle market companies but with lead-managing capital markets capabilities typically associated with much larger firms; and

•	Strong relationships with both investment banking clients and institutional investors and a solid track record of success that has been developed over a period of nearly two decades.

These strengths, when combined, enable us to recognize value creation opportunities and introduce these opportunities to sophisticated investors, acquirers or strategic partners.

We believe that an important new strength of our company will be our relationship with Crestview, a New York-based private equity firm, whose senior members have extensive experience and relationships in the investment banking and private equity industries. Crestview brings an independent perspective and strategic insight to our board of directors which we believe will add significant value to our business.

Our Principal Businesses

Our business comprises the following four business lines: (i) investment banking, (ii) research and institutional brokerage, (iii) asset management and private wealth and (iv) merchant banking.

Investment Banking

Our investment banking professionals, backed by their industry knowledge and our strong distribution platform, seek to establish and maintain relationships with our corporate clients and to provide them with capital raising and strategic advisory services. We provide these services in the following broad industry sectors that we believe offer significant business opportunities: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and TMT. We have continued to strengthen our business by adding coverage of new industry sectors in both institutional brokerage and investment banking, adding new products and services that benefit from our knowledge of each sector and building a wider customer base.

As an investment bank with a merchant banking capability, we believe it is important for us to be involved with companies early in their formation in order to establish relationships that will provide us with ongoing revenues as these companies’ corporate finance and financial advisory needs grow. We seek to provide our corporate clients with the financing and advisory services that they will need at all stages of their corporate lifecycle.

Capital Raising. We have developed a strong market presence, primarily in a lead-managing role, as a top-tier underwriter of equity securities in the United States. We maintain dominant market share in the Rule 144A equity market as a function of our distribution capability and experienced, client-focused investment bankers. During 2005, we were the lead or sole book-running manager of 40 equity offerings and co-managed 33 other equity offerings, raising proceeds of approximately $18.6 billion. During the first nine months of 2006, we lead-managed 20 equity offerings and co-managed 9 other equity offerings raising aggregate proceeds of approximately $7.4 billion.

During 2005, we achieved the following rankings:

•	#1 book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings, on a combined basis;

•	#1 book-running manager for U.S. issuers of common stock with market capitalizations of less than $1 billion; and

•	#1 in net revenue per capital raising transaction.

During the first nine months of 2006, we achieved the following rankings:

•	#3 book-running manager of all common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion;

•	#7 book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings, on a combined basis;

•	#7 book-running manager of common stock offerings, which includes private placements, for issuers in the insurance industry on a global basis;

•	#2 book-running manager of common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion in the finance industry;

•	#5 book-running manager of common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion in the real estate industry; and

•	#2 book-running manager of common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion in the energy sector.

We base our decision to underwrite an offering of a client’s securities on company and industry fundamentals, management’s track record, historical financial results and financial projections all backed by extensive due diligence. We underwrite for corporate clients that we believe will be able to execute long-term strategies that deliver significant returns to investors. We offer a wide range of financial products designed to serve the needs of our investment banking clients, including initial offerings, follow-on and secondary offerings, equity-linked offerings, public debt offerings, asset backed securitizations, and private placements of debt and equity. We seek to introduce companies desiring to raise capital to investors that we believe will be long-term investors.

The chart below demonstrates the diversity of our completed transactions among the sectors on which we focus.

Strategic Advisory Services. Our strategic advisory practice builds on our capital markets expertise and focuses on helping clients to assess strategic alternatives, including advice on M&A, mutual conversions, financial restructuring, and strategic partnering transactions. In addition, we provide valuation advice, fairness opinions, market comparable valuation analysis, advice on dividend policies, evaluations of stock repurchase programs, and other advice and services as appropriate.

We believe that our activities and reputation have created a network of relationships that enables us to quickly identify and execute mutually beneficial business combinations. We work with our corporate clients to develop strategies and ideas customized to meet their needs and objectives by utilizing our thorough knowledge of our target industries and the relationships that we have developed over the years. Our in-depth research, secondary market experience, and innovative thought processes enable us to recommend and evaluate value creating strategies for our clients.

Research and Institutional Brokerage

We focus on providing research and institutional sales and trading services to equity and high-yield investors in the United States, Europe and elsewhere. We execute securities transactions for institutional investors such as banks, mutual funds, insurance companies, hedge funds, money managers and pension and profit-sharing plans. Institutional investors normally purchase and sell securities in large quantities, which requires the special market making and trading expertise that we provide.

Institutional Brokerage. Our institutional brokerage professionals are distinguished by their in-depth understanding of the companies and industries in which we focus. Our traders and salespeople are required to develop detailed knowledge and relationships and strive to consistently provide exceptional trade execution and sales and trading services to our client base of more than 700 institutional investor accounts. Many of our institutional clients have been long-standing investors in transactions that we have brought to the capital markets and have continued a close relationship with us as they have grown in size and assets under management.

Our sales professionals work closely with our research analysts and our trading desk to provide the most up-to-date information to our institutional clients. Our sales, trading and research professionals work together to maintain regular contact with the specialized portfolio managers and buy-side analysts of each institutional client. Our trading professionals facilitate trading in equity and high-yield securities. We make markets in Nasdaq and other securities, trade-listed securities and service the trading desks of major institutions in the United States, Europe and elsewhere.

Research. Our dedication to research dates from our formation in 1989 as a research and trading firm. We understand the importance of research and the role quality research plays in the institutional brokerage process, particularly for accounts that do not maintain a large in-house research team. Our research analysts perform independent research on over 600 companies to help our clients understand the dynamics that drive the sectors and companies they cover. We seek to differentiate ourselves through originality of perspective, depth of insight and our ability to uncover industry trends. Our unique viewpoint has helped us develop relationships with investor clients in both our primary distribution and secondary trading businesses.

Our research analysts operate under three guiding principles: (i) to provide objective, independent analysis of securities, their issuers, and their place in the capital markets; (ii) to identify undervalued investment opportunities in the capital markets, and (iii) to communicate effectively the fundamentals of these investment opportunities to potential investors. To achieve these objectives, we believe that industry specialization is necessary and, as a result, we organize our research staff along industry lines. Each industry team works together to identify and evaluate industry trends and developments. Within industry groups, analysts are further subdivided into specific areas of focus so that they can maintain and apply specific industry knowledge to each investment opportunity they address.

After initiating coverage on a company, our analysts seek to maintain a long-term relationship with that company and a long-term commitment to ensure that new developments are effectively communicated to our sales force and institutional investors. Our research team analyzes major trends, publishes original research on new areas of growth, provides fundamental, company-specific coverage and works with our institutional clients to identify and evaluate public equity investment opportunities.

Asset Management

Our asset management business currently offers three main services: mutual funds, alternative asset management and private wealth advisory. We are focused on expanding our asset management business and strive, where appropriate, to utilize our intellectual capital, relationships and other resources, to achieve this goal. We believe our overall asset management business provides us with a unique opportunity to leverage our strengths to grow our asset management business.

At September 30, 2006, our mutual funds had over $1.8 billion of assets under management. Our mutual fund offerings include the FBR Pegasus Fund, the FBR Small Cap Financial Fund, the FBR Large Cap Financial Fund, the FBR Small Cap Fund, the FBR Gas Utility Index Fund, the FBR Small Cap Technology Fund and the FBR Large Cap Technology Fund. We also manage a money-market fund, the FBR Fund for Government Investors. At year-end 2005, according to the Investment Company Institute, a trade association of U.S. investment companies, the mutual fund industry’s total assets under management were $8.9 trillion, a 9.9% increase over year-end 2004. For the twelve months ended 2005, long-term funds had inflows of $192.5 billion. We believe that, given the size of the mutual fund market and the level of investor demand for mutual funds, we have a significant opportunity for growth and expansion.

The mutual funds we currently manage, other than our index or money market funds, seek to achieve returns through a fundamental, research-based investment selection approach that relies on many of the principles used throughout our company as the basis for investment advice. Of our three equity mutual funds that have at least a five-year performance history, two have a Morningstar rating of five stars for the five-year period ending December 31, 2005. We believe that coupling an expanded marketing effort with our current track record presents us with an opportunity to significantly increase our assets under management and generate additional asset management fees.

Our alternative asset management group currently manages hedge funds, including funds of funds, as well as private equity and venture capital funds. In recent years, there has been a significant expansion in both hedge fund and private equity assets. According to Hedge Fund Research, Inc., an alternative investment research firm, hedge fund assets have more than doubled in the past five years, from $491 billion at the end of 2000 to more than $1.1 trillion at year-end 2005. Private equity funds raised, including venture capital, grew from a total of $84.8 billion in 2001 to $111.5 billion in 2005, an increase of 31.5%, according to Thompson Venture Economics and the National Venture Capital Association, both industry trade groups. We seek to expand our presence in these and related alternative asset segments by using our industry knowledge to identify strategies and managers, within our company and externally. We also intend to invest our own capital in certain of these strategies. By doing so, we believe we can grow our alternative asset management business.

Our private wealth advisory practice intends to capture a larger market share of the increasing number of high net worth individuals in the U.S. According to Merrill Lynch/Capgemini’s World Wealth Report 2005, the

number of individuals with at least $1.0 million in investable assets, grew 6.8% in 2005 over 2004. From an investment advisory perspective, this segment of the high net worth market is highly fragmented, and there is no single dominant provider of investment services to the wealthy.

Our company’s primary private wealth advisory focus is on understanding each client’s complete financial profile. This knowledge is the foundation of our ability to create comprehensive investment strategies specifically tailored to each client. We rely on a “building blocks approach” in constructing effective, risk-managed investment strategies for clients. These strategies can include access to elite, “best of breed” managers, alternative investments, including our investment banking transactions, and other proprietary FBR investment ideas. We are confident that providing clients access to differentiated, proprietary investment ideas and strategies is attractive and sets FBR apart from other banks, brokerages and trust companies. In addition, we believe that our access to distinctive proprietary investments will also be attractive to potential new private wealth manager hires, as we seek to expand our practice.

Merchant Banking

We believe our ability to invest alongside our investor clients enables us to build significant value for our shareholders. Historically, merchant banking investments have been made by our parent company, FBR Group. Upon completion of our 2006 private offering, we began evaluating merchant banking investments alongside FBR Group in potential or existing investment banking clients of our company. These investments will be made through wholly-owned merchant banking subsidiary that we intend to form. We intend to allocate each merchant banking investment opportunity 50% to FBR Group and 50% to us, subject to the approval of each of our investment committees and, in the case of FBR Group, maintaining its REIT qualification, and in the case of both FBR Group and our company, maintaining our respective exemptions from the registration requirements of the 1940 Act. Potential investment types include preferred or common equity, senior secured and mezzanine loans and interests in proprietary funds. The availability of our deep industry knowledge and research combined with our capability to provide expedited execution utilizing flexible structures has historically enabled us to provide substantial returns on our invested capital. For the five years ended September 30, 2006, FBR Group’s merchant banking investment strategy has generated an internal rate of return of more than 15% on invested capital.

Our merchant banking investment strategy is to invest in companies that compete in industries where we have investment expertise and a contextual understanding of industry dynamics. We rely on our investment banking group to provide us with potential investment opportunities. Although all of our merchant banking investment decisions are driven by a fundamental value-oriented approach and not as part of a strategy to generate investment banking business, almost all of our investments will be in companies that are or will become investment banking clients of our company. We believe that our willingness to invest in client businesses also aids in our ability to win new investment banking engagements and introduce new long-term investors to our corporate clients. FBR Group’s merchant banking group has invested approximately $535 million in 36 investment banking client companies since January 1, 2001. Investment banking fees associated with the offerings in which FBR Group invested its own capital totaled approximately $490 million during this period.

Although merchant banking investments generally focus on equities, we evaluate, and from time to time may invest in, short to medium-term mezzanine and senior loans that may have a higher credit risk profile and yield higher returns than the typical senior loan made by a commercial bank or other traditional lending institution. These types of investments will be allocated between FBR Group and us on the same terms as described above. In addition to the above considerations for an equity investment, we also consider the structural characteristics of mezzanine or senior loan investments. These loans may or may not be secured, may or may not be subordinated, have a variety of repayment structures and sources, and typically compensate for the higher risk profile through higher interest rates rather than equity features.

We are long-term investors but do not seek to control the companies in which we invest. In most cases, we intend to hold our merchant banking investments for greater than 12 months. We follow a fundamental value-oriented investment approach and focus on the anticipated future cash flows to be generated by the underlying business, discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. We also consider factors such as: strength of management; liquidity of the investment; underlying value of the assets owned by the issuer; and prices of similar or comparable securities and/or companies. Because of our broker-dealer affiliation, many of our investments in companies that are investment banking clients are subject to lock-up restrictions which limit our ability to sell securities for a period of time.

Industry Opportunity

We believe that current industry dynamics have created additional opportunities for us to strengthen our core business offerings.

Investment Banking

We believe that there is and will continue to be considerable demand for the investment banking services we provide. We focus on sectors which we believe cover a large majority of the U.S. economy and have significant growth potential. Our target industries include: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. Total capital raised in these sectors through initial public offerings and follow-on equity offerings exceeded $890 billion in the U.S. from 2001 through 2005. M&A advisory transactions for companies in our key industry segments totaled over $4.2 trillion during the same time period. We believe that companies in our core sectors will continue to require significant capital investment and strategic financings to fund their growth and operations in addition to the strategic advisory services that businesses in changing industries typically require.

We believe that our market position is differentiated from other providers of investment banking, research and institutional brokerage services. We have the leading market position among underwriters of small cap companies. During 2005, we were ranked the number one book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings, on a combined basis. We were ranked as the number seven book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings, on a combined basis, for the nine months ended September 30, 2006. We believe that this leading market position will allow us to broaden our investment banking services to both current and new clients in both size and type of transaction. We believe that “bulge bracket” firms focus a majority of their attention on lead-managing transactions for companies with significantly larger market capitalizations and/or are unable to dedicate senior level attention to issuers with smaller capitalizations. In contrast to “bulge bracket” firms, the smaller boutique investment banking firms typically focus on providing niche products and services and act as a co-manager rather than a book-running manager of equity transactions. As a leading book-running manager of small-cap equity offerings, we believe that we are uniquely suited to expand our lead-managed investment banking offerings and other investment banking products and services. In addition, the combination of our investment banking and institutional brokerage services, coupled with our direct senior management involvement, allows us to structure and complete complex equity transactions that in many cases are initially overlooked by the “bulge bracket” investment banks or exceed the capabilities of smaller boutique investment banks.

In addition, we believe there are significant opportunities to develop our relationships with and provide additional investment banking and advisory services to private equity firms. In 2005, private equity firms raised more than $111.4 billion according to Thompson Venture Economics and The National Venture Capital Association, for their affiliated funds. As a result of their control position in multiple companies, these firms have the ability to allocate to investment banking firms a substantial amount of business and fees in the areas of capital raising and strategic advisory engagement, including mergers and acquisition transactions. We believe that private equity firms will continue to direct fees to investment banks that provide creative transaction ideas and structures and demonstrate differentiated and proven distribution capabilities. We believe that our ability to structure and execute complex transactions, often in a short time period, gives us the opportunity to develop and sustain value-added investment banking relationships with financial sponsors or private equity firms. We have established an investment banking group focused on establishing, maintaining and expanding relationships with these types of investors and have had recent success in completing transactions for many private equity firms.

Institutional Brokerage

Our core sectors represent 85% of all companies listed on Nasdaq and the NYSE and 85% of all the NYSE and Nasdaq companies with a market capitalization of less than $5 billion as of December 31, 2005. We believe institutional investors in our core sectors will continue to demand high quality, value-added brokerage services within these sectors.

Many large investment banks have responded to lower margins within their equity brokerage divisions by reducing research coverage, particularly for smaller companies, consolidating sales and trading services, and reducing headcount of more experienced sales and trading professionals in order to transition to a low-touch brokerage model focused increasingly on large market capitalization companies.

We have sought to maintain and enhance our brokerage revenues by continuing to provide “high-touch” brokerage services to investors in our core sectors. We intend to continue to provide the value-added research upon which the firm was founded, as we believe that many large institutional investors, and smaller investment firms with fewer resources, will continue to highly value this research.

Asset Management

We believe that we have a scalable business model in our asset management business and expect that margins will increase as we grow our assets under management. Across our asset management product offerings, we believe our track record in finding attractive investment opportunities will continue to draw investors to our asset management offerings. Additionally, we believe there are positive market factors influencing our goal to grow our asset management business. The number of high net worth individuals is increasing along with the number of baby boomers saving for retirement and seeking managers for their retirement assets. According to the U.S. Census Bureau, there are approximately 67 million Americans over age 55 in 2005 and this number is expected to grow to approximately 90 million by 2020. According to the Investment Company Institute, at year-end 2005, the mutual fund industry’s total assets under management were $8.9 trillion, a 9.9% increase over year-end 2004. With an expanding population saving for retirement, we believe our targeted marketing and current track record will allow us to grow our assets under management. The demand for hedge fund products has also grown extensively in the past 5 years. Fund assets have more than doubled in this period from $491 billion in 2000 to more than $1.1 trillion under management in 2005, according to Hedge Fund Research, Inc. We believe this combination of market trends and our investment opportunities will allow us to continue to build our assets under management.

Merchant Banking

Opportunities for merchant banking investments have increased alongside our investment banking business, in particular with the growth of our Rule 144A equity private placements. In many cases, we invest alongside our institutional clients in private transactions where companies plan to file an initial public offering within a short time frame. Our opportunities to co-invest in client companies continue to expand, and we consistently have a significant backlog of businesses which we evaluate for investment potential.

About Friedman, Billings, Ramsey Group, Inc.

Our parent, FBR Group, is listed on the NYSE under the ticker symbol “FBR.” FBR Group is a REIT that invests as a principal in mortgage-backed securities, or MBS, non-conforming residential mortgages and other mortgage related assets. FBR Group also makes merchant banking investments for its own account and originates non-conforming residential mortgage loans through its mortgage origination subsidiary, First NLC Financial Services, LLC, or First NLC. As of the date of this prospectus, FBR Group beneficially owns 71.9% of the outstanding shares of our common stock.

FBR Group was formed through the merger in March 2003 of two existing companies, both engaged in related businesses and both managed by the Friedman, Billings, Ramsey Group, Inc., or Pre-Merger FBR, management team. Prior to the merger, FBR Asset Investment Corporation, or FBR Asset, was a NYSE listed real estate investment trust externally managed by a subsidiary of Pre-Merger FBR with a primary focus in mortgage-backed securities and merchant banking investments in debt and equity securities. Pre-Merger FBR was a NYSE-listed company engaged in the investment banking, institutional brokerage and asset management businesses. Upon completion of the merger, the surviving corporation assumed the name Friedman, Billings, Ramsey Group, Inc. and succeeded to the REIT status of FBR Asset for U.S. federal income tax purposes.

Competition

As a full-service investment banking, institutional brokerage and asset management firm, all aspects of our business are intensely competitive. Our competitors are other brokerage firms, investment banking firms, merchant banks and financial advisory firms. We compete with some of our competitors nationally and with others on a regional, product or business line basis. Many of our competitors have substantially greater capital and resources than we do and offer a broader range of financial products. We believe that the principal factors affecting competition in our business include client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products.

We have experienced intense price competition in some of our businesses, in particular discounts in large block trades and trading commissions and spreads. The ability to execute trades electronically, through the Internet and through other alternative trading systems, has increased the pressure on trading commissions and spreads. We believe that this trend toward alternative trading systems will continue. In addition, the trend, particularly in the equity underwriting business, toward multiple book runners and co-managers has increased the competitive pressure in the investment banking industry, and may lead to lower average transaction fees. We may experience competitive pressures in these and other areas in the future as some of our competitors seek to increase market share by reducing prices.

In our asset management business we compete with many of the same firms as we do in the investment banking and brokerage businesses as well as with venture capital firms, large mutual fund companies, commercial banks and smaller niche players including private hedge funds. We believe that our unique perspective on the industries we serve affords an opportunity to grow our assets under management and intend to invest our own capital alongside that of our fund investors.

Competition is also intense for the recruitment and retention of qualified professionals. Our ability to continue to compete effectively in our businesses will depend upon our continued ability to attract new professionals and retain and motivate our existing professionals.

Regulation

Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. FBR & Co. is registered as a broker-dealer with the SEC and the NASD and in all 50 states, Puerto Rico and the District of Columbia. Accordingly, FBR & Co. is subject to regulation and oversight by the SEC and the NASD, a self-regulatory organization which is itself subject to oversight by the SEC and which adopts and enforces rules governing the conduct, and examines the activities, of its member firms, including FBR & Co. State securities regulators also have regulatory or oversight authority over FBR & Co. Our business may also be subject to regulation by non-U.S. governmental and regulatory bodies and self-regulatory authorities in other countries where we operate.

Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, record-keeping, the financing of customers’ purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of various self-regulatory organizations, FBR & Co. is subject to the SEC’s uniform net capital rule, Rule 15c3-1. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of its assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. The SEC has adopted rule amendments that establish alternative net capital requirements for broker-dealers that are part of a consolidated supervised entity. As a condition to its use of the alternative method, a broker-dealer’s ultimate holding company and affiliates (referred to collectively as a consolidated supervised entity) must consent to group-wide supervision and examination by the SEC. If we elect to become subject to the SEC’s group-wide supervision, we will be required to report to the SEC computations of our capital adequacy.

The research areas of investment banks have been and remain the subject of increased regulatory scrutiny. In 2002 and 2003, acting in part pursuant to a mandate contained in the Sarbanes-Oxley Act of 2002, the SEC, the NYSE and the NASD adopted rules imposing heightened restrictions on the interaction between equity research analysts and investment banking personnel at member securities firms. In addition, in 2003 and 2004, several securities firms in the United States reached a settlement with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into their equity research analysts’ alleged conflicts of interest. Under this settlement, the firms have been subject to certain restrictions and undertakings. As part of this settlement, restrictions have been imposed on the interaction between research and investment banking departments, and these securities firms are required to fund the provision of independent research to their customers. In connection with the research settlement, the firm has also subscribed to a voluntary initiative imposing restrictions on the allocation of shares in initial public offerings to executives and directors of public companies. The SEC has proposed amendments to Regulation M that would further affect the manner in which securities are distributed and allocated in registered public offerings, and the NASD had proposed similar rulemaking in this area. We cannot fully predict the practical effect that such restrictions or measures will have on our business, and the SEC, the NYSE and the NASD may adopt additional and more stringent rules with respect to offering procedures and the management of conflicts of interest in the future.

The SEC staff has conducted studies with respect to soft dollar practices in the brokerage and asset management industries. In October 2005, the SEC proposed interpretative guidance regarding the scope of permitted brokerage and research services in connection with soft dollar practices. The SEC staff has indicated

that it is considering additional rulemaking in this area, and we cannot predict the effect that additional rulemaking may have on our asset management or brokerage business.

The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions. The USA PATRIOT Act of 2001, as amended, or the PATRIOT Act, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the PATRIOT Act seeks to promote the identification of parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside the United States contain some similar provisions. The obligation of financial institutions, including us, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs, and any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines, and potentially other liabilities.

Certain of our businesses are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode or our operation and profitability.

The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, FBR & Co. has been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to its activities.

Legal Proceedings

Many aspects of our business involve substantial risks of liability and litigation. Underwriters, broker-dealers, investment advisors and mortgage originators are exposed to liability under federal and state securities laws, other federal and state statutes and court decisions, including decisions with respect to underwriters’ liability and limitations on indemnification, as well as with respect to the handling of customer accounts. For example, underwriters may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered and broker-dealers may be held liable for statements made by their securities analysts or other personnel. In certain circumstances, broker-dealers and asset managers may also be held liable by customers and clients for losses sustained on investments. In recent years, there has been an increasing incidence of litigation and actions by government agencies and self-regulatory organizations involving the securities industry, including class actions that seek substantial damages. We are also subject to the risk of litigation, including litigation that may be without merit. As we intend to actively defend such litigation, significant legal expenses could be incurred. An adverse resolution of any future litigation against us could materially affect our operating results and financial condition. Pursuant to the corporate agreement that we entered into with FBR Group upon completion of our 2006 private offering, FBR Group has agreed to indemnify us against claims related to the businesses contributed to us prior to the completion of our 2006 private offering and that arise out of actions or events that occurred prior to that offering. See “Certain Relationships and Related Party Transactions—Corporate Agreement.”

Regulatory Investigations

As disclosed by FBR Group in its annual report on Form 10-K for the fiscal year ended December 31, 2005, FBR & Co. has proposed a settlement to the staff of the Division of Enforcement of the SEC or SEC staff, and the staff of the Department of Market Regulation of NASD, or NASD staff to resolve ongoing, previously disclosed investigations by the SEC and NASD staffs. The proposed settlement concerns insider trading and other charges related to our trading in a company account and the offering of a PIPE on behalf of CompuDyne, Inc, in October 2001.

In the SEC proceeding, FBR & Co., without admitting or denying any wrongdoing, proposed to pay disgorgement, civil penalties and interest totaling approximately $3.5 million and to consent to the entry of a permanent injunction with respect to violations of the antifraud provisions of the federal securities laws, and agreed to consent to an administrative proceeding in which FBR & Co. would be subjected to a censure and agree to certain additional undertakings including engagement of an independent consultant to review its procedures and oversee the implementation of improvements. FBR & Co. has requested that the SEC staff recommend to the SEC that such an offer of settlement be approved, pending final negotiation of the settlement language. The offer of settlement is subject to approval by the SEC, and the SEC may accept, reject or impose further conditions or other modifications to some or all of the terms of the proposed settlement. Furthermore, there are no assurances regarding the SEC’s consideration or determination of any offer of settlement, and no settlement is final unless and until approved by the SEC.

In the parallel NASD proceeding, without admitting or denying any wrongdoing, FBR & Co. has proposed a settlement of alleged violations of the antifraud provisions of the federal securities laws and applicable NASD Rules. FBR & Co. would also agree to the same undertakings provided for in the proposed settlement with the SEC, and to pay a fine of $4 million to the NASD. The proposed settlement must be reviewed and accepted by the NASD. Furthermore, there are no assurances regarding the NASD’s consideration or determination of any offer of settlement, and no settlement is final unless and until approved by the NASD.

The proposed SEC and NASD settlements are subject to FBR & Co. obtaining relief from certain statutory disqualifications, and the SEC staff can make no assurance that any or all of the requested relief will be granted by the SEC.

One of FBR Group’s investment adviser subsidiaries, Money Management Associates, Inc., or MMA, is involved in an investigation by the SEC with regard to the adequacy of disclosure of risks concerning the strategy of a sub-advisor to a now-closed bond fund. The SEC staff has advised MMA that it is considering recommending that the SEC bring a civil action and/or institute public administrative proceeding against MMA and one of its officers (who is not one of our officers) for violating and/or aiding and abetting violations of the federal securities laws. MMA and its officer have made a Wells submission and, if necessary, intend to defend vigorously any charges brought by the SEC. Based on management’s review with counsel, resolution of this matter is not expected to have a material adverse effect on our financial condition or results of operations. It is possible that the SEC may initiate proceedings as a result of its investigations, and any such proceedings could result in adverse judgments, injunctions, fines, penalties or other relief against MMA or one or more of its officers or employees.

FBR Group has agreed to indemnify us against all claims related to these regulatory investigations. See “Certain Relationships and Related Party Transactions—Corporate Agreement.”

Employees

As of September 30, 2006, we had 702 employees. Our employees are not subject to any collective bargaining agreement and we believe that we have excellent relations with our employees.

MANAGEMENT

Directors and Executive Officers

Our board of directors currently consists of five members and has four vacancies. Three of our existing five directors are executive officers of our company and of FBR Group, and the other two are designated representatives of Crestview Capital. We expect that the four vacancies on our board will be filled by director nominees to be designated by FBR Group prior to the effective time of the registration statement of which this prospectus forms a part. We expect that each of these four director nominees will satisfy the independence standards of the Nasdaq. All nine of our directors will serve until our 2008 annual meeting of shareholders, at which time they or their successors will be elected to serve for one-year terms or until their successors are duly elected and qualify. Certain information regarding our executive officers and directors is set forth below.

Name	Age	Position With Us	Position With FBR Group
Eric F. Billings	54	Chairman, Chief Executive Officer and Director	Chairman, Chief Executive Officer and Director

J. Rock Tonkel, Jr.	43	President and Head of Investment Banking and Director	President and Head of Investment Banking

Richard J. Hendrix	41	President and Chief Operating Officer and Director	President and Chief Operating Officer

Thomas S. Murphy, Jr.	47	Director	–

Richard M. DeMartini	54	Director	–

Kurt R. Harrington	54	Senior Vice President, Chief Financial Officer and Treasurer	Senior Vice President, Chief Financial Officer and Treasurer

William J. Ginivan	56	Senior Vice President and General Counsel	Senior Vice President and Chief Legal Officer

*		Director nominee	–

*		Director nominee	–

*		Director nominee	–

*		Director nominee	–

*  Independent Director

Eric F. Billings. Mr. Billings, age 54, is the chairman of our board of directors and our chief executive officer. Mr. Billings is also the chairman of the board of directors and chief executive officer of FBR Group, a position which he assumed in April 2005. Since co-founding FBR Group in 1989, he has continuously served as a director. Mr. Billings has served in various capacities at FBR Group, including as vice chairman and chief operating officer from 1989 to 1999, vice chairman and co-chief executive officer from 1999 to April 2003 and co-chairman and co-chief executive officer from April 2003 to April 2005. Mr. Billings is the brother of Mr. Jonathan Billings, who is head of institutional brokerage for our company. Mr. Billings serves on the boards of Wish Friends, Inc., The Washington Scholarship Fund and Catholic Charities.

J. Rock Tonkel, Jr. Mr. Tonkel, age 43, is our president and head of investment banking and a member of our board of directors. Mr. Tonkel is also president and head of investment banking of FBR Group, a position he assumed in April 2004. Prior to that, Mr. Tonkel served as executive vice president and head of investment banking at FBR & Co., a position he assumed in February 2002. Mr. Tonkel joined FBR & Co. in 1994 as managing director of investment banking’s financial institutions group. Prior to joining FBR & Co., Mr. Tonkel served as special assistant to the Director of the Office of Thrift Supervision, or OTS, the regulatory agency for the savings and loan industry. Prior to OTS, Mr. Tonkel was an associate with Prudential Securities and an associate with Keefe, Bruyette & Woods, Inc. in New York City. In April 2003 he became an executive officer of FBR Group.

Richard J. Hendrix. Mr. Hendrix, age 41, is our president and chief operating officer and a member of our board of directors. Mr. Hendrix is also the president and chief operating officer of FBR Group, a position which he assumed in April 2004. Between April 2003 and April 2004, Mr. Hendrix served as chief investment officer of FBR Group. Prior to FBR’s merger with FBR Asset in March 2003, Mr. Hendrix served as the president and chief operating officer of FBR Asset Investment Corporation in addition to heading the real estate and diversified industrials investment banking groups at FBR & Co. Prior to joining FBR & Co., Mr. Hendrix was a managing director of PNC Capital Markets’ investment banking group. Mr. Hendrix previously also headed PNC Capital Markets asset-backed securities business, which executed both registered underwritten and privately placed asset-backed securities transactions and administered two asset-backed commercial paper conduits. Mr. Hendrix joined PNC in 1987 and was appointed by PNC to work with FBR & Co. in 1997 in connection with a strategic alliance between the two companies.

Thomas S. Murphy, Jr. Mr. Murphy, age 47, is a member of our board of directors. Mr. Murphy is a Managing Director of Crestview Partners, a position he has held since 2004. Mr. Murphy retired from Goldman Sachs in 2003 where he was the co-founder and head of the financial sponsors group. Mr. Murphy was a Partner and Managing Director of the firm. The financial sponsors group was responsible for Goldman Sachs’ investment banking activities with private equity firms around the world. These activities included acquisitions, divestitures, initial public offerings, bank and high yield financings and principal investments. He serves on the boards of trustees of The Taft School, The Inner-City Scholarship Fund and The Madison Square Boys and Girls Clubs.

Richard M. DeMartini. Mr. DeMartini, age 54, is a member of our board of directors. Mr. DeMartini is a Managing Director of Crestview Partners, a position he has held since 2006. Mr. DeMartini retired as president of Bank of America’s Asset Management Group in December 2004. He was also a member of the risk and capital committee and the operating committee at Bank of America. Prior to joining Bank of America in 2001, Mr. DeMartini served as chairman and chief executive officer of the international private client group at Morgan Stanley Dean Witter, a position that encompassed all of the firm’s activities relating to the gathering of investment assets and sale of securities to individual investors internationally. He also was a member of the Morgan Stanley Dean Witter management committee. Mr. DeMartini’s career at Morgan Stanley Dean Witter spanned more than 26 years and included roles as president of individual asset management and president of Dean Witter & Company, Inc. and chairman of Discover Card. He has been a member of the investment community since joining Dean Witter in 1975. He has served as chairman of the board of Nasdaq and vice chairman of the board of the NASD. Mr. DeMartini currently serves as a trustee of the Cancer Research Institute.

Kurt R. Harrington. Mr. Harrington, age 54, is our senior vice president, chief financial officer and treasurer. Mr. Harrington is also the senior vice president, chief financial officer and treasurer of FBR Group, a position he has held since January 2000. Mr. Harrington joined FBR Group as vice president of finance and treasurer in March 1997. He was previously the chief financial officer of Jupiter National, Inc., a publicly traded, closed-end venture capital company. From 1980 to 1990, Mr. Harrington served in a number of senior financial accounting, reporting and business planning positions at MCI Communications Corporation and Marriott Corporation, in Washington, D.C. He began his career with the public accounting firms of Meahl, McNamara & Co., Boston, Massachusetts and later, Price Waterhouse, Washington, D.C. Mr. Harrington received his Certified Public Accountant certification in 1978. Mr. Harrington serves on the board of DanceSmith, a charitable organization, and is a Trustee of Nichols College.

William J. Ginivan. Mr. Ginivan, age 56, is our senior vice president and general counsel. Mr. Ginivan is also the senior vice president and chief legal officer of FBR Group. Mr. Ginivan joined FBR Group in January 1998 as deputy general counsel and was appointed to his current position in January 2000. Prior to joining FBR Group, Mr. Ginivan was associate general counsel of the Student Loan Marketing Association, or Sallie Mae, and managing director and general counsel of Sallie Mae’s investment banking subsidiary, Education Securities, Inc. from 1994 to 1997. Prior to joining Sallie Mae, Mr. Ginivan was an attorney in the Enforcement Division of the SEC. Mr. Ginivan is a member of the American Bar Association, Business Law Section’s Committee on Corporate Governance and serves on the Corporate Advisory Board of So Others Might Eat.

Our business and affairs are managed through the oversight and direction of our board of directors. Currently, our board of directors consists of nine directors. Three of our directors, Eric F. Billings, J. Rock Tonkel, Jr. and Richard J. Hendrix, also serve as executive officers of our company and of FBR Group. Two of our directors, Thomas S. Murphy, Jr. and Richard M. DeMartini, are affiliates of Crestview. We also expect that FBR Group will designate four nominees to fill the four vacancies on our board of directors prior to the effective time of the registration statement of which this prospectus forms a part. We expect that each of these four director nominees will qualify as “independent” in accordance with the applicable listing standards of the Nasdaq.

As of the date of this prospectus, FBR Group beneficially owns 71.9% of the outstanding shares of our common stock. Therefore, we will be a “controlled company” within the meaning of the Nasdaq marketplace rules. Under the Nasdaq marketplace rules, we may elect not to comply with certain Nasdaq corporate governance requirements, including, among others, the requirement that a majority of our board of directors consist of independent directors. We intend to avail ourself of the “controlled company” exception and eliminate the requirement to have a majority of independent directors.

Audit Committee

Our audit committee will be comprised of at least three independent directors who will be appointed prior to the effective time of the registration statement of which this prospectus forms a part. The audit committee will assist our board of directors in monitoring the Company’s financial reporting process, and will be solely responsible for hiring and monitoring the independence and performance of our company’s independent auditors. We anticipate that each member of the audit committee will be an “independent” director under the independence standards for audit committee members in the rules promulgated by the SEC under the Exchange Act and in the applicable standards established by the Nasdaq and that one member of the audit committee will be qualified as an audit committee financial expert, within the meaning of SEC regulations, and possess related financial management expertise within the meaning of the applicable standards established by the Nasdaq. Each of the members of our audit committee will meet the financial literacy requirements of the Nasdaq. Our board of directors has adopted a written charter for the audit committee, pursuant to which the audit committee will assist our board of directors in overseeing (i) our accounting and financial reporting process; (ii) the integrity and audits of our consolidated financial statements; (iv) our compliance with legal and regulatory requirements; (v) the qualifications and independence of our independent auditors; and (vi) the performance of our independent auditors and our internal audit function. The audit committee, among other things, also will:

•	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

•	annually evaluate the independent auditors’ qualifications, performance and independence;

•	have sole authority to approve in advance all audit, internal control-related and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	set policies with respect to the potential hiring of current or former employees of the independent auditor;

•	meet at least quarterly with our senior executive officers, internal auditors and our independent auditors in separate executive sessions;

•	annually review and assess the adequacy of the audit committee charter and recommend to our board of directors any amendments or modifications to the audit committee charter that the audit committee deems appropriate; and

•	annually evaluate the performance of the audit committee and report the results of such an evaluation to our board of directors.

Nominating and Governance Committee

Our nominating and governance committee will be comprised of at least three directors who will be appointed prior to the effective time of the registration statement of which this prospectus forms a part. We intend to avail ourselves of the “controlled company” exception to the Nasdaq marketplace rules, which eliminates the requirement that we have a nominating and governance committee composed entirely of independent directors. The nominating and governance committee will assist our board of directors in identifying individuals qualified to become board members, play a leadership role in shaping the governance of our company and oversee the evaluation of our board of directors. Our board of directors has adopted a written charter for the nominating and governance committee, pursuant to which the nominating and governance committee will be responsible for, among other things:

•	identifying and recommending qualified individuals to become members of our board of directors;

•	recommending to our board of directors criteria for membership on our board of directors and committee membership, including any specific minimum qualifications;

•	recommending to our board of directors the directors for appointment to committees of our board of directors;

•	developing and recommending to our board of directors a set of corporate governance guidelines and policies and a code of ethics, and periodically reviewing and recommending any changes to such guidelines and code;

•	overseeing the annual performance evaluation of our board of directors;

•	establishing policies for the identification and consideration of director candidates recommended by stockholders or securityholders;

•	reviewing and assessing the Nominating Committee Charter and submitting proposed changes to our board of directors; and

•	performing an annual performance evaluation of the Nominating Committee and reporting the results to our board of directors.

Compensation Committee

Our compensation committee will be comprised of at least three directors who will be appointed prior to the effective time of the registration statement of which this prospectus forms a part. We intend to avail ourselves of the “controlled company” exception to the Nasdaq marketplace rules, which eliminates the requirement that we have a compensation committee composed entirely of independent directors. The compensation committee will review the Company’s compensation plans and make recommendations concerning those plans and concerning equity-based executive officer compensation. Our board of directors has adopted a written charter for the compensation committee, pursuant to which the compensation committee will be responsible for, among other things:

•	reviewing and approving or making recommendations to our board of directors with respect to the equity-based compensation for our executive officers and any compensation for our non-employee directors;

•	reviewing and approving or making recommendations to the board of directors with respect to our incentive-based and equity-based plans; and

•	reviewing and assessing the adequacy of the compensation committee charter and submitting proposed changes to our board of directors.

The compensation committee will also review and approve corporate goals and objectives relevant to our chief executive officer and other executive officers, evaluate the chief executive officer’s and other executive officers’ performance in light of those goals and objectives, and determine and approve the equity-based compensation levels chief executive officer and other executive officers based on its evaluation. Our compensation committee will have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or other executive officer compensation.

Executive Compensation

We have not paid, and we do not intend to pay, any annual cash compensation to our executive officers for their services as our executive officers. Our executive officers are compensated by FBR Group from a cash fee that we will pay to FBR Group pursuant to the management services agreement between us and FBR Group. Upon completion of our 2006 private offering, we approved grants to our executive officers of stock options under our 2006 Long-Term Incentive Plan. See “—2006 Long-Term Incentive Plan—Initial Option Grants” below.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and none of our employees participates on the compensation committee.

Compensation of Directors

We expect that each of our independent directors will receive an annual retainer of $50,000 for service on the board of directors, a fee of $1,500 for each in-person meeting of the board of directors or a committee of the board of directors, and a fee for each telephonic meeting of the board of directors or a committee of the board of directors. We also expect that we will grant stock options and/or restricted stock to our independent directors under our 2006 Long-Term Incentive Plan from time to time. The chairman of our audit committee will receive an additional retainer of $15,000. Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect to grant shares of restricted stock and stock options to each of our independent directors. We expect to reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and its committees and other corporate events that directors may be asked to attend. No separate compensation is paid to directors who are officers of our company or affiliates of Crestview for their services as directors. See “—2006 Long-Term Incentive Plan” below.

2006 Long-Term Incentive Plan

In connection with our formation, we adopted and our sole shareholder approved the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan, which we refer to in this prospectus as the plan. The plan encourages selected employees, directors, consultants and advisors of our company and its affiliates to acquire a proprietary and vested interest in our growth and performance. We believe stock-based incentives granted under the plan will help to generate an increased incentive to contribute to our future success and prosperity, thus enhancing the value of our company for the benefit of shareholders. In addition, we believe the plan will enable us to continue to attract and retain individuals of exceptional managerial talent upon whom our sustained progress, growth and profitability largely depend.

Administration and Eligibility

Administration. Administration of the plan will be carried out by the compensation committee of our board of directors, which we refer to as the committee, or, if the compensation committee has not been appointed, by our board of directors. The committee or the board of directors may delegate its authority under the plan to one or more officers, but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term “administrator” means the committee or the board of directors and its delegate.

The administrator has the authority to select individuals to whom awards are granted, to determine the types of awards and the number of shares covered, and to set the terms, conditions, and provisions of such awards and to cancel or suspend such awards. The administrator is authorized to interpret the plan and to establish, amend, and rescind any rules and regulations relating to the plan, and to make all other determinations which may be necessary or advisable for the administration of the plan.

The administrator may grant the following types of awards under the plan: options, stock appreciation rights, or SARs, restricted stock, performance awards, and/or other stock-based awards. Each of these awards may be granted alone or together with other awards under the plan and/or cash awards outside the plan.

Persons Eligible for Grants. Directors, officers and employees of our company and its affiliates are eligible to participate in the plan. In addition, consultants, advisors and independent contractors who provide bona fide services to our company are also eligible to participate.

Shares Subject to the Plan

The plan provides that a maximum of 5,569,985 shares of our common stock may be issued under the plan.

The shares deliverable under the plan may consist in whole or in part of treasury shares, authorized but unissued shares, or shares reacquired by our company. If an award under the plan expires or is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award, those shares will be available for future grants under the plan. Shares that are delivered to our company, either actually or by attestation, in payment of the exercise price for any option granted under the plan, or any shares that are delivered or withheld to satisfy tax withholding obligations arising from awards under the plan, will also be available for future grant under the plan. In addition, shares which we may reacquire on the open market using cash proceeds from the exercise of options granted under the plan will also be available for future grants under the plan.

We may grant awards in substitution for awards made by a company which we acquire or with which we combine. Such substitute awards shall not reduce the shares authorized for issuance under the plan or authorized for grant to a participant in any calendar year. In the event that a company which we acquire or with which we combine has shares available under a pre-existing plan, these shares may be used for awards under the plan and will not reduce the shares that may otherwise be delivered under the plan, provided such awards are made only to individuals who were eligible for awards under the pre-existing plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares eligible under the plan, the administrator must adjust the number of shares that may be issued in the future and in the number and kind of shares and price under all outstanding grants made before the event; provided, however, that the number of shares subject to any award shall always be a whole number. The manner in which such adjustments are made will be determined by the administrator in its discretion.

Stock Options

The administrator may grant incentive stock options and non-qualified stock options under the plan. The exercise price of an option granted under the plan will not be less than 100% of the fair market value of the shares underlying the grant on the date of the grant as defined in the plan. Options will be exercisable at the time or times and subject to the terms and conditions determined by the administrator, provided that, except in certain circumstances related to a change of control (as defined in the plan) or related to a participant’s death or disability, an option may not be exercised before the expiration of one year from the date of grant nor more than ten years after the date of grant. A participant exercising an option may pay the exercise price in cash, in previously acquired shares (either actually or by attestation) or by delivery of other consideration having a fair market value on the exercise date equal to the total purchase price of the shares, or by any combination of the foregoing, as the administrator may specify in the applicable award agreement. We may not reprice any option grant, including the cancellation of an existing grant followed by a replacement grant of a lower-priced option or another type of award, without the express approval of shareholders.

The plan contains provisions, which apply unless otherwise determined by the administrator, regarding the vesting and post-termination exercisability of options held by an individual whose employment with our company terminates by reason of death, disability, retirement, for cause or otherwise.

Initial Option Grants

In connection with our 2006 private offering, our board of directors approved the grant to our executive officers, directors and certain key employees of options to purchase a total of 4,109,500 shares of our common stock, which represents approximately 6.4% of the outstanding shares of our common stock. All of these option grants vest on the third anniversary of the closing date of our 2006 private offering and have an exercise price equal to $15.00 per share, which was the offering price of our common stock in our 2006 private offering. In addition to the $15 per share exercise price and the three year vesting requirement, vesting of the options approved for grant to our executive officers is subject to our company achieving certain performance goals to be determined by our full board of directors once at least three of the four existing vacancies on our board of directors are filled. Of these initial option grants, options to purchase 724,500 shares of our common stock were approved for grant to our executive officers, three of whom also serve as members of our board of directors, and 3,385,000 options have been granted to other officers and key employees of our company. The following table shows the initial option grants that were approved for our executive officers:

Executive Officer	Title	Initial Option Grant
Eric F. Billings	Chairman of the Board and Chief Executive Officer	243,000

J. Rock Tonkel, Jr.	President, Head of Investment Banking and Director	162,000

Richard J. Hendrix	President, Chief Operating Officer and Director	162,000

Kurt R. Harrington	Senior Vice President, Chief Financial Officer and Treasurer	90,000

William J. Ginivan	Senior Vice President and General Counsel	67,500

Stock Appreciation Rights

The administrator may grant a SAR in conjunction with an option or other award granted under the plan, a “tandem SAR,” or independent of any option a “freestanding SAR.” A tandem SAR will terminate and will no longer be exercisable upon the termination or exercise of the related option. Such tandem SAR may be exercised by a participant at the time or times and to the extent the related option is exercisable by surrendering the applicable portion of the related option in accordance with procedures established by the committee, or our board of directors until we have established a compensation committee. Upon exercise, a tandem SAR will permit the participant to receive cash, shares, or a combination thereof, as determined by the administrator. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share on the date of exercise over the grant price of the SAR on the date of grant (provided that such amount shall not be less than the fair market value of the share on the date of grant), multiplied by the number of shares with respect to which the tandem SAR is exercised.

A freestanding SAR may not have a term of greater than ten years. The exercise price shall not be less than the fair market value of the share on the date of grant and may not be reset without shareholder approval. The administrator may determine exercisability restrictions on freestanding SARs at the time of grant. Upon exercise, a freestanding SAR permits the holder to receive cash, shares, or a combination thereof, as determined by the administrator. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share on the date of exercise over the exercise price, multiplied by the number of shares with respect to which the freestanding SAR is exercised.

The plan contains provisions, which apply unless otherwise determined by the administrator, regarding the vesting and post-termination exercisability of SARs held by an individual whose employment with our company terminates by reason of death, disability, retirement, for cause or otherwise.

Restricted Stock

The administrator may also award restricted stock under the plan. The award agreement will set forth a specified period of time, during which an award of restricted stock will remain subject to forfeiture or restrictions on transfer, or “restriction period”. Except for certain limited situations, including death, disability and change of control (as defined in the plan), the restriction period shall not be less than three years. During the restriction period, the participant will generally have all the rights of a shareholder, including the right to vote the shares and the right to receive dividends, unless the administrator shall determine otherwise. Except as determined otherwise by the administrator, restricted stock will be forfeited by the participant and reacquired by our company upon termination of employment or services for cause during the restriction period.

Performance Awards

The administrator may also grant performance awards, which may be granted either alone or in addition to other awards granted under the plan. Performance awards may be restricted stock, performance stock and/or other stock-based awards or cash-based awards. Performance awards may be granted subject to the attainment of performance goals and the continued service of the participant for a specified time period, or the “performance period”. At the conclusion of the performance period, which may not be shorter than 12 months nor longer than five years, the administrator shall evaluate the degree to which any applicable performance goals have been achieved and the performance awards earned and shall cause to be delivered the amount earned in either cash, shares, other property, or any combination thereof, in the sole discretion of the administrator, at the time of payment.

The administrator shall specify the performance goals to which any performance award shall be subject. These goals shall be based on the attainment of specified levels of one or more of the following measures: revenues; revenue growth; asset growth; combined net worth; debt to equity ratio; debt to capitalization ratio; earnings before interest, taxes, depreciation and amortization; operating income; operating cash flow; pre- or after-tax net income; cash flow or free cash flow; cash flow or free cash flow per share; net earnings; earnings per share; return on equity; return on investment; return on total capital; return on capital employed; return on assets; return on revenue; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels of our company or any affiliate, division or business unit of our company. Such performance goals may be based solely by reference to our performance or the performance of an affiliate, division or business unit of our company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The administrator may also exclude the impact of an event or occurrence which the administrator determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of our company or not within the reasonable control of our management, or (c) a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the administrator within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code of 1986, as amended, to preserve tax-deductibility of compensation to covered executives.

Other Stock-Based Awards

The administrator may also grant other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or securities convertible into shares either alone or in addition to other awards granted under the plan. Such other stock-based awards shall also be available as a form of payment in the settlement of other awards granted under the plan. Except for certain limited situations, such as death, disability or change of control (as defined in the plan) other stock-based awards subject solely to continued employment restrictions shall be subject to restrictions imposed by the administrator for a period of no less than three years, provided that pro rata vesting will be permitted during such period. Such minimum vesting requirements shall not be applicable to any substitute awards, grants of other stock-based awards in payment of performance awards, or grants of other stock-based awards on a deferred basis.

Individual Award Limits

No covered employee may be granted (i) options or SARs covering more than 1,000,000 shares in any 36-month period or (ii) restricted stock, performance awards and/or other stock-based awards denominated in shares covering more than 1,500,000 shares in any 36-month period. These share limits are subject to adjustment in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the share. In addition, the maximum dollar value payable to any participant in any 12-month period with respect to awards valued with reference to property other than shares is $25 million.

Change of Control

The plan provides that in the event of a change of control (as defined in the plan), unless otherwise determined by the administrator (a) each unvested option and SAR shall become fully exercisable and vested to the full extent of the original grant, (b) the restrictions and deferral limitations applicable to restricted stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant, (c) all performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of the performance period that has been completed as of the date of the change of control), and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed, and (d) the restrictions and deferral limitations and other conditions applicable to any other stock-based awards or any other awards shall lapse, and such awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

Notwithstanding any other provision of the plan, in the event of a change of control, the administrator may, in its discretion, provide that each option or SAR shall be cancelled in exchange for a payment in an amount equal to the excess of the fair market value of the share (as defined in the plan) immediately prior to the change of control over the exercise price per share of such option and/or SAR.

Notwithstanding the foregoing, in the event of a change of control where the successor company assumes or provides a substitute award of equal value for an option, SAR, restricted share or other stock-based award, the accelerated vesting, cancellation and exchange of shares as described above shall not occur. Furthermore, in the event of an involuntary termination without cause or a voluntary termination for good reason of a participant’s employment with the successor company within 24 months of the change of control, each assumed or replacement award held by the participant at the time of such termination shall vest in full.

Amendments and Termination

Our board of directors may at any time amend, alter, suspend or discontinue the plan; provided, however, that such action will not be taken without the participant’s consent, if such action would impair the rights of a participant under any outstanding award. Furthermore, no amendment may be made without the approval of our shareholders if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary, our board of directors may amend the plan in such manner as may be necessary so as to have the plan conform to local rules and regulations in any jurisdiction within or outside the United States.

Term

The plan shall be effective upon approval of the plan by the shareholders and will terminate on the tenth anniversary of such approval unless sooner terminated by our board of directors.

Conflicts of Interest

We have conflicts of interest arising out of our relationship with FBR Group, including:

•	the corporate agreement, management services agreement, services agreement, trademark license agreement and tax sharing agreement we will enter into with FBR Group upon completion of this offering;

•	the fact that our executive officers and certain of our other officers and key employees, as well as the members of our board of directors, are also officers or directors of FBR Group; and

•	the fact that we have awarded stock options to our directors, executive officers, officers and key employees who also serve as directors, executive officers, officers or key employees of FBR Group.

All future material inter-company transactions and arrangements, as well as any material amendments to the corporate, the management services, the tax sharing, the trademark license agreements and any other agreement between our company and FBR Group, will be subject to the approval of a majority of our disinterested directors and in some cases may be subject to the approval of the independent members of the board of directors of FBR Group. See “Certain Relationships and Related Party Transactions” for a more complete description of the foregoing relationships that give rise to conflicts of interest.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Included below are descriptions of certain agreements, relationships and transactions we have with FBR Group and its executive officers and Crestview and its affiliates.

Our Formation Transactions and Structure

We were formed as a Virginia corporation in June 2006 to be the holding company for FBR & Co., a domestic registered broker-dealer and our primary operating subsidiary, FBRIL, a broker-dealer registered in the United Kingdom, FBRIM, a registered investment adviser, and FBR Fund Advisers, another registered investment adviser. On June 9, 2006, FBR TRS Holdings purchased 1,000 shares of our common stock for $0.10 per share.

Prior to completion of our 2006 private offering, we entered into a contribution agreement with FBR TRS Holdings pursuant to which FBR TRS Holdings contributed to us 100% of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. in exchange for the issuance of 45,999,000 shares of our common stock. FBR Capital Markets Holdings, Inc. was the parent company of FBR & Co. and FBRIL and FBR Asset Management Holdings, Inc. was the parent company of FBRIM and FBR Fund Advisers. FBRIM is the asset manager for the proprietary hedge funds, funds of funds and other private investment vehicles we manage and a provider of private wealth management services to high net worth individuals and families. FBR Fund Advisers is the asset manager for the proprietary family of FBR mutual funds.

Prior to the contribution transactions described above and the completion of our 2006 private offering, FBR & Co., FBRIM and FBR Fund Advisers paid dividends of approximately $20.0 million in the aggregate, consisting of approximately $14.0 million in cash and approximately $6.0 million in investment securities, to FBR TRS Holdings.

Our Agreements with FBR Group

In connection with our 2006 private offering, we entered into the inter-company agreements and other arrangements with FBR Group described below.

Corporate Agreement

We entered into a corporate agreement with FBR Group pursuant to which, among other things, we granted to FBR Group a continuing option to purchase, through FBR TRS Holdings, additional shares of our common stock. Any exercise of the option by FBR Group must occur simultaneously with the issuance by us of any additional shares of our common stock on the same terms as such issuance, but only to the extent necessary to permit FBR Group to maintain its then-existing beneficial ownership percentage of our common stock. This option is not exercisable in connection with employee compensation. The purchase price of the shares of our common stock acquired upon any exercise of this option will be equal to the price paid for the common stock in the related issuance if we issue common stock for cash, or the then current market price of our common stock if we issue a different equity security or common stock for other than cash.

The corporate agreement also provides that neither our company nor FBR Group will take any action or enter into any commitment or agreement that may reasonably be anticipated to result in a violation by the other party of:

•	any provision of applicable law or regulation;

•	any provision of the other party’s articles of incorporation or bylaws;

•	any existing credit agreement or other material instrument binding upon the other party; or

•	any judgment, order or decree of any governmental body, agency or court having jurisdiction over the other party or any of its respective assets.

In addition, the corporate agreement contains indemnification and contribution provisions by FBR Group for the benefit of our company and related persons pursuant to which FBR Group has agreed to indemnify us against any and all liabilities and claims relating to the businesses contributed to us prior to completion of our 2006 private offering and that arise out of actions or events that occurred prior to the completion of that offering and for any and all liabilities and claims arising out of any breach by FBR Group of any of its obligations under the corporate agreement. Likewise, the corporate agreement contains indemnification and contribution provisions by us for the benefit of FBR Group and related persons pursuant to which we have agreed to indemnify FBR Group and related persons against any and all liabilities and claims arising out any breach by us of any of our obligations under the corporate agreement.

The corporate agreement provides that all material inter-company transactions, including any material amendments to the corporate agreement, the services agreement, the tax sharing agreement or any other agreement between our company and FBR Group, will be subject to the approval of the audit committee of our board of directors.

We have agreed with FBR Group that both our company and FBR Group have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither FBR Group nor our company, nor their respective related persons, will be liable to the other as a result of engaging in any of these activities.

The corporate agreement further provides that if one of our officers or directors who also serves as an officer or director of FBR Group becomes aware of a potential transaction that may represent a corporate opportunity related to the investment banking, institutional brokerage and asset management businesses for both our company and FBR Group, the officer or director has no duty to present that opportunity to FBR Group; and we will have the sole right to pursue the transaction if our board so determines. If one of our officers or directors who also serves as an officer or director of FBR Group becomes aware of any other potential transaction that may represent a corporate opportunity for both our company and FBR Group, the officer or director will have a duty to present that opportunity to FBR Group; and FBR Group will have the sole right to pursue the transaction if FBR Group’s board so determines. If one of our officers or directors who does not serve as an officer or director of FBR Group becomes aware of a potential transaction that may represent a corporate opportunity for both our company and FBR Group, neither our company nor the officer or director has a duty to present that opportunity to FBR Group, and we may pursue the transaction if our board so determines.

The corporate agreement contemplates that an officer or director of our company who also serves as an officer or director of FBR Group, or an officer or director of FBR Group who also serves as an officer or director of our company, may become aware of an opportunity to invest as a principal, for investment purposes only and not for strategic purposes, in the securities of a third party issuer that is an existing or potential investment banking client of ours. Accordingly, the corporate agreement described above gives each of FBR Group and us the right to invest in merchant banking investment opportunities that either of us identify, based on a 50/50 allocation to FBR Group and us, respectively, subject to FBR Group maintaining its REIT qualification and FBR Group and our company maintaining their respective exemptions from the registration requirements of the 1940 Act. Merchant banking investment decisions will be made by our investment committee. Our investment committee will be comprised of members of our senior management team who are also officers of FBR Group and members of its investment committee.

Under the corporate agreement, we must obtain FBR Group’s written consent before taking any of the following actions:

•	entering into any agreement or arrangement that binds or purports to bind FBR Group or any of its affiliates;

•	declaring extraordinary dividends or making other extraordinary distributions to the holders of our capital stock; and

•	issuing any equity securities or securities convertible into or exercisable for equity securities except for common stock equity securities issued or granted to our employees.

FBR Group may assign these consent rights to a third party who may exercise them so long as the third party directly or indirectly owns or has the right to acquire more than 50% of our then-outstanding common stock.

The corporate agreement will terminate in the event FBR Group beneficially owns less than 40% of our then outstanding common stock, except that the indemnification and contribution provisions will survive the termination.

Management Services Agreement

We entered into a management services agreement with FBR Group pursuant to which FBR Group provides us with our executive management team, each member of which will be responsible for performing, subject to the oversight of our board of directors, the services and activities customarily performed by persons holding the positions that such member of our executive management team will hold with our company or as otherwise requested by our board of directors from time to time. Pursuant to this agreement, we pay FBR Group an annual amount equal to 8.0% of the consolidated pre-tax earnings of our company, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. All amounts payable to FBR Group will be allocated to FBR Group’s executive bonus pool under its Key Employee Incentive Plan and represent our share of the executives’ bonus pool. FBR Group pays annual bonuses out of this pool to certain key employees of FBR Group, all of whom are members of our executive management team and three of whom are members of our board of directors.

The initial term of the management services agreement will expire on December 31, 2007. The term of this agreement, however, automatically extends for an additional one-year period on December 31 of each year, unless we or FBR Group give the other party to the management services agreement 90 days’ prior written notice that its term will not be extended. We and FBR Group may, from time to time, agree to modify the terms of the management services agreement. We have the right to terminate the management services agreement, subject to certain conditions, upon our execution of a definitive agreement and plan of merger, stock purchase agreement, asset purchase agreement or similar definitive agreement providing for the merger, share exchange, consolidation, sale of all or substantially all of our issued and outstanding capital stock or assets or other business combination transaction that results in a change in control of our company or our business.

Services Agreement

We entered into a services agreement with FBR Group pursuant to which we provide, or cause one or more of our subsidiaries to provide, to FBR Group certain services for fees based on actual costs incurred by us and our subsidiaries in providing the services. Similarly, FBR Group agreed to provide to us under the same services agreement certain services for fees based on actual costs incurred by FBR Group and its subsidiaries in providing the services. We believe the terms of these services in the aggregate are at least as favorable to us as those we could have obtained from unrelated third parties through arm’s-length negotiations. The services that we provide, or cause one or more of our subsidiaries to provide, to FBR Group include the following:

•	information technology services;

•	government and corporate affairs services;

•	human resources services;

•	treasury services, including insurance services;

•	financial communications and investor relations services;

•	financial, reporting, research and ledger services;

•	corporate planning and analysis services;

•	risk management services;

•	internal auditing services;

•	information technology services;

•	legal and corporate secretary services;

•	travel, building and conference services; and

•	tax services.

In addition, we perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group, certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees.

FBR Group has agreed to provide, or cause to be provided, to us under the services agreement the following services:

•	corporate business development services; and

•	asset management services for merchant banking and other principal investments.

Our company and FBR Group each has the right to terminate any or all of the services under the services agreement by giving the other party written notice at least 12 months in advance of termination. FBR Group has agreed to provide us with reasonable assistance to make an orderly transition to other service providers upon the termination of the services agreement.

Trademark License Agreement

We entered into a trademark license agreement with FBR Group, pursuant to which FBR Group granted to us a non-exclusive, royalty-free license to use the names “Friedman Billings Ramsey” and “FBR” and the related trademarks. Under this agreement, we have a right to use on a royalty-free basis the “Friedman Billings Ramsey” and “FBR” names and related trademarks for so long as FBR Group beneficially owns at least 5% of our outstanding capital stock.

Tax Sharing Agreement

We entered into a tax sharing agreement with FBR TRS Holdings with respect to prior tax periods pursuant to which we and FBR TRS Holdings will be responsible for our respective portions of the tax liability, and will be entitled to receive the benefit of our respective portions of any tax benefit or refund, that relates to such prior tax periods. Under the tax sharing agreement, FBR TRS Holdings has sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods. This arrangement may result in conflicts of interest between our company and FBR TRS Holdings with respect to prior tax periods. This agreement will terminate upon the expiration of the statute of limitations for all prior tax periods (or, if later, the expiration of any extension of any such statute of limitations).

Under the tax sharing agreement, if one of our subsidiaries is assessed and pays directly to the Internal Revenue Service tax liability for a prior tax period in excess of the amount properly allocable to such subsidiary under the tax sharing agreement, FBR TRS Holdings has agreed to reimburse the subsidiary for the amount of such excess. In addition, if a tax benefit of one of our subsidiaries is used to reduce the tax liability of the FBR TRS Holdings consolidated group for any prior tax period, FBR TRS Holdings has agreed to compensate the subsidiary for the use of such tax benefit. The FBR TRS Holdings consolidated group will be unable, however, to use tax attributes of one of our subsidiaries in any taxable year after the 2006 taxable year.

Other Arrangements with FBR Group

Line of Credit from FBR Group to FBR & Co. FBR & Co. has an uncommitted, unsecured revolving subordinated loan agreement with FBR Group. Under this loan agreement, FBR Group provides FBR & Co. with a $500.0 million line of credit. The line of credit expires on March 31, 2007. As of September 30, 2006, there was no outstanding principal balance under this line of credit. Advances bear interest at a rate equal to the broker call rate as published daily in the Wall Street Journal plus 0.2%. Any future borrowings by FBR & Co. under this loan agreement will appear as a liability on our consolidated balance sheet.

Line of Credit from FBR & Co. to FBR Group. FBR & Co. also has an uncommitted revolving credit agreement with FBR Group. Under this loan agreement, FBR & Co. provides FBR Group with a $200.0 million line of credit. From time to time, FBR Group borrows funds from FBR & Co. under this agreement in order to provide for its working capital needs. This line of credit is collateralized and as of September 30, 2006 had an outstanding principal balance of approximately $33.7 million. The interest rate was 8.25% as of September 30, 2006. Any future borrowings by FBR Group under this loan agreement will appear as an asset on our consolidated balance sheet.

Initial Option Grants

In connection with our 2006 private offering, our board of directors approved the grant to our executive officers, directors and certain key employees of options to purchase a total of 4,109,500 shares of our common stock, which represents approximately 6.4% of the outstanding shares of our common stock. All of these option grants vest on the third anniversary of the closing date of our 2006 private offering and have an exercise price equal to $15.00 per share, which was the offering price of our common stock in our 2006 private offering. In addition to the $15 per share exercise price and the three year vesting requirement, vesting of the options approved for grant to our executive officers is subject to our company achieving certain performance goals to be determined by our full board of directors once at least three of the four existing vacancies on our board of directors are filled. Of these initial option grants, options to purchase 724,500 shares of our common stock were approved for grant to our executive officers, three of whom also serve as members of our board of directors, and 3,385,000 options have been granted to other officers and key employees of our company. The following table shows the initial option grants that were approved for our executive officers:

Executive Officer	Title	Initial Option Grant
Eric F. Billings	Chairman of the Board and Chief Executive Officer	243,000

J. Rock Tonkel, Jr.	President, Head of Investment Banking and Director	162,000

Richard J. Hendrix	President, Chief Operating Officer and Director	162,000

Kurt R. Harrington	Senior Vice President, Chief Financial Officer and Treasurer	90,000

William J. Ginivan	Senior Vice President and General Counsel	67,500

Our Agreements with Crestview

In connection with our 2006 private offering, we entered into the agreements described below with Crestview.

Investment Agreement

Pursuant to the investment agreement, we granted Crestview a contractual right to purchase additional shares of our common stock in order to maintain its then-existing beneficial ownership percentage of our common stock based on the number of shares acquired in our 2006 private offering and upon the exercise of Crestview’s option described above. Any exercise of the right must occur simultaneously with the issuance by us of any additional shares of our common stock and on the same terms as such issuance. This right is not exercisable in connection with employee compensation. This right will remain exercisable for so long as Crestview beneficially owns any shares purchased in our 2006 private offering.

Voting Agreement

Our company, FBR Group and FBR TRS Holdings have entered into a voting agreement with Crestview, the material terms of which are summarized below:

•	Board Composition. The voting agreement gives Crestview, among other things, the right to designate two of its representatives for election to our board of directors. The voting agreement also provides FBR Group, among other things, with the right to designate three of its representatives for election to our board of directors and the right to select all of our initial independent directors, so long as each of them is reasonably acceptable to Crestview. Crestview’s right to designate two representatives to serve on our board of directors will terminate with respect to one director when Crestview sells or otherwise transfers one-third or more of the shares purchased by Crestview in our 2006 private offering, and will terminate with respect to the other director when it sells or otherwise transfers a total of two-thirds of the shares purchased. If FBR Group sells or otherwise transfers more than 50% of the shares of our common stock that it beneficially owns as of the closing of our 2006 private offering, FBR Group will no longer have any contractual right to select independent director nominees or appointees, but FBR Group will retain its right to designate three of its representatives for election to our board of directors as long as any one of Messrs. Billings, Hendrix or Tonkel remains with our company as an executive officer.

•	Removal and Replacement of Directors. Each of Crestview and FBR Group has the right to remove any of its designated directors and designate his or her replacement for appointment to our board of directors. Each Crestview director will be removable from our board of directors only for cause (as defined in the voting agreement), and, upon such removal, Crestview will have the right to nominate his or her replacement. For so long as Crestview has the right to designate one of our directors, if a vacancy is created on our board of directors as a result of an independent director’s departure for any reason, any replacement selected by FBR Group must be reasonably acceptable to Crestview. If FBR Group and Crestview cannot reach agreement as to the acceptability of the permanent replacement director within 45 days of the former director’s departure, the remaining independent directors have the right to select the replacement director to fill the vacancy after consulting with FBR Group and Crestview.

•	Continuing Committee Representation. For so long as Crestview has the right to designate one of our directors, each committee of our board of directors will have as a member at least one Crestview director and at least one FBR Group director. To the extent that applicable law and the applicable standards established by the Nasdaq (the exchange upon which we intend to apply to list our common stock) prevent such director from serving as a member of a committee of our board of directors, the Crestview director or the FBR Group directors, as the case may be, will have certain observation rights.

•	Composition of Subsidiary Boards. For so long as Crestview has the right to designate one of our directors, Crestview also has the right to designate a representative for election or appointment to the board of directors of each of our subsidiaries, other than our direct and indirect subsidiaries that are registered as investment advisers under the Investment Advisers Act of 1940.

•	Transfers by FBR Group. If FBR Group sells or otherwise transfers more than 10% of the shares of our common stock that it beneficially owns to any person or group, FBR Group has agreed to cause such person or group to vote in accordance with the terms of the voting agreement.

Governance Agreement

FBR Group and FBR TRS Holdings have entered into a governance agreement with Crestview. The governance agreement provides Crestview with, among other things, customary tag-along sale rights after the expiration of a one-year lock-up period beginning on the date that our 2006 private offering was completed. During the lock-up period, neither Crestview nor FBR TRS Holdings may transfer any shares of our common stock it owns except in certain specified circumstances. Crestview has also agreed in the governance agreement that upon the expiration of Crestview’s lock-up period, FBR Group and its affiliates will have a right of first offer with respect to any shares of our common stock that Crestview intends to sell, other than sales in a public offering, pursuant to Rule 144 under the Securities Act (except in a privately negotiated sale to a known counter-party) or to certain permitted transferees, and a right of first refusal with respect to sales by Crestview of any shares of our common stock it holds to certain entities that we have identified.

Professional Services Agreement

In exchange for Crestview’s ongoing strategic advice and assistance, we entered into a professional service agreement with an affiliate of Crestview pursuant to which we have agreed to pay an affiliate of Crestview a $1 million annual strategic advisory fee plus reimbursement of reasonable out-of-pocket expenses as long as Crestview continues to own at least 50% of the shares purchased in our 2006 private offering.

Registration Rights Agreement

Pursuant to a registration rights agreement between our company and Crestview, Crestview has customary demand and piggyback registration rights, including demand rights for two underwritten offerings after the expiration of the 365-day lock-up period described above. In no event will Crestview’s registration rights be less favorable than the registration rights granted to the investors in this offering. For a discussion of the registration rights granted to holders of our common stock in our 2006 private offering, see the section entitled “Description of Capital Stock—Registration Rights.”

PRINCIPAL SHAREHOLDERS

The following table presents information regarding the beneficial ownership of our common stock as of                 , 2006, with respect to:

•	each of our directors;

•	each of our named executive officers;

•	each person who, to our knowledge, is the beneficial owner of more than 5.0% of our outstanding common stock; and

•	all of our directors and executive officers as a group.

Each beneficial owner named in the table has the sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Except as otherwise indicated, the address of each named person is 1001 Nineteenth Street North, Arlington, Virginia 22209.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage(1)
Named Executive Officers and Directors
Eric F. Billings(2)(3)

J. Rock Tonkel, Jr.(2)(4)

Richard J. Hendrix(2)(5)

Kurt R. Harrington(2)(6)

William J. Ginivan(2)(7)

Thomas S. Murphy, Jr.(8)

Richard M. DeMartini(8)

All executive officers and directors as a group (7 persons)(2)

5% Beneficial Owners

Crestview Partners GP, L.P.(9)

Friedman, Billings, Ramsey Group, Inc.(10)

(1)	Based on 64,000,000 shares of our common stock outstanding as of , 2006. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Does not include (i) a total of 4,109,500 shares of common stock issuable upon exercise of options that our board of directors granted or approved for grant to our executive officers, directors and certain key employees in connection with our 2006 private offering under our 2006 Long-Term Incentive Plan and (ii) 1,460,485 additional shares of our common stock available for future awards under our 2006 Long-Term Incentive Plan.
(2)	Because Messrs. Billings, Tonkel, Hendrix, Harrington and Ginivan are also executive officers and/or directors of Friedman, Billings, Ramsey Group, Inc., the parent company and sole shareholder of FBR TRS Holdings, Inc., each of these individuals may be deemed to beneficially own shares of common stock owned of record by FBR TRS Holdings, Inc. Each of these individuals disclaim beneficial ownership of any such shares in which they do not have a pecuniary interest.

(3)	Does not include 243,000 shares of common stock issuable upon exercise of options approved for grant to Mr. Billings under our 2006 Long-Term Incentive Plan.
(4)	Does not include 162,000 shares of common stock issuable upon exercise of options approved for grant to Mr. Tonkel under our 2006 Long-Term Incentive Plan.
(5)	Does not include 162,000 shares of common stock issuable upon exercise of options approved for grant to Mr. Hendrix under our 2006 Long-Term Incentive Plan.
(6)	Does not include 90,000 shares of common stock issuable upon exercise of options approved for grant to Mr. Harrington under our 2006 Long-Term Incentive Plan.
(7)	Does not include 67,500 shares of common stock issuable upon exercise of options approved for grant to Mr. Ginivan under our 2006 Long-Term Incentive Plan.
(8)	The address of Messrs. Murphy and DeMartini is c/o Crestview Partners, 667 Madison Avenue, New York, New York 10021. Each of Messrs. Murphy and DeMartini is (either directly or through an affiliate) a limited partner of Crestview Partners GP, L.P., the general partner of certain limited partnerships that control Forest Holdings LLC and Forest Holdings (ERISA) LLC. Each of Messrs. Murphy and DeMartini disclaim beneficial ownership of any shares of our common stock beneficially owned by Crestview Partners GP, L.P.
(9)	The address of Crestview Partners GP, L.P. is 667 Madison Avenue, New York, New York 10021. Consists of 4,905,560 shares of our common stock held by Forest Holdings LLC and 267,253 shares of our common stock held of record by Forest Holdings (ERISA) LLC, each of which is controlled by Crestview Partners GP, L.P. Also includes 2,465,671 shares of our common stock issuable upon exercise of outstanding options granted to Forest Holdings LLC and 134,329 shares of our common stock, issuable upon exercise of outstanding options granted to Forest Holdings (ERISA) LLC.
(10)	Consists of 46,000,000 shares of our common stock held of record by FBR TRS Holdings, Inc., which is a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc.

DESCRIPTION OF CAPITAL STOCK

The following summary discusses the material terms of our capital stock. This summary does not purport to be a complete description of our capital stock, and you should not rely on it as if it were. This summary is qualified in its entirety by the specific language of our articles of incorporation and bylaws. You may obtain complete copies of our articles of incorporation and bylaws by following the document request procedures set forth under the caption “Available Information.” We encourage you to read each of those documents in its entirety.

General

Our articles of incorporation provide that we may issue up to 400,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this prospectus, 64,000,000 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Under Virginia law, our shareholders generally are not personally liable for our debts and obligations solely as a result of their status as shareholders.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. Except as otherwise provided by law, holders of our common stock vote together as a single voting group.

Our articles of incorporation do not provide for cumulative voting for the election of directors, which means that the holders of a majority of our outstanding shares of common stock have the ability to elect all of the members of our board of directors. Except as otherwise required by law or with respect to any outstanding class or series of our preferred stock, the holders of our common stock have the sole power to vote for the election of directors and for all other purposes.

Dividend Rights

Subject to the Virginia Stock Corporation Act and any preferential dividend rights of holders of our preferred stock that may be outstanding, the holders of our common stock are entitled to share ratably on a per share basis in dividends and other distributions, as may be declared by our board of directors out of assets legally available for distribution, when, as and if authorized and declared by our board of directors.

Other Rights

Subject to any preferential liquidation rights of holders of our preferred stock that may be outstanding, the holders of our common stock are entitled to participate ratably on a per share basis in our liquidation, dissolution or winding-up. Shares of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of our common stock is validly issued, fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize our board of directors to designate and issue from time to time one or more series of preferred stock without shareholder approval. Our board of directors may fix and determine the preferences, limitations and relative rights of each series of preferred stock issued. Because the board of directors has the power to establish the preferences and rights of each series of our preferred stock, it may afford the holders of any series of our preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our shareholders.

We have no present plans to issue any shares of our preferred stock.

Certain Anti-Takeover Provisions of Virginia law, Our Articles of Incorporation and Our Bylaws

General

The Virginia Stock Corporation Act contains provisions that may have the effect of impeding the acquisition of control of a Virginia corporation by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by the corporation’s board of directors. These provisions are designed to reduce, or have the effect of reducing, the corporation’s vulnerability to coercive takeover practices and inadequate takeover bids.

Affiliated Transactions Statute

The Virginia Stock Corporation Act contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with the beneficial owner of more than 10% of any class of its outstanding voting shares (an “interested shareholder”) for a period of three years following the date that such person became an interested shareholder unless:

•	a majority (but not less than two) of the disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•	before the date the person became an interested shareholder, the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

Our articles of incorporation contain a provision that states that we are not subject to the affiliated transactions provisions contained in the Virginia Stock Corporation Act.

Control Share Acquisitions Statute

The Virginia Stock Corporation Act also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held within 50 days of the acquiring person’s request to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. The Virginia Stock Corporation Act grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

The board of directors of a Virginia corporation may adopt a bylaw providing that the control share provisions of the Virginia Stock Corporation Act do not apply to acquisitions of the corporation’s shares. Our board of directors has adopted a bylaw opting out of the control share acquisition provisions of the Virginia Stock Corporation Act.

Articles of Incorporation and Bylaw Provisions

General. Our articles of incorporation and bylaws are subject to the provisions of the investment, governance and voting agreements that we entered into with Crestview in connection with our 2006 private offering. For so long as each of these agreements remains in effect, the written consent of Crestview will be required to amend, alter or repeal certain provisions in our articles of incorporation and bylaws that are subject to the terms of the investment, governance and voting agreements with Crestview. See “Certain Relationships and Related Party Transactions—Our Agreements with Crestview.”

Number of Directors, Vacancies and Removal. Our articles of incorporation provide that the number of directors shall be determined in accordance with our bylaws or, in the absence of a bylaw fixing the number of directors, the number will be seven. Our bylaws provide that the number of directors on our board of directors will be nine. Our board of directors may amend our bylaws to increase or decrease by 30% or less the number of directors on our board last elected by our shareholders.

Our bylaws provide that any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though the number of remaining directors may be less than a quorum. Any vacancies created by an increase in the total number of directors may be filled by a majority vote of the board of directors. Our articles of incorporation provide that directors may be removed with or without cause upon the affirmative vote of the holders of a majority of our issued and outstanding shares of common stock.

Shareholder Meetings. Our articles of incorporation and our bylaws provide that our chairman of the board, our chief executive officer, our president, a majority of our board of directors or the holders of a majority of our issued and outstanding shares of common stock may call a special meeting of shareholders. Our articles of incorporation provide that the right of the holders of a majority of our issued and outstanding shares of common stock to call a special meeting of our shareholders may only be amended, altered, modified or repealed upon the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single group.

Advance Notice of Nominations and Shareholder Business. Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors at annual meetings of our shareholders, other than nominations made by or at the direction of the board of directors.

Preferred Stock. Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights and other terms of such series. See “—Preferred Stock.” Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without any action by our shareholders.

Registration Rights

The purchasers of our common stock sold in our July 2006 private offering are entitled to the benefits of a registration rights agreement between Friedman, Billings, Ramsey & Co., Inc. and us. Pursuant to the registration rights agreement, we have agreed for the benefit of the holders of our common stock sold in our 2006 private offering, that we would, at our expense, file with the SEC no later than 120 days after the closing of our 2006 private offering a resale shelf registration statement providing for the resale of shares of our common stock from time to time by these holders of shares of our common stock. In addition, we have agreed to use our commercially reasonable efforts to cause the resale shelf registration statement to become effective under the Securities Act as promptly as practicable after the filing; provided that if we file a registration statement with the SEC in connection with our initial public offering before the resale registration statement has been declared effective, we have agreed to use our commercially reasonable efforts to cause the resale registration statement to become effective no later than 60 days after the effectiveness of the registration statement prepared in connection with our initial public offering.

If we file an IPO registration statement before the effective date of the resale shelf registration statement, all holders of our common stock sold in our 2006 private offering and their respective direct and indirect transferees will have the right to participate in such IPO registration in order to resell their shares, subject to compliance with the registration rights agreement, full cutback rights on the part of the underwriters and other conditions and limitations, if any, that may be imposed by the underwriters. If any holder’s shares are not sold in a transaction covered by the IPO registration statement (by reason of underwriter limitations or otherwise), that holder will have the right to include its shares of common stock in the resale shelf registration statement to register the resale of such shares of common stock. We have agreed to cause the resale shelf registration statement to remain effective until the first to occur of: (1) the disposition of all the shares of common stock sold in our 2006 private offering under a registration statement or pursuant to Rule 144 under the Securities Act; (2) the date on which the shares of common stock sold in our 2006 private offering are saleable under Rule 144(k) (or any successor or analogous rule) under the Securities Act; or (3) the second anniversary of the effective date of the resale shelf registration statement.

If we default on our obligation to file a resale shelf registration statement with the SEC within 120 days following the closing date of our 2006 private offering, other than as a result of the SEC being unable to accept filings, then the amount that we are required to pay to FBR Group under the management services agreement will be reduced by a prorated portion of the applicable penalty percentage of our pre-tax earnings for the quarter during which the default occurs, based on the number of days during such quarter that the default continues. The applicable penalty percentage will be approximately one-half of one percent of our pre-tax earnings for the quarter in which the default occurs for the first 30 days that the default continues, approximately one percent for the second 30 days that the default continues and approximately one and one-half percent thereafter.

Notwithstanding the foregoing, following the effectiveness of the resale registration statement, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the resale shelf registration statement (and therefore suspend sales under the resale shelf registration statement) for certain periods, referred to as “blackout periods,” if a majority of the independent directors of our board determines in good faith that the suspension is in compliance with the terms of the registration rights agreement entered into between us and FBR & Co., it is in our best interest to suspend the use of the registration statement, and:

•	the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of shares of our common stock under the resale registration statement would have a material adverse effect on our primary offering;

•	a majority of our independent directors determines in good faith that (A) the offer or sale of any shares of our common stock under the resale registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other material transaction involving us, (B) after the advice of counsel, the sale of the shares covered by the resale registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (C) either (x) we have a bona fide business purposes for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the resale registration statement to become effective or to promptly amend or supplement the resale registration statement on a post-effective basis; or

•	a majority of our independent directors determines in good faith, upon the advice of counsel, that we are required by law, rule or regulation to supplement the resale registration statement or file a post-effective amendment to the resale registration statement in order to incorporate information into the resale registration statement for the purpose of (1) including in the resale registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the resale registration statement any facts or events arising after the effective date of the resale registration statement (or the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus included in the resale registration statement; or (3) including in the prospectus included in the resale registration statement any material information with respect to the plan of distribution not disclosed in the resale registration statement or any material change to such information.

The cumulative blackout periods may not exceed an aggregate of 90 days in any 12 month period or 45 days in any 90 day period. Upon the occurrence of a blackout, we have agreed to use our commercially reasonable efforts to cause the resale registration statement to become effective or take all action necessary to promptly permit resumed use of the resale registration statement.

A holder that sells our common stock pursuant to the resale registration statement or as a selling shareholder pursuant to an underwritten public offering generally will be required to be named as a selling shareholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock may be required to deliver information to be used in connection with the registration statement in order to have such holder’s common stock included in the registration statement and to benefit from the provisions of the registration rights agreement.

In connection with the registration of the shares of our common stock sold in our 2006 private offering, we have agreed to use our commercially reasonable efforts to list or include our common stock on the NYSE or Nasdaq, if we meet the criteria for listing on such exchange or market, and thereafter to maintain the listing or inclusion on such exchange or market.

We have entered into a separate registration rights agreement with Crestview pursuant to which Crestview has registration rights no less favorable than the registration rights that the holders of the shares of our common stock sold in our 2006 private offering have, as well as other customary piggy-back and demand registration rights, including demand rights for two underwritten offerings after the expiration of the Crestview lock-up agreement. For a description of the lock-up period, see the section entitled “Certain Relationships and Related Party Transactions – Our Agreements with Crestview – Governance Agreement.”

Limitation of Liability and Indemnification

As permitted by the Virginia Stock Corporation Act, our articles of incorporation provide that in any proceeding brought by or in the right of our company or brought by or on behalf of shareholders of our company, no director or officer of our company shall be liable to our company or our shareholders for monetary damages with respect to any transaction, occurrence, or course of conduct, except for liability resulting from the individual’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Our articles of incorporation provide that we will indemnify (1) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of our company or brought by or on behalf of the shareholders of our company, by reason of the fact that he is or was a director or officer of our company, or (2) any director or officer who is or was serving at the request of our company as a director, trustee, partner, member or officer of another enterprise, against any liability incurred by him or her in connection with the proceeding if the conduct in question was in the best interests of our company and he or she was acting on behalf of our company or performing services for our company, unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. We will pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition if the applicant furnishes to us with (1) a written statement of his good faith belief that he or she has met the standard of conduct described above and (2) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

Our board of directors is empowered, by majority vote of a quorum consisting of disinterested directors, to cause us to indemnify or contract to indemnify with any individual not described in the paragraph above who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of our company, or is or was serving at the request of our company as director, officer, employee or agent of another enterprise, to the same extent as if that individual was an individual described in the paragraph above.

We have been informed that in the opinion of the SEC indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our capital stock.

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to the effective date of the registration statement of which this prospectus forms a part, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or could impair our ability to raise capital through further offerings of equity securities.

As of the date of this prospectus, we had outstanding 64,000,000 shares of our common stock, excluding 2,600,000 shares issuable upon exercise of outstanding options granted to Crestview in connection with our 2006 private offering and 4,109,500 shares issuable upon exercise of outstanding options granted or approved for grant to our executive officers, directors and certain key employees under our 2006 Long-Term Incentive Plan. Our common stock will be freely tradable by persons other than our affiliates.

The maximum number of shares of our common stock that may be issued pursuant to awards granted under our 2006 Long-Term Incentive Plan may not exceed 5,569,985 shares or securities convertible into or exchangeable for shares of our common stock. As of the date of this prospectus, 1,460,485 additional shares of our common stock were available for future awards under our 2006 Long-Term Incentive Plan. See “Management—2006 Long-Term Incentive Plan—Shares Subject to the Plan.”

As of the date of this prospectus, up to 64,000,000 of our outstanding shares were “restricted” shares, as that term is defined in Rule 144 under the Securities Act. Until we file a registration statement on Form S-8 to register our issuance of common shares under our 2006 Long-Term Incentive Plan, any restricted shares of common stock that we may issue under the 2006 Long-Term Incentive Plan will also be “restricted” shares. The resale restrictions applicable to “restricted” shares are described below. We intend to file a registration statement on Form S-8 to register the issuance of shares of common stock under our 2006 Long-Term Incentive Plan.

We cannot assure you of:

•	the likelihood that an active market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their common stock; or

•	the prices that our stockholders may be able to obtain for their common stock.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1.0% of the shares of our common stock then outstanding, which will equal approximately 640,000 shares; or

•	the average weekly trading volume of our common stock on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights

In connection with our 2006 private offering, we entered into a registration rights agreement with FBR & Co. on behalf of the holders of common stock issued in that offering. Pursuant to that agreement, we have agreed to file the resale shelf registration statement of which this prospectus is a part for the benefit of the holders of 18,000,000 shares of our common stock issued in the private offering, as well as for the benefit of Crestview with respect to the 2,600,000 shares of our common stock issuable upon the exercise of the options granted to Crestview, within 120 days after the closing date of our 2006 private offering. We also agreed to use our commercially reasonable efforts to have the resale shelf registration of which this prospectus is a part declared effective as promptly as practicable and to maintain the resale registration statement’s continuous effectiveness under the Securities Act until the first to occur of: (1) the disposition of all the shares of common stock sold in our 2006 private offering under a registration statement or pursuant to Rule 144 under the Securities Act; (2) the date on which the shares of common stock sold in our 2006 private offering are saleable under Rule 144(k) (or any successor or analogous rule) under the Securities Act; or (3) the second anniversary of the effective date of the resale shelf registration statement of which this prospectus is a part. Following effectiveness of the resale shelf registration statement of which this prospectus is a part, substantially all of the 18,000,000 shares sold in our 2006 private offering will be freely tradeable.

In addition, we have entered into a separate registration rights agreement with Crestview pursuant to which Crestview has registration rights no less favorable than the registration rights that the holders of the shares of our common stock sold in our 2006 private offering have, as well as other customary piggy-back and demand registration rights, including demand rights for two underwritten offerings after the expiration of the Crestview lock-up agreement. For a description of the lock-up period, see the section entitled “Certain Relationships and Related Party Transactions – Our Agreements with Crestview – Governance Agreement.”

For more information, see “Description of Capital Stock— Registration Rights.”

Stock Options and 2006 Long-Term Incentive Plan

As of the date of this prospectus, there were outstanding options to purchase 6,709,500 shares of our common stock, including options to purchase 2,600,000 shares of our common stock granted to Crestview in connection with our 2006 private offering and options to purchase a total of 4,109,500 shares of our common stock granted or approved for grant to our executive officers, directors and certain key employees under our 2006 Long-Term Incentive Plan. We have reserved a maximum of 5,569,985 shares of our common stock for issuance under our 2006 Long-Term Incentive Plan, of which 1,460,485 shares remain available for issuance other than the shares issuable upon exercise of the options previously granted or approved for grant under our 2006 Long-Term Incentive Plan.

We anticipate that we will file a registration statement on Form S-8 with respect to the shares of our common stock issuable under the 2006 Long-Term Incentive Plan following the completion of this registration. Shares of our common stock covered by our registration statement on Form S-8, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates. See “Management—2006 Long-Term Incentive Plan.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

APPLICABLE TO NON-U.S. SHAREHOLDERS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

A non-U.S. shareholder that receives a distribution will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty (the benefits of which the shareholder is eligible for) reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution on a net income basis, and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation for federal income tax purposes. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either (1) a lower treaty rate applies and the non-U.S. shareholder files IRS Form W-8BEN (or successor form) evidencing eligibility for that reduced rate with us, or (2) the non-U.S. shareholder files an IRS Form W-8ECI (or successor form) with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the shareholder’s adjusted basis in its common stock. Instead, such a distribution will reduce the adjusted basis of the common stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the shareholder’s common stock if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of our common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

A non-U.S. shareholder will incur tax on gain from the sale of our common stock if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to tax on a net income basis, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and either has a “tax home” in the United States or certain other conditions exist, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

PLAN OF DISTRIBUTION

This prospectus relates to the possible offer and sale from time to time of any shares of common stock by the selling shareholders. We are registering these shares of common stock to provide the selling shareholders with freely tradeable shares. However, registration of the shares of common stock does not necessarily mean that the selling shareholders will offer or sell any of the shares. We are not offering for sale any shares of our common stock in the registration statement of which this prospectus is a part. We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations that exist with the selling shareholders. See “Description of Capital Stock-Registration Rights.”

Any selling shareholders may from time to time, in one or more transactions, sell all or a portion of the shares registered hereby in the over-the-counter market, on any national securities exchange on which our common stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares registered hereby from time to time will be determined by the selling shareholders. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of shares registered hereby for whom they may act as agents, and underwriters may sell shares registered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The maximum commission or discount to be received by any member of the National Association of Securities Dealers or independent broker/dealer will not be greater than 8.0% for the sale of any securities being registered hereunder pursuant to Rule 415 under the Securities Act. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of shares registered hereby may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The shares registered hereby may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the shares registered hereby may be sold include: (A) a block trade in which the broker-dealer so engaged will attempt to sell the shares registered hereby as agent but may position and resell a portion of the block as principal to facilitate the transaction; (B) a purchase by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; (C) an ordinary brokerage transaction and a transaction in which the broker solicits purchasers; (D) privately negotiated transactions; and (E) an underwritten transaction.

Any selling shareholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling shareholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling shareholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling shareholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent required, upon being notified by a selling shareholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling shareholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, any additional terms constituting compensation, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

In order to comply with state securities laws, if applicable, the shares registered hereby may be sold only through registered or licensed brokers or dealers. In addition, in specific states, the shares registered hereby may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares being registered hereby, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and our accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and stock transfer and other taxes attributable to the sale of the shares registered hereby.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Hunton & Williams LLP. Hunton & Williams LLP performs legal services for Friedman, Billings, Ramsey & Co., Inc. as well as for Friedman, Billings, Ramsey Group, Inc. from time to time.

EXPERTS

The consolidated financial statements of FBR Capital Markets Corporation as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, in Washington, DC, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to FBR Capital Markets Corporation and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet web site at                 . The information on or connected to our web site shall not constitute a part of or be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

FBR CAPITAL MARKETS CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2

Consolidated balance sheets as of December 31, 2004 and 2005 and September 30, 2006 (Unaudited)	F-3

Consolidated statements of operations for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006 (Unaudited)	F-4

Consolidated statements of changes in shareholders’ equity for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006 (Unaudited)	F-5

Consolidated statements of cash flows for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006 (Unaudited)	F-6

Notes to consolidated financial statements (Information presented as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 is unaudited)	F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

FBR Capital Markets Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of FBR Capital Markets Corporation (the “Company”) and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

October 31, 2006

FBR CAPITAL MARKETS CORPORATION

Consolidated Balance Sheets

(Dollars in thousands)

(Information presented as of September 30, 2006 is unaudited)

	December 31,		September 30, 2006
	2004	2005
			(unaudited)
Assets
Cash and cash equivalents	$199,111	$162,434	$309,457
Restricted cash	7,156	6,082	4,082
Receivables:
Investment banking	10,141	11,372	3,587
Asset management fees	6,297	2,045	2,011
Loan to FBR Group, Inc	85,397	8,417	33,667
Due from affiliates	7,793	3,446	3,948
Other	709	6,844	60,585
Investments:
Trading account securities, at fair value	7,744	1,034,388	488,084
Reverse repurchase agreements	183,375	283,825	120,103
Long-term investments	50,595	34,456	58,773
Due from clearing broker	95,176	70,926	154,323
Intangible assets, net	4,462	12,897	11,291
Furniture, equipment, software, and leasehold improvements net of accumulated depreciation and amortization	18,483	35,433	31,211
Prepaid expenses and other assets	10,274	10,422	27,054

Total assets	$686,713	$1,682,987	$1,308,176

Liabilities and Shareholders’ Equity
Liabilities
Securities sold but not yet purchased, at fair value	$17,176	$150,547	$81,484
Commercial paper	183,644	136,016	38,244
Repurchase agreements	—	929,363	579,297
Accrued compensation and benefits	119,323	73,617	20,229
Accounts payable and accrued expenses	79,082	40,668	86,536
Due to affiliates	42,423	28,808	26,288
Short term subordinated loan	—	75,000	—

Total liabilities	441,648	1,434,019	832,078

Shareholders’ equity
Preferred Stock, $0.001 par value 100,000,000 authorized, none issued and outstanding	—	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized, none, none and 64,000,000 shares issued and outstanding, respectively	3	3	64
Additional paid-in capital	121,455	130,501	394,121
Accumulated other comprehensive income	3,300	620	869
Retained earnings	120,307	117,844	81,044

Total shareholders’ equity	245,065	248,968	476,098

Total liabilities and shareholders’ equity	$686,713	$1,682,987	$1,308,176

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statements of Operations

(Dollars in thousands except per share amounts)

(Information presented for the nine months ended September 30, 2006 and 2005 is unaudited)

	Years Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
				(unaudited)
Revenues:
Investment banking
Capital raising	$256,498	$397,940	$374,658	$277,602	$118,697
Advisory	14,815	30,115	17,759	10,344	14,976
Institutional brokerage
Agency commissions and principal transactions	74,012	109,937	98,531	76,067	81,995
Mortgage trading interest income	—	—	30,859	11,304	48,639
Mortgage trading net investment loss	—	—	(3,820)	(2,401)	(2,989)
Asset management
Base management fees	11,554	19,045	22,080	16,976	14,820
Incentive allocations and fees	8,380	10,940	1,929	1,187	924
Net investment income	21,880	6,116	4,611	3,432	83
Interest income	4,431	6,691	26,006	19,229	15,699
Other	835	1,613	2,826	1,693	2,613

Total revenue	392,405	582,397	575,439	415,433	295,457
Interest expense	452	988	42,630	21,043	51,407

Revenues, net of interest expense	391,953	581,409	532,809	394,390	244,050

Non-Interest Expenses:
Compensation and benefits	206,952	304,984	277,698	205,281	164,386
Professional services	18,685	40,021	53,834	40,748	29,903
Business development	20,531	43,456	39,335	30,739	24,314
Clearing and brokerage fees	6,816	8,894	8,690	6,281	8,211
Occupancy and equipment	8,651	13,743	23,379	16,902	22,121
Communications	8,264	13,044	17,354	12,665	15,015
Other operating expenses	6,156	7,997	18,500	15,401	10,785

Total non-interest expenses	276,055	432,139	438,790	328,017	274,735

Net income (loss) before taxes	115,898	149,270	94,019	66,373	(30,685)
Income tax provision (benefit)	44,474	59,516	45,934	34,266	(13,885)

Net income (loss)	$71,424	$89,754	$48,085	$32,107	$(16,800)

Basic and diluted earnings per share	$1.55	$1.95	$1.05	$0.70	$(0.33)

Basic and diluted weighted average shares outstanding	46,000,000	46,000,000	46,000,000	46,000,000	50,438,356

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands)

(Information presented as of September 30, 2006 and for the nine months ended September 30, 2006 is unaudited)

	Class A Number of Shares	Class A Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total	Comprehensive Income (Loss)
Balances at December 31, 2002	—	$2	$96,853	$—	$(13,228)	$83,627

Net income	—	—	—	—	71,424	71,424	$71,424
Contribution from FBR Group	—	1	15,394	2,060	—	17,455
Tax benefit of stock options exercised of affiliate	—	—	4,594	—	—	4,594
Other comprehensive income:
Change in unrealized gain (loss) on available-for-sale investment securities	—	—	—	435	—	435	435

Comprehensive income	—	—	—	—	—	—	$71,859

Balances at December 31, 2003	—	$3	$116,841	$2,495	$58,196	$177,535

Net income	—	—	—	—	89,754	89,754	$89,754
Contribution from FBR Group	—	—	1,901	—	—	1,901
Distributions of securities to FBR Group	—	—	—	—	(27,643)	(27,643)
Tax benefit of stock options exercised of affiliate	—	—	2,713	—	—	2,713
Other comprehensive income:
Change in unrealized gain (loss) on available-for-sale investment securities	—	—	—	805	—	805	805

Comprehensive income	—	—	—	—	—	—	$90,559

Balances at December 31, 2004	—	$3	$121,455	$3,300	$120,307	$245,065

Net income	—	—	—	—	48,085	48,085	$48,085
Contribution from FBR Group, Inc.	—	—	9,370	—	—	9,370
Distributions of cash and securities to FBR Group	—	—	—	—	(50,548)	(50,548)
Other	—	—	(324)	—	—	(324)
Other comprehensive income:
Change in unrealized gain (loss) on available-for-sale investment securities	—	—	—	(2,680)	—	(2,680)	(2,680)

Comprehensive income	—	—	—	—	—	—	$45,405

Balances at December 31, 2005	—	$3	$130,501	$620	$117,844	$248,968

Net loss (unaudited)	—	—	—	—	(16,800)	(16,800)	$(16,800)
Contribution from FBR TRS Holdings, Inc. (unaudited)	46,000,000	43	3,333	—	—	3,376
Distributions to FBR TRS Holdings, Inc. (unaudited)	—	—	—	—	(20,000)	(20,000)
Issuance of Class A common stock in private equity offerings (unaudited)	18,000,000	18	259,720	—	—	259,738
Stock compensation expense for options granted to purchase FBR Capital Markets Corporation Class A common stock (unaudited)	—	—	567	—	—	567
Other comprehensive income:
Change in unrealized gain (loss) on available-for-sale investment securities (unaudited)	—	—	—	249	—	249	249

Comprehensive loss (unaudited)	—	—	—	—	—	—	$(16,551)

Balances at September 30, 2006 (unaudited)	64,000,000	$64	$394,121	$869	$81,044	$476,098

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Information presented as of September 30, 2006 and 2005 and for the nine months ended September 30, 2006 and 2005 is unaudited)

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
				(unaudited)
Cash flows from operating activities
Net income (loss)	$71,424	$89,754	$48,085	$32,107	$(16,800)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	3,011	4,054	6,534	4,738	6,621
Incentive allocations, fees, and net investment income from long-term securities.	(28,679)	(12,699)	(6,794)	(4,221)	1,660
Deferred compensation	—	—	—	—	567
Other	—	—	—	(783)	275
Changes in operating assets
(Decrease) increase in restricted cash	—	(7,156)	1,074	(14,420)	2,001
Receivables
Clearing broker	(46,775)	(5,258)	24,250	(67,485)	(83,397)
Other affiliates	(3,366)	(4,381)	4,277	222	2,070
Investment banking	(6,739)	(1,677)	(1,231)	(6,015)	7,785
Asset management fees	162	(1,608)	4,252	928	34
Interest, dividends and other	(105)	397	(5,886)	(8,575)	(29,286)
Trading account securities, at fair value	3,366	(2,812)	(1,026,644)	(1,616,867)	514,523
Reverse repurchase agreements	—	—	(147,919)	(167,376)	65,150
Prepaid expenses and other assets	(3,959)	(4,360)	5	(4,693)	(16,386)
Changes in operating liabilities
Securities sold but not yet purchased, at fair value	(10,408)	7,651	133,371	139,252	(69,063)
Repurchase agreements related to broker-dealer activities			929,363	1,645,363	(350,066)
Accounts payable and accrued expenses	20,066	41,131	(36,104)	(33,430)	41,839
Accrued compensation and benefits	49,432	34,125	(45,706)	(74,579)	(53,388)

Net cash provided by (used in) operating activities	47,430	137,161	(119,073)	(175,834)	24,139

Cash flows from investing activities
Advances to FBR Group under revolving credit agreement	(143,015)	(255,428)	(62,141)	(53,141)	(40,268)
Repayments by FBR Group under revolving credit agreement	39,892	273,153	139,121	132,015	21,618
Purchases of furniture, equipment, software, and leasehold improvements	(4,805)	(15,798)	(23,288)	(17,102)	(1,786)
Proceeds from disposals of furniture, equipment, software, and leasehold improvements	—	—	—	—	683
(Purchases of) proceeds from reverse repurchase agreements, net	—	(183,375)	47,469	(437,612)	98,573
Purchases of long-term investments	(8,468)	(1,000)	(1,515)	(515)	(1,000)
Proceeds from sale of investment securities	1,200	6,611	18,815	13,086	789

Net cash provided by (used in) investing activities	(115,196)	(175,837)	118,461	(363,269)	78,609

Cash flows from financing activities
Contributions from Parent company	6,362	1	9	9	3,376
Distributions to Parent company	—	(2,141)	(50,000)	(50,000)	(13,993)
Due to affiliates, net	56,712	(4,758)	(13,446)	(21,949)	(32,073)
Proceeds from (repayment of) the issuances of commercial paper, net	—	183,644	(47,628)	442,086	(97,772)
Repayments of short term borrowings	(80,000)	—	(397,000)	(100,000)	(75,000)
Proceeds from short-term borrowings	80,000	—	472,000	200,000	—
Proceeds from issuance of common stock	—	—	—	—	259,738

Net cash provided by (used in) financing activities	63,074	176,746	(36,065)	470,146	44,276

Cash and cash equivalents
Net increase (decrease) in cash and cash equivalents	(4,692)	138,070	(36,677)	(68,957)	147,024
Beginning of period	65,733	61,041	199,111	199,111	162,434

End of period	$61,041	$199,111	$162,434	$130,154	$309,458

Supplemental cash flows disclosures
Income tax payments	$17,464	$65,748	$51,271	$43,985	$7,726
Interest payments	400	804	41,599	21,914	50,188
Non-cash operating activities
Securities received in exchange for services provided, fair value at receipt date	$3,251	$1,524	$376	$—	$—
Securities distributed to FBR Group, Inc. and FBR TRS Holdings, Inc.	—	25,501	548	548	6,007
Net assets contributed by FBR Group, Inc. and FBR TRS Holdings, Inc.	11,093	1,901	9,361	—	231,047

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

(Information presented as of September 30, 2006 and for the nine months ended September 30, 2006 and 2005 is unaudited)

Note 1. Organization and Nature of Operations:

Organization

FBR Capital Markets Corporation (the Company), a Virginia corporation, is a holding Company of which the principal operating companies are Friedman, Billings, Ramsey & Co., Inc. (FBR & Co.), Friedman, Billings, Ramsey International, Ltd. (FBRIL), FBR Investment Management, Inc. (FBRIM) and FBR Fund Advisers, Inc. (FBRFA). The Company is a majority-owned subsidiary of FBR TRS Holdings, Inc. (FBR TRS Holdings), which is a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc. (FBR Group).

The Company was formed in June 2006 to be the holding company for FBR & Co., FBRIL, FBRIM, and FBRFA. On June 9, 2006, FBR TRS Holdings purchased 1,000 shares of the Company’s common stock for $0.10 per share.

In July 2006, the Company entered into a contribution agreement with FBR TRS Holdings pursuant to which FBR TRS Holdings contributed to the Company 100% of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. in exchange for the issuance of 45,999,000 shares of the Company’s common stock. This transaction resulted in the contribution of $231,047 of net assets to the Company.

Prior to the contribution transactions described above, FBR & Co., FBRIM and FBRFA paid dividends of $20,000 in the aggregate, consisting of $13,993 in cash and $6,007 in investment securities, to FBR TRS Holdings.

FBR & Co. is a registered broker-dealer and member of the National Association of Securities Dealers, Inc. It acts as an introducing broker and forwards all transactions to clearing brokers on a fully disclosed basis. FBR & Co. does not hold funds or securities for, nor owe funds or securities to, customers. During the periods presented, FBR & Co.’s capital raising and advisory activities were concentrated primarily on financial services, real estate, energy, healthcare and technology companies.

FBRIM, established in March 2003 from contributions from FBR Group to the Company is a registered investment adviser that manages and acts as general partner, managing member or manager of various proprietary hedge and private equity funds. FBRIM also manages separate investment accounts. FBRFA is a registered investment adviser that manages The FBR Family of Funds.

Nature of Operations

The Company’s principal business activities, including capital raising, securities sales and trading, merger, acquisition and advisory services, proprietary investments, and venture capital and other asset management services, are all linked to the capital markets.

The Company’s investment banking and institutional brokerage business activities are primarily focused on small- and mid-cap stocks in the financial services, real estate, technology, energy, healthcare, consumer and diversified industries sectors. By their nature, the Company’s business activities are conducted in markets which are highly competitive and are not only subject to general market conditions, volatile trading markets and fluctuations in the volume of market activity but to conditions affecting the companies and markets in the Company’s areas of focus.

The Company’s revenues from investment banking and incentive allocations or fees from asset management, are subject to substantial fluctuations due to a variety of factors that cannot be predicted with great certainty, including the overall condition of the economy and the securities markets as a whole and of the sectors on which the Company focuses. Fluctuations also occur due to the level of market activity, which, among other things, affects the flow of investment dollars and the size, number and timing of transactions. As a result, net income and revenues in any particular period may vary significantly from period to period and year-to-year.

The financial services industry continues to be affected by a competitive environment. In order to compete in this increasingly competitive environment, the Company continually evaluates its businesses across varying market conditions for profitability and alignment with long-term strategic objectives, including the diversification of revenue sources. The Company believes that it is important to diversify and strengthen its revenue base by increasing the segments of its business that offer a recurring and more predictable source of revenue.

Concentration of Risk

A substantial portion of the Company’s investment banking revenues in a year may be derived from a small number of transactions or issues or may be concentrated in a particular industry. For the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006 investment banking revenue accounted for 69.3%, 73.6%, 73.6%, 73.0% and 54.7%, respectively, of the Company’s net revenue.

Note 2. Summary of Significant Accounting Policies:

Principles of Consolidated Financial Statements

The consolidated financial statements include the accounts of the Company and FBR & Co., FBRIL, FBRIM and FBRFA, as well as Arlington Funding, LLC (Arlington Funding), a variable interest entity, of which the Company is determined to be the primary beneficiary in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 46R, “Consolidation of Variable Interest Entities an Interpretation of ARB No. 51” (FIN 46R). All significant intercompany accounts and transactions have been eliminated. See also “Securities and Investments” below for a discussion of the investments in entities for which the Company uses the equity and cost methods of accounting.

Use of Estimates

The preparation of the Company’s financial statements, in conformity with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions affecting the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although we base our estimates and assumptions on historical experience, when available, and on various other factors that we believe to be reasonable under the circumstances, management exercises significant judgment in the final determination of our estimates. Actual results may differ from these estimates.

Cash Equivalents

Cash equivalents include demand deposits with banks, money market accounts and highly liquid investments with original maturities of three months or less that are not held for sale in the ordinary course of business. As of December 31, 2004 and 2005 and September 30, 2006, approximately 85%, 43% and 8%, respectively, of the Company’s cash equivalents were invested in money market funds that invest primarily in U.S. Treasuries and other government securities backed by the U.S. government.

Securities and Investments

Long-term investments in marketable equity securities held in non-broker-dealer entities are classified as either available-for-sale or trading investments pursuant to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” These investments are carried at fair value with resulting unrealized gains and losses on available-for-sale securities reflected in accumulated other comprehensive income (loss) in the balance sheets and unrealized gains and losses on trading securities reflected in net investment income in the statements of operations.

Investments in proprietary investment funds including hedge, private equity and venture funds, in which the Company is the general partner or has a significant limited partner interest, managing member or manager, are accounted for similar to the equity method and the Company’s proportionate share of income or loss (income allocation including realized and unrealized gains/losses) is reflected in net investment income in the statements of operations.

Trading securities owned by the Company’s broker-dealer subsidiaries and securities sold but not yet purchased are recorded on a trade-date basis and carried at fair value. The resulting realized and unrealized gains and losses are reflected in principal transactions in the statements of operations.

Realized gains and losses on sales of securities are determined using the specific identification method. Declines in the value of available-for-sale investments below the Company’s cost basis that are determined to be other than temporary are reclassified from accumulated other comprehensive income/loss and included in net investment income/loss in the statements of operations.

Substantially all financial instruments used in the Company’s trading and investing activities are carried at fair value or amounts that approximate fair value. Fair value is based generally on listed market prices or broker-dealer price quotations. The fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market transaction. To the extent that prices are not readily available, fair value is based on internal valuation models and estimates made by management.

In connection with certain capital raising transactions, the Company has received and holds warrants for the stock of the issuing companies, which are generally exercisable at the respective offering price of the transaction. Similarly, the Company may receive and hold shares of the issuing companies. For restricted warrants and shares including private Company warrants and shares, the Company carries the securities at fair value based on internal valuation models and estimates made by management. Due to the restrictions on the warrants and the underlying securities, and the subjectivity of these valuations, these warrants may have nominal values. The Company values warrants to purchase publicly traded stocks, where the restriction periods have lapsed, using an option valuation model.

Receivable from Clearing Broker

The Company clears all of its proprietary and customer transactions through another broker-dealer on a fully disclosed basis. The amount receivable from the clearing broker represents cash on hand with the clearing broker plus proceeds from unsettled securities sold and less amounts payable for unsettled securities purchased by the Company. The amounts payable are collateralized by securities owned by the Company.

Intangible Assets

The Company accounts for its intangible assets consisting of acquired mutual fund management contracts in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, the values of the acquired management contracts are amortized in proportion to their expected economic benefit of 15 years and tested for impairment by comparing expected future gross cash flows to the asset’s carrying amount. If the expected gross cash flows are less than the carrying amount, the asset is impaired and is written-down to its fair value.

Furniture, Equipment, Software and Leasehold Improvements

Furniture and equipment are depreciated using the straight-line method over their estimated useful lives of three to fifteen years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life or lease term. Amortization of purchased software is recorded over the estimated useful lives of three to five years.

Investment Banking Revenues

Capital raising revenues represent fees earned from private placements and from public offerings of securities in which the Company acts as underwriter. These revenues are comprised of selling concessions, underwriting fees, and management fees. Advisory revenues represent fees earned from mergers and acquisitions, mutual conversions, financial restructuring and other advisory services provided to clients. Capital raising revenues are recorded as revenue at the time the underwriting or private placement is completed. Advisory fees are recorded as revenue when the related service has been rendered and the client is contractually obligated to pay. Certain fees received in advance of services rendered are recognized as revenue over the service period.

Institutional Brokerage Agency and Principal Revenues

Agency commissions consist of commissions earned from executing stock exchange-listed securities and other transactions as an agent and principal transactions consist of sales credits and trading gains or losses. Revenues generated from securities transactions and related commission income and expenses are recorded on a trade date basis.

Asset Management Revenues

The Company records two types of asset management revenue: (1) Certain of the Company’s subsidiaries act as investment advisers and receive management fees for the management of proprietary investment funds, mutual funds based upon the amount of capital committed or assets under management. This revenue is recognized over the period in which services are performed and is recorded in base management fees in the Company’s statements of operations. (2) The Company also receives incentive income based upon the operating results of the funds. Incentive income represents a share of the gains in the investment, and is recorded in incentive allocations and fees in the statements of operations. The Company recognizes incentive income from the funds based on what would be due to the Company if the fund terminated on the balance sheet date. Incentive allocations may be based on unrealized gains and losses, and could vary significantly based on the ultimate realization of the gains or losses. The Company may therefore reverse previously recorded incentive allocation in future periods.

Investment Funds

The Company’s subsidiary FBRIM, through various wholly-owned limited liability corporations is the general partner, managing member, or manager of various hedge and private equity funds. Under the terms of the funds’ applicable governance agreements, FBRIM can be removed as the general partner, managing member, or manager of these entities by a simple majority vote of the unaffiliated limited partners or non-managing members. Accordingly, the Company accounts for its investments in these entities similar to the equity method of accounting.

The Company records allocations, for its proportionate share of the earnings or losses of certain hedge and private equity funds. Income or loss allocations are recorded in net investment income in the Company’s statements of operations. The funds record their investments at fair value with changes in fair value reported in the funds’ earnings at each reporting date. Accordingly, capital accounts at each reporting date include all applicable allocations of the funds’ realized and unrealized gains and losses.

Compensation

A significant component of compensation expense relates to incentive bonuses. Incentive bonuses are accrued based on the contribution of key business units using certain pre-defined formulas. The Company’s compensation accruals are reviewed and evaluated on a quarterly basis.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). The Company adopted SFAS 123R on January 1, 2006. SFAS 123R requires companies to recognize expense in the income statement for the grant-date fair value of awards of equity instruments to employees. Pursuant to SFAS 123R, expense is recognized over the period during which employees are required to provide service. Under the modified prospective transition method applied by the Company, compensation cost is recognized after the date of adoption for the portion of outstanding awards granted prior to the adoption of SFAS 123 for which service has not yet been rendered.

Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” Pursuant to SFAS 123, prior to the adoption of SFAS 123R in January 2006, the Company continued to apply the provisions of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.” Under APB 25, compensation expense was recorded for the difference, if any, between the fair market value of the common stock on the date of grant and the exercise price of the option.

Income Taxes

Deferred tax assets and liabilities represent the differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates. The measurement of net deferred tax assets is adjusted by a valuation allowance if, based on our evaluation, it is more likely than not that they will not be realized.

Other Comprehensive Income

Comprehensive income includes net income as currently reported by the Company on the consolidated statements of operations adjusted for other comprehensive income. Other comprehensive income for the Company represents changes in unrealized gains and losses related to the Company’s equity securities accounted for as available-for-sale with changes in fair value recorded through shareholders’ equity.

Earnings Per Share

The following tables present the computations of basic and diluted earnings per share for the years ended December 31, 2003, 2004, 2005 and the nine months ended September 30, 2005 and 2006:

	Year Ended December 31, 2003		Year Ended December 31, 2004		Year Ended December 31, 2005
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Weighted average shares outstanding:
Common stock (in thousands)	46,000	46,000	46,000	46,000	46,000	46,000
Stock options (in thousands)	—	—	—	—	—	—

Weighted average common and common equivalent shares outstanding (in thousands)	46,000	46,000	46,000	46,000	46,000	46,000

Net earnings applicable to common stock	$71,424	$71,424	$89,754	$89,754	$48,085	$48,085

Earnings per common share	$1.55	$1.55	$1.95	$1.95	$1.05	$1.05

	Nine Months Ended September 30, 2005		Nine Months Ended September 30, 2006
	Basic	Diluted	Basic	Diluted
	Unaudited		Unaudited
Weighted average shares outstanding:
Common stock (in thousands)	46,000	46,000	50,438	50,438
Stock options (in thousands)	—	—	—	—

Weighted average common and common equivalent shares outstanding (in thousands)	46,000	46,000	50,438	50,438

Net earnings (loss) applicable to common stock	$32,107	$32,107	$(16,800)	$(16,800)

Earnings (loss) per common share	$0.70	$0.70	$(0.33)	$(0.33)

The weighted average shares outstanding used in the calculation of basic and diluted earnings per share as presented in the consolidated financial statements of operations assumes the 46,000,0000 shares issued to FBR TRS Holdings were outstanding for each of the periods. Options to purchase 5,985,000 shares of the Company’s common stock were outstanding as of September 30, 2006. No options were outstanding for the years ended December 31, 2003, 2004, and 2005 and the nine months ended September 30, 2005. For the years December 31, 2003, 2004, and 2005 and the nine months ended September 30, 2005 and 2006, -0-, -0-, -0-, -0-, and 5,985,000, respectively, of outstanding options were anti-dilutive.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140” (SFAS 155). This Statement will be effective beginning in the first quarter of 2007. Earlier adoption is permitted. The statement permits interests in hybrid financial assets that contain an embedded derivative that would require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The Company is currently assessing the impact and timing of adoption of SFAS 155.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). This statement clarifies the definition of fair value, establishes a framework and hierarchy of fair value measurements, and expands disclosures about fair value measurements. This statement emphasizes that companies should use a market-based approach using similar assumptions that market participants would use in their assessment of the fair value of an asset or liability. These assumptions should include, but are not limited to, risks associated with the asset or liability and restrictions on the sale or use of the asset. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of adoption of SFAS 157.

In June 2005, the FASB ratified the consensus reached by the EITF on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (EITF 04-5). EITF 04-5 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. The Company adopted EITF 04-5 effective January 1, 2006. Adoption of this guidance did not have an impact on the consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108). Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The Company does not believe SAB 108 will have a material impact on its results from operations or financial position.

3. Related-Party Transactions:

The Company is a member of an operating group of affiliates that may provide or receive services to and from each other. From time to time, FBR Group and other affiliates may record other costs which, in part, may be based on the Company’s operations. Accordingly, the balance sheets and statements of operations may not necessarily be indicative of the financial position and operations that would have existed had the Company been operated as an unaffiliated corporation.

In July 2006, the Company entered into various inter-company and other contractual arrangements with FBR Group and Crestview, including a management services agreement and a services agreement and other related party contractual arrangements.

Management Services Agreement

Under the management services agreement with FBR Group, FBR Group will provide the Company with its executive management team, each member of which will be responsible for performing, subject to the oversight of our board of directors, the services and activities customarily performed by persons holding the positions that each such member of our executive management team will hold with us or as otherwise requested by the Company’s board of directors from time to time. Pursuant to this agreement, the Company will pay FBR Group an amount equal to 8.0% of its consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. This amount will represent our share of the executives’ bonus pool, and all amounts payable to FBR Group will be allocated to its executive bonus pool under its Key Employee Incentive Plan. FBR Group pays annual bonuses out of this pool to the members of its executive management team, all of whom are also members of the Company’s executive management team and three of whom are members of the Company’s board of directors.

Historically, each of the Company’s subsidiaries has paid a portion of its pre-tax earnings to FBR Group in order to fund its pro rata portion of FBR Group’s executive bonus pool under FBR Group’s Key Employee Incentive Plan. These payments are included in compensation and benefits in the Company’s consolidated statements of operations for each of the last three fiscal years. The percentage of pre-tax earnings paid by the Company’s subsidiaries to fund FBR Group’s executive bonus pool has varied from year to year. Going forward, under the terms of the management services agreement, the percentage the Company pays to FBR Group will be 8.0% of its consolidated pre-tax earnings, plus 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. This payment will appear as an expense in the Company’s statements of operations as a management fee.

Services Agreement

Under the services agreement with FBR Group, the Company will provide, or cause one or more of its subsidiaries to provide, to FBR Group certain services, including various corporate overhead services, for fees based on costs incurred by the Company and its subsidiaries in providing the services. Similarly, FBR Group will agree to provide to the Company and its subsidiaries under the same services agreement certain services, including corporate development and certain asset management services, for fees based on costs incurred by FBR Group in providing the services.

In addition, the Company will perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees.

The Company will recognize fees it receives for the services it provided or caused to be provided to FBR Group and its subsidiaries as revenue, and will recognize expenses equal to the costs incurred in providing these services.

Corporate Agreement

Under the corporate agreement with FBR Group, FBR Group has agreed to indemnify the Company against claims related to the businesses contributed to the Company prior to the completion of the July 2006 private equity offering (see Note 11) and that arise out of actions or events that occurred prior to that offering. FBR Group has incurred $3,376, net of taxes in costs pursuant to these indemnification provisions. Pursuant to SEC Staff Accounting Bulletin No. 79, “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s),” the Company includes such costs in its statements of operations and reflects a corresponding capital contribution from FBR Group.

Cost Allocations

During the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006, the Company was allocated $15,714, $23,583, $939, $2,147 and $-0-, respectively, in compensation and benefits expense related to executive compensation for officers of FBR Group.

During the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 2005 and 2006, the Company decreased its other operating expenses by $1,200, $2,500, $5,345, $3,823 and $8,227, respectively, representing overhead costs allocated to affiliates. In addition, FBR Group allocated $2,982 of costs to the Company associated with corporate governance overhead costs for the nine months ended September 30, 2006.

Receivables and Payables

The Company currently has a revolving credit agreement with FBR Group for a loan amount of up to $200,000. From time to time, FBR Group borrows funds from the Company under this credit agreement to provide for its working capital needs. The loan is collateralized by public equity securities held in a segregated brokerage account in the name of the Company. As of December 31, 2004 and 2005 and September 30, 2006, $85,397, $8,417 and $33,667, respectively, was outstanding under this credit agreement. The Company records monthly interest revenue at a rate equal to the Bear Stearns broker call rate plus 2%. The rate as of December 31, 2004 and 2005 and September 30, 2006 was 4.75%, 6.75% and 8.25%, respectively and the amount of interest revenue recorded during the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006 was $2,300, $3,400, $2,300, $2,228 and $1,207, respectively.

The Company also has a subordinated revolving loan agreement with FBR Group (see Note 7).

In addition, from time to time, the Company may provide funding to other affiliates that are wholly-owned subsidiaries of FBR Group to be used for general operating purposes.

Receivable from affiliates consisted of the following as of the specified dates:

	December 31, 2004	December 31, 2005	September 30, 2006
			(unaudited)
Receivable from wholly-owned subsidiaries of FBR TRS Holdings	$92	$22	$1,690
Receivable from other affiliates	7,701	3,424	2,258

	$7,793	$3,446	$3,948

Due to affiliates consisted of the following as of the specified dates:

	December 31, 2004	December 31, 2005	September 30, 2006
			(unaudited)
Payable to FBR Group	$12,003	$12,809	$18,389
Payable to FBR TRS Holdings	30,106	8,228	7,877
Payable to wholly-owned subsidiaries of FBR TRS Holdings	—	7,506	22
Payable to other affiliates	314	265	—

	$42,423	$28,808	$26,288

Included in the Payable to FBR TRS Holdings are income tax payables (receivables) of $30,550, $(10,458), and $(1,194) as of December 31, 2004 and 2005 and September 30, 2006, respectively. The income tax payable (receivable) represents tax underpayments (overpayments) recorded on a separate company basis that are due to (from) FBR TRS Holdings in accordance with the tax sharing arrangement in place (see Note 8).

Capital Markets Activity

During the years ended December 31, 2003, 2004 and 2005 and September 30, 2005 and 2006, the Company earned brokerage commissions of approximately $3,200, $2,700, $700, $660 and $25 respectively, from investment partnerships whose general partner is FBRIM and other affiliates.

In October 2003, FBR Group completed a secondary offering of its stock. The Company was the co-lead underwriter for the transaction and recorded underwriting revenues of approximately $9,300 and expenses of approximately $2,300 in the statement of operations for the year ended December 31, 2003.

During 2005, MHC I Inc., an affiliate of the Company, issued asset-backed securities through securitization trusts to finance a portion of their portfolio of loans held for investment. The Company acted as lead-manager and underwriter on these transactions and recorded approximately $15,100 in underwriting revenue for the year ended December 31, 2005. As of December 31, 2005, the Company had approximately $1,800 invested in a securitization trust of MHC I, Inc.

During 2005, First NLC Financial Services, LLC (FNLC), an affiliate of the Company, issued asset-backed securities through securitization trusts. The Company acted as lead-manager and underwriter on these transactions and recorded approximately $3,000 in underwriting revenue on its statement of operations. As of December 31, 2005, the Company had approximately $30,300 invested in a securitization trust of FNLC.

During 2006, FNLC issued an asset-backed security representing its residual interest in a securitization trust. The Company acted as lead-manager and underwriter on the transaction and recorded $398 in underwriting revenue on its statements of operation. As of September 30, 2006, the Company had no investments in FNLC issued securities.

Distributions and Contributions

In March 2003, FBR Group contributed certain general partner, managing member and limited partnership interests in various hedge and private equity funds, as well as certain other assets and liabilities, with a total value of $17,455 to the Company. Through these contributions the Company established FBRIM, a registered investment advisor. FBRIM is the successor to an entity previously owned by FBR Group that engaged in similar investment advisory activities, including management of FBR Asset Investment Corporation.

During the year ended December 31, 2005, the Company distributed cash and equity securities valued at $50,548 to FBR Group. During the year ended December 31, 2005 FBR TRS Holdings contributed $9,370 of management contract intangible and certain other related assets to the Company. During the year ended December 31, 2004, the Company distributed equity securities and warrants valued at $27,643 to FBR Group, and received equity securities valued at $1,901 from FBR Group.

During the nine months ended September 30, 2006, the Company distributed cash and equity securities valued at $20,000 to FBR TRS Holdings in conjunction with its contributions to the Company (see Note 1) and the private equity offering described in Note 11.

Note 4. Investments:

Institutional Brokerage Trading

In May 2005, the Company initiated certain fixed income trading activities primarily related to mortgage-backed, asset-backed and other structured securities, at its broker-dealer subsidiary FBR & Co. These activities include buying and selling mortgage-backed securities and other structured securities, in various financial transactions (which may include forward trades, dollar rolls and reverse repurchase transactions). The Company manages market risk associated with these securities positions primarily through forward purchases and sales of such securities as well as sales of securities not yet purchased. To accomplish this objective, the Company also may use U.S. Treasury securities, agency debt securities, Eurodollar futures and options to buy or sell agency debt and mortgage-related securities. To manage institutional credit risk, the Company analyzes and monitors the financial condition and trading positions of all counterparties and establishes trading limits consistent with these reviews.

Trading account securities sold but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price, and thereby, create a liability to purchase the security in the market at prevailing prices. In general, the corporate equity obligations relate primarily to over-allotments associated with the Company’s underwriting activities. With respect to the securities sold but not yet purchased balance, the Company maintains an option to purchase additional shares from the issuer at the applicable offering price less the underwriter discount to cover these short positions for $13,832, $-0- and $-0-, as of December 31, 2004 , December 31, 2005 and September 30, 2006, respectively. Accordingly, these transactions when unrelated to over-allotments result in off-balance-sheet risk as the Company’s ultimate obligation to satisfy the sale of securities sold but not yet purchased may exceed the current value recorded in the consolidated balance sheets.

In conjunction with its fixed income trading activity, the Company enters into reverse repurchase agreements with various counterparties. The outstanding balance of these transactions was $147,918 and the weighted average coupon was 3.75% as of December 31, 2005. The outstanding balance of these transactions was $82,770 and the weighted average coupon was 4.91% as of September 30, 2006.

The Company receives collateral under reverse repurchase agreements. In many instances, the Company is permitted to rehypothecate securities received as collateral. At December 31, 2004 and 2005 and September 30, 2006, the Company had received securities as collateral that can be repledged, delivered or otherwise used with a fair value of $-0-, $148,112 and $82,971, respectively. Of these securities received as collateral, those with a fair value of $-0-, $147,502 and $81,044 , were delivered or repledged, generally as collateral under repurchase agreements or to cover securities sold but not yet purchased positions as of December 31, 2004 and 2005 and September 30, 2006, respectively.

The weighted average coupon for fixed income trading securities owned and for fixed income securities sold but not yet purchased were 5.29% and 4.43%, respectively, as of December 31, 2005. The weighted average coupon for fixed income trading securities owned and for fixed income securities sold but not yet purchased were 5.74% and 4.62%, respectively, as of September 30, 2006. The Company funds investments in such trading activities with repurchase agreement borrowings (see Note 7). As of December 31, 2005 and September 30, 2006, $936,772 and $471,303, respectively, of these securities were pledged as collateral for repurchase agreements all of which can be rehypothecated by the repurchase agreement counterparties.

Institutional brokerage trading related securities consisted of the following as of:

	December 31,				September 30,
	2004		2005		2006
	Owned	Sold But Not Yet Purchased	Owned	Sold But Not Yet Purchased	Owned	Sold But Not Yet Purchased
\					(unaudited)
Government and agency-backed securities	$—	$—	$922,378	$150,369	$472,320	$81,044
Asset-backed securities	—	—	45,121	—	—	—
Corporate bond securities	2,658	3,102	1,299	—	380	2
Corporate equity securities	5,086	14,074	65,590	178	15,384	438

	$7,744	$17,176	$1,034,388	$150,547	$488,084	$81,484

Long-term Investments

Long-term investments consisted of the following as of:

	December 31, 2004	December 31, 2005	September 30, 2006
			(unaudited)
Investment funds	$28,018	$18,827	$20,601
Marketable equity securities	2,336	1,007	—
Investment securities—marked to market	6,181	6,799	35,161
Cost method and other investments	14,060	7,823	3,011

Total long-term investments	$50,595	$34,456	$58,773

Investment Funds

The private investment funds from which the Company earns management, incentive and investment income are non-registered investment companies that record their investments in securities at fair value. Certain investments consist of equity investments in securities of development-stage and early-stage privately and publicly held companies. The disposition of these investments may be restricted due to the lack of a ready market or due to contractual or regulatory restrictions on disposition. In addition, these securities may represent significant portions of the issuer’s equity and carry special contractual privileges not available to other security holders. As a result of these factors, precise valuation for the restricted public securities and private company securities is a matter of judgment, and the determination of fair value must be considered only an approximation and may vary significantly from the amounts that could be realized if the investment were sold or from the value that would have been used had a ready market existed for the securities and those differences could be material.

FBRIM, through various wholly-owned limited liability corporations, is the general partner, managing member, or manager of various hedge and private equity funds. All of these entities were formed for the purpose of investing in public and private securities; therefore, their assets principally consist of investment securities accounted for at fair value. Under the terms of the funds’ applicable governance agreements, FBRIM can be removed as the general partner, managing member, or manager of these entities by a simple majority vote of the unaffiliated limited partners or non-managing members. The Company accounts for its investments in these entities similar to the equity method of accounting and the Company’s proportionate share of income or loss (income allocation including realized and unrealized gains or losses) is reflected in net investment income in the statement of operations.

In addition, as a significant investor in certain other investment funds, although we do not manage these funds we also account for these investments similar to the equity method. The following table specifies the Company’s investments in such investment funds:

	December 31,
	2004	2005
Hedge funds	$24,572	$14,895
Private equity funds	1,410	526
Other	2,036	3,406

	$28,018	$18,827

The following table summarizes certain financial information regarding the Company’s investments in these investment funds.

	December 31,
	2003	2004	2005
Total assets	$577,207	$739,862	$417,905
Total liabilities	70,152	34,281	50,874
Total equity	507,055	705,581	367,031
Total revenue	11,239	16,501	24,797
Total expenses	11,030	11,660	12,352
Realized gains	15,347	58,642	30,821
Unrealized (losses) gains	103,036	17,761	(73,056)
Net (losses) income	118,592	81,244	(29,790)

FBR Capital Markets Corporation’s share of total equity	22,726	28,018	18,827
FBR Capital Markets Corporation’s share of net income-net investment income	6,537	3,309	883
FBR Capital Markets Corporation’s share of net income-incentive allocations and fees	13,130	6,270	1,851

As of December 31, 2004 and 2005, the Company had receivables of $6,339 and $2,056, respectively, due from these affiliates.

Marketable Equity Securities

The Company’s available-for-sale securities consist primarily of equity investments in publicly traded companies. In accordance with SFAS 115, the securities are carried at fair value with resulting unrealized gains and losses reflected as other comprehensive income or loss. Gross unrealized gains and losses on these securities were as follows as of the dates specified:

	September 30, 2006
	(unaudited)
		Unrealized
	Cost Basis	Gains	Losses	Fair Value
Marketable equity securities	$—	$—	$—	$—

	December 31, 2005
		Unrealized
	Cost Basis	Gains	Losses	Fair Value
Marketable equity securities	$1,007	$—	$—	$1,007

	December 31, 2004
		Unrealized
	Cost Basis	Gains	Losses	Fair Value
Marketable equity securities	$2,275	$61	$—	$2,336

The Company evaluates its portfolio of marketable equity securities for impairment on a quarterly basis. During 2003, 2004 and 2005, respectively, the Company recorded $-0-, $1,108, and $1,063 of other than temporary losses in the statements of operations relating to marketable equity securities. There were no other than temporary losses recorded during the nine months ended September 30, 2005 and 2006.

For investments in equity securities carried at cost and other cost method investments, except as noted in the following sentence, the Company did not identify any events or changes in circumstances that may have had a significant adverse affect on the fair value of these investments during the years ended December 31, 2003, 2004 and 2005 as well as the nine months ended September 30, 2005 and 2006. The Company recorded a $2,500 impairment loss during 2004 reflecting the Company’s evaluation of the estimated fair value of a private debt investment.

During 2005, the Company received $192 from sales of marketable equity securities resulting in gross gains and losses of $11 and $(23), respectively. During 2004, the Company did not sell any marketable equity securities. During 2003, the Company received $58 from sales of marketable equity securities with gross gains and losses of $30 and $-0-, respectively. During the nine months ended September 30, 2006 and 2005 the Company did not sell any marketable equity securities.

Investment Securities—Marked to Market

Investment securities—marked to market include equity securities and warrants to purchase equity securities that were received in connection with investment banking transactions.

Stock Warrants

In connection with its capital raising activities, the Company may receive warrants to acquire equity securities. These instruments are accounted for as derivatives with changes in the fair value recorded to net investment income under SFAS 133. For the years ended December 31, 2003, 2004 and 2005 and for the nine months ended September 30, 2005 and 2006, the Company recorded net gains of $8,134, $3,489, $2,603, $467 and $184, respectively, related to these securities. As of December 31, 2004 and 2005 and September 30, 2006, the Company held stock warrants with a fair value of $1,064, $1,599 and $1,783, respectively. Furthermore, during the 2005, the Company exercised warrants and sold the resulting stock realizing a gain of $287.

Reverse Repurchase Agreements

Through Arlington Funding, a commercial paper conduit managed by the Company (see Note 7), the Company provides warehouse financing to mortgage originators. As of December 31, 2004 and 2005 and September 30, 2006, the outstanding balance of such financings was $183,375, $135,906 and $37,333, respectively, and the weighted average coupon was 2.81%, 4.74% and 5.73%, respectively. The Company funds its advances through commercial paper borrowings.

Accumulated Other Comprehensive Income

The following provides detail of the amounts included in accumulated other comprehensive income and reclassified to earnings during the specified periods.

	Year ended December 31,
	2003	2004	2005

Beginning balance	$—	$2,495	$3,300
Net unrealized investment gains (losses) during the period:
Unrealized holding gains (losses), net of taxes	2,734	792	(1,435)
Reclassification adjustment for recognized (gains) losses included in net income, net of taxes	(239)	13	(1,245)

Ending balance	$2,495	$3,300	$620

Note 5. Furniture, Equipment, Software and Leasehold Improvements:

Furniture, equipment, software and leasehold improvements, summarized by major classification, were:

	December 31,
	2004	2005
Furniture and equipment	$14,825	$18,080
Software	2,670	6,833
Leasehold improvements	14,633	28,476

	32,128	53,389
Less-Accumulated depreciation and amortization	(13,645)	(17,956)

	$18,483	$35,433

For the years ended December 31, 2003, 2004, and 2005, depreciation expense was $3,011, $4,054 and $6,534 respectively. For the nine months ended September 30, 2005 and 2006, depreciation expense was $4,407 and $5,791.

Note 6. Intangible Assets

The following table reflects the components of intangible assets as of the dates indicated:

	December 31, 2004	December 31, 2005
Management contracts:
Cost	$5,656	$19,929
Accumulated amortization	(1,194)	(7,032)

Net	$4,462	$12,897

During 2005, FBR TRS Holdings contributed management contracts valued at $9,207, including the related accumulated amortization, to the Company. For the years ended December 31, 2003, 2004, and 2005 and the nine months ended September 30, 2005 and 2006, amortization expense recognized was $377, $377, $524, $283, and $923, respectively.

Estimated amortization expense for each of the next five years is as follows:

Amount
October 1, 2006 to December 31, 2006	$291
2007	1,163
2008	1,163
2009	1,163
2010	1,163
2011	1,163

During the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006, the Company recorded impairment charges of $-0-, $388, $249, $-0-, and $-0-, respectively, relating to the acquired management contracts related to the asset management segment that are included in other operating expenses. In each of the cases, the charges were recorded in response to decisions to close or agreements to sell specific mutual funds.

Note 7. Borrowings:

Commercial Paper and Repurchase Agreements

The Company issues commercial paper to fund its warehouse lending reverse repurchase agreements and enters into repurchase agreements with various financial institutions that are used in conjunction with the Company’s mortgage trading activities. Commercial paper issuances are conducted through Arlington Funding.

Arlington Funding is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to mortgage originators with which the Company has a relationship. The Company serves as administrator and provides collateral for Arlington Funding’s commercial paper program. Through these arrangements, the Company is the primary beneficiary of Arlington Funding and consolidates this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. The extendable commercial paper notes issued by Arlington Funding are rated A1+/P1 by Standard & Poor’s and Moody’s Investors Service, respectively. The Company’s financing capacity through Arlington Funding is $5,000,000.

The following table provides information regarding the Company’s outstanding commercial paper and repurchase agreement borrowings as of the dates specified.

	December 31, 2004		December 31, 2005		September 30, 2006
	Commercial Paper	Repurchase Agreements	Commercial Paper	Repurchase Agreements	Commercial Paper	Repurchase Agreements
					(unaudited)
Outstanding balance	$183,644	$—	$136,016	$929,363	$38,244	$579,297
Weighted-average rate	2.46%	—	4.41%	4.40%	5.36%	5.31%
Weighted-average term to maturity	20.0 days	—	20.0 days	20.4 days	21.6 days	12.5 days

Subordinated Loans

In December 2005, the Company through FBR & Co. obtained a $75,000 temporary subordinated loan from a subsidiary of its clearing broker. Proceeds of this borrowing are allowable for net capital purposes and were used by the Company in connection with regulatory capital requirements to support underwriting activity. Interest on this loan accrued at an annual rate of three-month LIBOR plus 4%, or 8.37%. The loan was repaid in January 2006.

As of December 31, 2005, the Company had an unsecured revolving subordinated loan agreement with FBR Group with a $500,000 available credit line and an expiration date of September 30, 2006. As of December 31, 2005 and 2004, there were no outstanding balances under this line of credit. Proceeds from these borrowings would be allowable in computing net capital under the SEC’s Uniform Net Capital Rule. This loan agreement was renewed in March 2006, and under the terms of the renewal expires on March 31, 2007.

Note 8. Income Taxes:

The Company has historically joined in the filing of a consolidated Federal income tax return with FBR TRS Holdings, Inc. The Company’s current income expense or benefit is calculated generally on a separate company basis. Losses and benefits are included as utilized in the consolidated return. Payments and refunds are settled with FBR TRS Holdings, Inc. pursuant to the written tax sharing agreement. During the years ended December 31, 2003, 2004 and 2005 the Company recorded $44,474, $59,516 and $45,934, respectively of income tax expense. The Company had taxable book income before income taxes of $115,898, $149,270 and $94,019, respectively, in 2003, 2004 and 2005.

Due to change in ownership, the Company is a departing member of the TRS Holdings, Inc. consolidated tax group and will file its own consolidated tax return for the period July 21, 2006 through December 31, 2006.

The provision for income taxes consists of the following for the years ended December 31, 2003, 2004 and 2005:

	2003	2004	2005
Federal	$37,224	$48,035	$35,790
State	7,250	9,323	9,590
Foreign	—	2,158	554

	$44,474	$59,516	$45,934

Current	$39,747	$66,106	$46,174
Deferred	4,727	(6,590)	(240)

	$44,474	$59,516	$45,934

Deferred tax assets and liabilities consisted of the following as of December 31, 2004 and 2005:

	2004	2005
Unrealized investment gains, recorded in accumulated other comprehensive loss	$(1,857)	$(395)
Unrealized investment gains	$(3,132)	$(761)
Accrued compensation	$10,616	$6,257
Depreciation and amortization	$(210)	$(1,555)
Other than temporary investment write downs	$1,404	$1,817
Other, net	$(125)	$247

Net deferred tax asset	$6,696	$5,610

The provision for income taxes results in effective tax rates that differ from the Federal statutory rates. The reconciliation of the Company’s income tax attributable to net income computed at Federal statutory rates to income tax expense was:

	December 31,
	2003	2004	2005
Federal income tax at statutory rate	35.0%	35.0%	35.0%
State income taxes, net of Federal benefit	4.1%	3.8%	9.4%
Nondeductible expenses	.6%	.9%	4.1%
Other, net	(1.3)%	.1%	.4%

Effective income tax rate	38.4%	39.8%	48.9%

During the nine months ended September 30, 2005, the Company recorded a tax provision of $34,266. The Company’s annualized effective tax rate was 51.6% for the nine months ended September 30, 2005. During the nine months ended September 30, 2006, the Company recorded a tax benefit of $11,737. The Company’s annualized effective tax rate was 45.3% for the nine months ended September 30, 2006. The disparity between the effective tax rates is due primarily to the non-deductible nature of the $7,500 accrued during the first quarter of 2005 relating to the proposed settlements with the SEC and the NASD and the effects of changes in state apportionments.

Note 9. Regulatory Capital Requirements:

FBR & Co. is registered with the SEC and is a member of the National Association of Securities Dealers, Inc. Additionally, FBRIL is registered with the Financial Services Authority (FSA) of the United Kingdom. As

such, they are subject to the minimum net capital requirements promulgated by the SEC and FSA. As of December 31, 2004 and 2005 and September 30, 2006, FBR & Co. had net capital of $89,938, $128,370 and $53,359, respectively, that was $76,557, $119,980 and $49,099, respectively, in excess of its required net capital of $13,381, $8,390 and $4,260, respectively. As of December 31, 2004 and 2005 and September 30, 2006, FBRIL had net capital in excess of required amounts.

Note 10. Commitments and Contingencies:

Contractual Obligations

The Company has contractual obligations to make future payments in connection with non-cancelable lease agreements and other contractual commitments as well as uncalled capital commitments to various investment partnerships that may be called over the next ten years. The following table sets forth these contractual obligations by fiscal year:

	October 1, 2006 through December 31, 2006	2007	2008	2009	2010	Thereafter	Total
Minimum rental and other contractual commitments(1)	$645	$8,911	$8,606	$2,595	$2,559	$14,158	$37,474
Capital commitments(2)	—	—	—	—	—	—	—

Total Contractual Obligations	$645	$8,911	$8,606	$2,595	$2,559	$14,158	$37,474

(1)	Equipment and office rent expense for the years ended December 31, 2003, 2004 and 2005 and for the nine months ended September 30, 2005 and 2006 were $5,020, $8,026, $12,376, $8,384 and $9,263, respectively.
(2)	The table above excludes $6,512 of uncalled capital commitments to various investment partnerships that may be called over the next ten years. This amount was excluded because the Company cannot currently determine when, if ever, the commitments will be called.

The Company also has short-term repurchase agreement and commercial paper liabilities of $579,297 and $38,244, respectively, as of September 30, 2006. See Note 7 for further information.

The Company maintains multiple facilities that are leased by FBR Group. The future minimum aggregate annual payments under these arrangements with FBR Group are as follows:

October 1, 2006 through December 31, 2006	$1,675
2007	6,662
2008	7,043
2009	7,393
2010	7,613
Thereafter	29,813

$60,199

Clearing Broker

FBR & Co. clears all of its securities transactions through a clearing broker on a fully disclosed basis. Pursuant to the terms of the agreements between FBR & Co. and the clearing broker, the clearing broker has the right to charge FBR & Co. for losses that result from a counterparty’s failure to fulfill its contractual obligations.

As the right to charge FBR & Co. has no maximum amount and applies to all trades executed through the clearing broker, the Company believes there is no maximum amount assignable to this right. At December 31,

2005, the Company has recorded no liabilities and during 2005 incurred no significant costs with regard to this right.

Litigation

As of September 30, 2006 and December 31, 2005, except as described below, the Company was not a defendant or plaintiff in any lawsuits or arbitrations, nor involved in any governmental or self-regulatory organization (SRO) matters that are expected to have a material adverse effect on the Company’s financial condition or statements of operations. The Company is a defendant in a small number of civil lawsuits and arbitrations (together, litigation) relating to its various businesses. In addition, the Company is subject to various reviews, examinations, investigations and other inquiries by governmental agencies and SROs. There can be no assurance that these matters individually or in aggregate will not have a material adverse effect on the Company’s financial condition or results of operations in a future period. However, based on management’s review with counsel, resolution of these matters is not expected to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Many aspects of the Company’s business involve substantial risks of liability and litigation. Underwriters, broker-dealers and investment advisers are exposed to liability under Federal and state securities laws, other Federal and state laws and court decisions, including decisions with respect to underwriters’ liability and limitations on indemnification, as well as with respect to the handling of customer accounts. For example, underwriters may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered and broker-dealers may be held liable for statements made by their securities analysts or other personnel. In certain circumstances, broker-dealers and asset managers may also be held liable by customers and clients for losses sustained on investments. In recent years, there has been an increasing incidence of litigation and actions by government agencies and SROs involving the securities industry, including class actions that seek substantial damages. The Company is also subject to the risk of litigation, including litigation that may be without merit. As the Company intends to actively defend such litigation, significant legal expenses could be incurred. An adverse resolution of any future litigation against the Company could materially affect the Company’s operating results and financial condition.

Regulatory Charges and Related Matters

On April 26, 2005, FBR Group announced that its broker-dealer subsidiary, FBR & Co. proposed settlement to the staffs of the SEC and the NASD’s Department of Market Regulation to resolve ongoing, previously disclosed investigations by the SEC and NASD staffs. The proposed settlement concerns insider trading, violations of antifraud provisions of the federal securities laws and applicable NASD rules and other charges concerning the Company’s trading in a Company account and the offering of a private investment in public equity on behalf of a public company in October 2001.

In the settlement offers, without admitting or denying any wrongdoing, FBR & Co. proposed to pay $3,500 to the SEC and $4,000 to the NASD and consent to injunctions, censure and additional undertakings to improve its administrative and compliance procedures.

The proposed settlement is subject to review and approval by the SEC and the NASD, respectively, which may accept, reject or impose further conditions or other modifications to some or all of the terms of the proposed settlements. There are no assurances regarding the SEC’s and NASD’s consideration or determination of any offer of settlement, and no settlement is final unless and until approved by the SEC or NASD, as applicable. The Company has recorded a $7,500 charge, in March 2005, with respect to the proposed settlements with the SEC and NASD.

As previously reported by FBR Group one of FBR Group’s investment adviser subsidiaries, Money Management Associates, Inc. (MMA) is involved in an investigation by the SEC with regard to the adequacy of disclosure of risks concerning the strategy of a sub-advisor to a now-closed bond fund. The SEC staff has advised MMA that it is considering recommending that the SEC bring a civil action/and or institute a public administrative proceeding against MMA and one of its officers (who is not an officer of FBR Group) for violating and/or aiding and abetting violations of the federal securities laws. MMA and its officer have made a Wells submission and, if necessary, intend to defend vigorously any charges brought by the SEC. Based on management’s review with counsel, resolution of this matter is not expected to have a material adverse effect on the Company’s financial condition or results of operations. It is possible that the SEC may initiate proceedings as a result of its investigations, and any such proceedings could result in adverse judgments, injunctions, fines, penalties or other relief against MMA or one or more of its officers or employees.

Other Legal and Regulatory Matters

Except as described above, as of September 30, 2006 and December 31, 2005, the Company was not a defendant or plaintiff in any lawsuits or arbitrations that are expected to have a material adverse effect on the Company’s financial condition or results of operations. The Company is a defendant in a small number of civil lawsuits and arbitrations relating to its various businesses, and is subject to various reviews, examinations, investigations and other inquiries by governmental agencies and SROs, none of which are expected to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Incentive Fees

The Company recognizes incentive income from the partnerships based on what would be due to the Company if the partnership terminated on the balance sheet date. Incentive allocations may be based on unrealized gains and losses, and could vary significantly based on the ultimate realization of the gains or losses. We may therefore reverse previously recorded incentive allocations in future periods relating to the Company’s managed partnerships. As of December 31, 2005 and September 30, 2006, $2,172 and $2,317, respectively, was subject to such potential future reversal.

Note 11. Shareholders’ Equity:

Equity Offering

On July 20, 2006, the Company closed a private offering to institutional investors of common equity and a concurrent private placement to two affiliates of Crestview Partners. These two concurrent transactions in the aggregate resulted in the issuance of 18,000,0000 shares of Class A common stock at $15.00 per share. Proceeds to the Company, after deducting a placement fee payable to an affiliate of Crestview Partners with respect to the shares purchased by the Crestview affiliates and other issuance costs, were $259,738 in cash.

As part of these transactions, the Company and FBR TRS Holdings entered into a series of agreements, including a contribution agreement, a corporate agreement, a services agreement, a management services agreement, a trademark license agreement and a tax sharing agreement. In addition, the Company and FBR TRS Holdings entered into a series of agreements with affiliates of Crestview Partners, including an investment agreement, a governance agreement, a voting agreement, a registration rights agreement, a professional services agreement and option agreements to purchase additional shares.

Pursuant to the professional services agreement, in exchange for Crestview’s ongoing strategic advice and assistance, the Company will pay an affiliate of Crestview a $1,000 annual strategic advisory fee plus reasonable out-of-pocket expenses as long as Crestview continues to own at least 50% of the shares purchased in the concurrent private placement. Pursuant to the option agreements, affiliates of Crestview Partners may purchase up to 2,600,000 shares of the Company’s Class A common stock. Based on the terms and conditions of the option agreements, these options have been accounted for as permanent equity.

Stock Compensation Plans

FBR Capital Markets Corporation 2006 Long-Term Incentive Plan (FBR Capital Markets Long-Term Incentive Plan)

The Company established the FBR Capital Markets Long-Term Incentive Plan. Under the FBR Capital Markets Long-Term Incentive Plan, the Company may grant options to purchase stock, stock appreciation rights, performance awards and restricted and unrestricted stock for up to 5,569,985 shares of common stock to eligible participants. Participants include employees and officers of the Company and its subsidiaries. The FBR Capital Markets Long-Term Incentive Plan has a term of 10 years and options granted may have an exercise period of up to 10 years. Options may be incentive stock options, as defined by Section 422 of the Internal Revenue Code, or nonqualified stock options.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted for the three months ended September 30, 2006: dividend yield of zero, expected volatility of 30%, risk-free interest rate of 4.8%, and an expected life of four and one-half years for all grants. The weighted average fair value of options granted during the three months ended September 30, 2006 was $5.00. No options were granted prior to the third quarter of 2006.

Compensation expense recognized by the Company for stock options for the nine months ended September 30, 2006 was $567 and related tax benefit of $-0- related to FBR Capital Markets Long-Term Incentive Plan.

A summary of option activity under the FBR Capital Markets Long Term Incentive Plan as of September 30, 2006, and changes during the nine months then ended is presented below:

	Number of Shares	Weighted-average Exercise Prices	Weighted-average Remaining Contractual Life
Outstanding as of December 31, 2005	—	$—
Granted	3,385,000	$15.00
Cancelled	—	$—
Exercised	—	$—

Outstanding as of September 30, 2006 (Unaudited)	3,385,000	$15.00	5.9

Exercisable as of September 30, 2006 (Unaudited)	—	$—	—

As of September 30, 2006, there was $16,358 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the FBR Capital Markets Long Term Incentive Plan relating to 3,385,000 nonvested options. The total unrecognized cost is expected to be recognized over a weighted-average period of 2.9 years.

FBR Group Stock and Annual Incentive Plan (FBR Group Stock Plan)

Options granted by FBR Group to the Company’s employees under the FBR Group Stock Plan affect the Company’s compensation expense, but do not affect amounts associated with the Company’s equity capitalization.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted under the FBR Group Stock Plan for the years ended December 31, 2003, 2004 and the nine months ended September 30, 2006: dividend yield of 13.10%, 7.0%, and 8.5%, respectively, expected volatility of 60%, 57%, and 49%, respectively, risk-free interest rate of 3.0%, 3.8%, and 4.7%, respectively, and an expected life of five years for all grants. The weighted average fair value of options granted during the years ended December 31, 2003, 2004 and the nine months ended September 30, 2006 was $3.23, $6.47, and $2.25. No options were granted to employees of the Company for the year ended December 31, 2005 and the nine months ended September 30, 2005.

Compensation expense allocated to the Company by FBR Group for stock options for the nine months ended September 30, 2006 was $1,052 and related tax benefit of $45. In addition, in accordance with the provisions of SFAS 123R, the Company was allocated compensation expense of $784 relating to shares offered under the FBR Group Employee Stock Purchase Plan for the period ended September 30, 2006. The following table illustrates the effect on net income for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005, if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the Stock Plan. For purposes of this pro forma disclosure, the value of options is estimated using the Black-Scholes option pricing model with share-based awards amortized over the vesting periods pursuant to SFAS 123.

	Year ended December 31,			Nine months ended September 30, 2005
	2003	2004	2005
				(unaudited)
Net income	$71,424	$89,754	$48,085	$32,107
Add: Stock-based employee compensation expense included in reported net income, net of tax effects	—	—	39	92
Deduct: Stock-based employee compensation, net of tax effects	1,944	1,386	1,383	1,557

Pro forma net income	$69,480	$88,368	$46,741	$30,642

As of September 30, 2006, there was $1,022 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the FBR Group Stock Plan to employees of the Company with a weighted-average vesting period of 1.2 years.

FBR Group Employee Stock Purchase Plan

FBR Group initiated the 1997 Employee Stock Purchase Plan (the Purchase Plan) on September 1, 1998. Under this Purchase Plan, eligible employees of the Company may purchase Class A common stock of FBR Group through payroll deductions at a price that is 85% of the lower of the market value of the common stock on the first day of the offering period or the last day of the offering period. As discussed above, in accordance with the provisions of SFAS 123R, effective January 1, 2006 the Company is required to recognize compensation expense relating to shares offered under the Purchase Plan. During 2005, 434,818 shares were issued under the Purchase Plan by FBR Group to employees of FBR Group and its subsidiaries, including the Company, for $4,445. During 2004, 200,206 shares were issued under the Purchase Plan by FBR Group to employees of FBR Group and its subsidiaries, including the Company, for $3,746.

Note 12. Financial Instruments with Off-Balance-Sheet Risk and Credit Risk:

Financial Instruments

The Company invests in mortgage securities and equity securities that are primarily traded in United States markets. The Company funds its investments in mortgage securities and reverse repurchase agreements (associated with Arlington Funding) through repurchase agreement and commercial paper borrowings, respectively. Accordingly, the Company is subject to leverage and interest rate risk.

The Company’s asset management entities trade and invest in public and non-public securities. As of December 31, 2005 and 2004, as discussed above, the Company had not entered into any transactions involving financial instruments that would expose the Company to significant related off-balance-sheet risk.

In addition, in certain circumstances the Company sells securities it does not currently own (securities sold, not yet purchased—see Note 4). When the Company sells a security short and borrows the security to make a delivery, a gain, limited to the price at which the Company sold the security short, or a loss, unlimited in size, will be realized upon the termination of the short sale.

Market Risk

Market risk is primarily caused by movements in market prices of the Company’s trading and investment account securities and changes in value of the underlying securities of the investment partnerships in which the Company invests. The Company’s trading securities and investments are also subject to interest rate volatility and possible illiquidity in markets in which the Company trades or invests. The Company seeks to manage market risk through monitoring procedures. The Company’s principal transactions are primarily long and short equity and debt transactions.

Positions taken and commitments made by the Company, including those made in connection with venture capital and investment banking activities, have resulted in substantial amounts of exposure to individual issuers and businesses, including non-investment grade issuers, securities with low trading volumes and those not readily marketable. These issuers and securities expose the Company to a higher degree of risk than associated with investment grade instruments.

Credit Risk

The Company’s broker-dealer subsidiaries function as introducing brokers that place and execute customer orders. The orders are then settled by an unrelated clearing organization that maintains custody of customers’ securities and provides financing to customers.

The Company’s broker-dealer subsidiaries clear all of their securities transactions through a clearing broker on a fully disclosed basis. Pursuant to the terms of the agreements between the Company’s broker-dealer subsidiaries and the clearing broker, the clearing broker has the right to charge the Company for losses that result from a counterparty’s failure to fulfill its contractual obligations.

As the right to charge the Company has no maximum amount and applies to all trades executed through the clearing broker, the Company believes there is no maximum amount assignable to this right. At December 31, 2004 and 2005 and September 30, 2006, the Company has recorded no liabilities with regard to the right. During the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006, the Company paid the clearing broker a total less than twenty thousand dollars related to these guarantees.

In addition, the Company has the right to pursue collection of performance from the counterparties who do not perform under their contractual obligations. The Company monitors the credit standing of the clearing broker and all counterparties with which it conducts business.

The securities industry is subject to numerous risks, including the risk of loss associated with the underwriting, ownership, and trading of securities, and the risk of reduced revenues in periods of reduced demand for security offerings and activity in secondary trading markets. Changing economic and market trends may negatively impact the liquidity and value of the Company’s investments and the level of security offerings underwritten by the Company, which may adversely affect the Company’s revenues and profitability.

Through indemnification provisions in agreements with clearing organizations, customer activities may expose the Company to off-balance-sheet credit risk. Financial instruments may have to be purchased or sold at prevailing market prices in the event a customer fails to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer obligations. The Company seeks to manage the risks associated with customer activities through customer screening and selection procedures as well as through requirements on customers to maintain margin collateral in compliance with various regulations and clearing organization policies.

The Company’s equity and debt investments include non-investment grade securities of privately held issuers with no ready markets. The concentration and illiquidity of these investments expose the Company to a higher degree of risk than associated with readily marketable securities.

General Partnership and Managing Member Interests

As general partner of investment partnerships (or managing member of limited liability companies), certain of the Company’s subsidiaries may be exposed to liabilities that exceed the balance sheet value of the Company’s investment in the relevant vehicles. To limit the Company’s exposure to such excess liabilities the Company has formed limited liability companies, which are wholly owned by the relevant subsidiary, to hold the respective general partner or managing member interest. The hedge funds and other partnerships that the Company manages through subsidiaries as a general partner or managing member had $13,251 of liabilities as of December 31, 2005, primarily margin debt, not reflected on our balance sheet.

Note 13. Fair Value of Financial Instruments:

The estimated fair value amounts of the Company’s financial instruments have been determined using available market information and valuation methods that the Company believes are appropriate under the circumstances. These estimates are inherently subjective in nature and involve matters of significant uncertainty and judgment to interpret relevant market and other data. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market transaction. The following describes the methods and assumptions used in estimating fair values:

Securities and Principal Investments in Debt and Equity securities, including Trading Account Securities Sold But Not Yet Purchased—Substantially all financial instruments used in the Company’s trading and investing activities are carried at fair value or amounts that approximate fair value. Fair value is based generally on listed market prices or broker-dealer price quotations.

Temporary Subordinated Loan Payable—The carrying amount is a reasonable estimate of fair value because of the short-term nature of the borrowing.

Other—Cash and cash equivalents, interest receivable, reverse repurchase agreements, loan from FBR Group, Inc., repurchase agreements, commercial paper, accounts payable, accrued expenses and other liabilities are reflected in the consolidated balance sheets at their amortized cost, which approximates fair value because of the short term nature of these instruments.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2004		December 31, 2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$199,111	$199,111	$162,434	$162,434
Restricted cash	7,156	7,156	6,082	6,082
Non-interest bearing receivables	24,940	24,940	23,707	23,707
Loan to FBR Group, Inc.	85,397	85,397	8,417	8,417
Long-term investments	50,595	50,595	34,456	34,456
Reverse repurchase agreements	183,375	183,375	283,825	283,825
Trading securities	7,744	7,744	1,034,388	1,034,388
Financial liabilities
Trading account securities sold short but not yet purchased	17,176	17,176	150,547	150,547
Commercial paper	183,644	183,644	136,016	136,016
Repurchase agreements	—	—	929,363	929,363
Temporary subordinated loan payable	—	—	75,000	75,000

Note 14. Segment Information:

The Company considers its capital markets, asset management and principal investing operations to be separate reportable segments. The capital markets segment includes the Company’s investment banking and institutional brokerage operations. Asset management includes the Company’s fee based asset management operations. The Company initiated certain principal investing activities subsequent to the July 2006 private offering. Prior to this offering, the Company had no comparable principal investing activities.

The accounting policies of these segments are the same as those described in Note 2. The Company has developed systems and methodologies to allocate overhead costs to its business units and, accordingly, presents segment information consistent with internal management reporting. Revenue generating transactions between the individual segments have been included in the net revenue and pre-tax income of each segment. The Company’s revenues from foreign operations totaled $13,951, $28,785, $20,174, $14,875 and $16,475 for the years ended December 31, 2003, 2004 and 2005 and for the nine months ended September 30, 2005 and 2006, respectively. The following tables illustrate the financial information for the Company’s segments for the periods indicated.

	Capital Markets	Asset Management	Principal Investing	Consolidated Totals
Nine Months Ended September 30, 2006 (unaudited)
Net revenues	$225,264	$16,368	$2,418	$244,050
Pre-tax income (loss)	(31,783)	(1,281)	2,379	(30,685)
Nine Months Ended September 30, 2005 (unaudited)
Net revenues	$374,418	$19,972	$—	$394,390
Pre-tax income (loss)	64,480	1,893	—	66,373

2005
Net revenues	$507,170	$25,639	$—	$532,809
Compensation and benefits	266,790	10,908	—	277,698
Total expenses	414,503	24,287	—	438,790
Pre-tax income (loss)	92,667	1,352	—	94,019
Total assets	1,621,736	61,251	—	1,682,987
Total net assets	207,754	41,214	—	248,968

2004
Net revenues	$550,980	$30,429	$—	$581,409
Compensation and benefits	292,915	12,069	—	304,984
Total expenses	411,652	20,487	—	432,139
Pre-tax income	139,328	9,942	—	149,270
Total assets	609,612	77,101	—	686,713
Total net assets	212,298	32,767	—	245,065

2003
Net revenues	$368,715	$23,238	$—	$391,953
Compensation and benefits	197,571	9,381	—	206,952
Total expenses	262,151	13,904	—	276,055
Pre-tax income	106,564	9,334	—	115,898
Total assets	303,388	56,080	—	359,468
Total net assets	152,473	25,062	—	177,535

FBR CAPITAL MARKETS CORPORATION

20,600,000 Shares

of Common Stock

Prospectus

                , 2006

Until                 , 2006 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Except for the SEC registration fee and the NASD filing fee, the following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee		$33,063
NASD filing fee		*
Nasdaq listing fees		*
Printing and engraving fees		*
Transfer agent and registrar fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and mailing fees		*
Miscellaneous	$	*

Total	$	*

*	To be filed by amendment.

All expenses, except the Securities and Exchange Commission registration fee and the NASD filing fee, are estimated.

Item 14. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits a Virginia corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The articles of incorporation of the Registrant contain such a provision.

The Registrant’s articles of incorporation provide that it will indemnify (1) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of its shareholders, by reason of the fact that he is or was a director or officer of the Registrant, or (2) any director or officer who is or was serving at the request of the Registrant as a director, trustee, partner, member or officer of another enterprise, against any liability incurred by him or her in connection with the proceeding if the conduct in question was in the best interests of the Registrant and he or she was acting on behalf of the Registrant or performing services for the Registrant, unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Registrant will pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition if the applicant furnishes to the Registrant with (1) a written statement of his or her good faith belief that he or she has met the standard of conduct described above and (2) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

The Registrant’s board of directors is empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Registrant to indemnify or contract to indemnify with any individual not described in the paragraph above who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as director, officer, employee or agent of another enterprise, to the same extent as if that individual was an individual described in the paragraph above.

Item 15. Recent Sales of Unregistered Securities.

On June 9, 2006, in connection with the incorporation of FBR Capital Markets Corporation (the “Registrant”), the Registrant issued 1,000 shares of common stock, $.001 par value per share (“Common Stock”), to FBR TRS Holdings, Inc. for $100. This issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof. On July 20, 2006, the Registrant issued 45,999,000 shares of its Common Stock to FBR TRS Holdings in exchange for the contribution of all of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. This issuance also was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

After the issuance of the 45,999,000 shares of Common Stock to FBR TRS Holdings, Inc. described above was completed, the Registrant sold 10,680,320 shares of its Common Stock to a group of investors in a transaction on July 20, 2006 in which Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser. The Registrant issued these shares of Common Stock to Friedman, Billings, Ramsey & Co., Inc. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Friedman, Billings, Ramsey & Co., Inc. resold all of these shares of Common Stock to (i) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. On July 20, 2006, the Registrant also sold 2,146,867 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, in a transaction in which Friedman, Billings, Ramsey & Co., Inc. acted as placement agent. The offering price per share of Common Stock was $15.00. The aggregate proceeds to the Company before expenses from such offerings and the aggregate initial purchaser’s discount and placement agent fee were $192,407,805 and $13,468,546, respectively.

On July 20, 2006, the Registrant also sold 5,172,813 shares of its Common Stock in a concurrent private placement to accredited investors in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act in a transaction in which an affiliate of Crestview acted as placement agent. The offering price per share of Common Stock was $15.00. The aggregate proceeds to the Company before expenses from such offering and the aggregate placement agent fee payable to an affiliate of Crestview were $77,592,195 and $5,431,454, respectively.

In connection with the Registrant’s 2006 private offering, which closed on July 20, 2006, the Registrant granted stock options to purchase a total of 3,385,000 shares of Common Stock to certain of the Registrant’s officers, directors and key employees in accordance with the Registrant’s 2006 Long-Term Incentive Plan. Also on July 20, 2006, the Registrant’s board of directors approved the grant of options to purchase 724,500 shares of the Registrant’s common stock to the Registrant’s executive officers in accordance with the Registrant’s 2006 Long-Term Incentive Plan, subject to determination of certain performance goals by the Registrant’s full board of directors after at least three of the four existing vacancies on the Registrant’s board of directors are filled. Also on July 20, 2006, the Registrant granted options to purchase a total of 2,600,000 shares of Common Stock to Forest Holdings LLC and Forest Holdings (ERISA) LLC, each of which are affiliates of Crestview. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see “Management-2006 Long-Term Incentive Plan” in this Registration Statement.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant.

3.2	Amended and Restated Bylaws of the Registrant.

4.1	Form of Certificate for Common Stock.*

4.2	Registration Rights Agreement, dated as of July 20, 2006, between the Registrant and Friedman, Billings, Ramsey & Co., Inc.

4.3	Registration Rights Agreement, dated as of July 20, 2006, between the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.

4.4	Governance Agreement, dated as of July 20, 2006, among Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., Forest Holdings LLC and Forest Holdings (ERISA) LLC.

4.5	Voting Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.

5.1	Opinion of Hunton & Williams LLP relating to the legality of the securities being registered.*

10.1	2006 Long-Term Incentive Plan.

10.2	Form of Incentive Stock Option Agreement.

10.3	Form of Non-Qualified Stock Option Agreement.

10.4	Contribution Agreement, dated as of July 20, 2006, between FBR TRS Holdings, Inc. and the Registrant.

10.5	Corporate Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.

10.6	Management Services Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.

10.7	Services Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.

10.8	Tax Sharing Agreement, dated as of July 20, 2006, between FBR TRS Holdings, Inc. and the Registrant.

10.9	Trademark License Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.

10.10	Investment Agreement, dated as of July 19, 2006, among the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.

10.11	Option Agreement, dated as of July 20, 2006, between the Registrant and Forest Holdings LLC.

10.12	Option Agreement, dated as of July 20, 2006, between the Registrant and Forest Holdings (ERISA) LLC.

10.13	Professional Services Agreement, dated as of July 20, 2006, between the Registrant and Crestview Advisors, L.L.C.

Exhibit Number	Description

21.1	Subsidiaries of the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hunton & Williams LLP (contained in Exhibit 5.1).*

24.1	Powers of Attorney (included on the signature page of this registration statement).

*	To be filed by amendment.

(b) Financial Statement Schedules. Not applicable.

Item 17. Undertakings.

A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alexandria, Virginia on November 17, 2006.

FBR CAPITAL MARKETS CORPORATION

By:	/s/ ERIC F. BILLINGS
Eric F. Billings Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric F. Billings and Richard J. Hendrix and each of them as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ ERIC F. BILLINGS Eric F. Billings	Director, Chairman and Chief Executive Officer (principal executive officer)	November 17, 2006

/S/ KURT R. HARRINGTON Kurt R. Harrington	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	November 17, 2006

/S/ RICHARD J. HENDRIX Richard J. Hendrix	Director, President and Chief Operating Officer	November 17, 2006

/S/ J. ROCK TONKEL, JR. J. Rock Tonkel, Jr.	Director, President and Head of Investment Banking	November 17, 2006

/S/ THOMAS S. MURPHY, JR. Thomas S. Murphy, Jr.	Director	November 17, 2006

/S/ RICHARD M. DEMARTINI Richard M. DeMartini	Director	November 17, 2006